Exhibit 2.1

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

    PROFESSIONAL COMMUNICATIONS SECURITY & IMAGING INTERNATIONAL HOLDINGS BV,

                             STHNL ACQUISITION CORP.

                       TELEX COMMUNICATIONS HOLDINGS, INC.

                                       AND

                         FS PRIVATE INVESTMENTS III LLC

                   AS THE REPRESENTATIVE OF THE EQUITY HOLDERS

                            DATED AS OF JUNE 28, 2006

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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I. DEFINITIONS...........................................................     2

II. THE MERGER...........................................................    17
   2.1   The Merger......................................................    17
   2.2   Effective Time..................................................    17
   2.3   Effects of the Merger...........................................    18
   2.4   Directors; Officers; Certificate of Incorporation; Bylaws.......    18

III. EFFECT OF THE MERGER ON THE SHARES AND OTHER SECURITIES
     OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;
     MERGER CONSIDERATION; CLOSING.......................................    19
   3.1   Effect on Capital Stock.........................................    19
   3.2   Payment for Common Shares, Stock Options and Warrants...........    19
   3.3   Company Stock Options; Company Warrants.........................    22
   3.4   Indemnity Escrow Amount.........................................    24
   3.5   Adjustment to the Merger Consideration..........................    25
   3.6   Dissenting Shares...............................................    28
   3.7   Closing.........................................................    29

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................    32
   4.1   Incorporation; Power and Authority..............................    32
   4.2   Valid and Binding Agreement.....................................    32
   4.3   No Breach; Consents.............................................    32
   4.4   Capitalization..................................................    33
   4.5   Subsidiaries....................................................    35
   4.6   SEC Filings; Financial Statements...............................    35
   4.7   Absence of Undisclosed Liabilities..............................    37
   4.8   Other Indebtedness..............................................    37
   4.9   Books and Records...............................................    38
   4.10  Absence of Certain Developments.................................    38
   4.11  Real Estate and Personal Property...............................    38
   4.12  Tax Matters.....................................................    40
   4.13  Governmental Authorization......................................    42
   4.14  Government Contracts............................................    42
   4.15  Relations with Governments......................................    43
   4.16  Intellectual Property Rights....................................    43
   4.17  Material Contracts..............................................    45
   4.18  Litigation......................................................    47
   4.19  Insurance.......................................................    47
   4.20  Compliance with Laws............................................    47
   4.21  Environmental Matters...........................................    47
   4.22  Warranties......................................................    50


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

   4.23  Employees.......................................................    50
   4.24  Employee Benefits - U.S.........................................    51
   4.25  Foreign Benefit Plans...........................................    54
   4.26  Customers.......................................................    54
   4.27  Suppliers.......................................................    54
   4.28  Affiliate Transactions..........................................    54
   4.29  Brokerage.......................................................    55
   4.30  Project Contracts...............................................    55
   4.31  Derivative Transactions.........................................    55

V. REPRESENTATIONS AND WARRANTIES OF BUYER...............................    55
   5.1   Incorporation; Power and Authority..............................    55
   5.2   Valid and Binding Agreement.....................................    55
   5.3   No Breach; Consents.............................................    56
   5.4   Brokerage.......................................................    56

VI. AGREEMENTS OF THE COMPANY............................................    56
   6.1   Conduct of the Business.........................................    56
   6.2   Environmental Work..............................................    58
   6.3   Redemption of the Notes; Indenture Indebtedness Satisfaction
         and Discharge...................................................    59
   6.4   Repayment of Other Indebtedness.................................    60
   6.5   Notice of Developments..........................................    60
   6.6   Pre-Closing Access to Information; Confidentiality..............    61
   6.7   Commercially Reasonable Efforts.................................    61
   6.8   Securityholder Litigation.......................................    61
   6.9   Consents and Authorizations; Regulatory Filings.................    61
   6.10  No Solicitation.................................................    62
   6.11  Checks..........................................................    63

VII. TAX MATTERS.........................................................    63
   7.1   Tax Matters.....................................................    63

VIII. AGREEMENTS OF BUYER................................................    66
   8.1   Indemnification of Officers and Directors.......................    66
   8.2   Employment; Employee Benefits...................................    66
   8.3   Replacement of Letters of Credit................................    67
   8.4   Commercially Reasonable Efforts.................................    67
   8.5   Access to Information...........................................    67

IX. CONDITIONS TO CLOSING................................................    68
   9.1   Conditions to the Obligations of the Company, Buyer and
         Merger Sub......................................................    68
   9.2   Conditions to Buyer's Obligations...............................    68
   9.3   Conditions to the Company's Obligations.........................    69

X. TERMINATION...........................................................    70
   10.1  Termination of Agreement........................................    70

   10.2  Procedure Upon Termination......................................    71
   10.3  Effect of Termination...........................................    71

XI. INDEMNIFICATION......................................................    71
   11.1  Survival of Representation and Warranties.......................    71
   11.2  General Indemnification.........................................    72
   11.3  Limits on Indemnification.......................................    73
   11.4  Exclusive Remedy................................................    74
   11.5  General Indemnification Procedures..............................    75
   11.6  Tax Treatment of Indemnity Payments.............................    77

XII. THE REPRESENTATIVE..................................................    77
   12.1  Authorization of the Representative.............................    77
   12.2  Payments of Expenses; Holdbacks.................................    79
   12.3  Percentage Interests, Disbursements.............................    80
   12.4  Bank Accounts; Investments......................................    81
   12.5  Compensation; Exculpation; Indemnity; Security..................    81
   12.6  Successor Representative; Termination of Representative.........    83
   12.7  No Third Party Rights...........................................    83

XIII. GENERAL............................................................    83
   13.1  Public Statements...............................................    83
   13.2  Expenses........................................................    84
   13.3  Amendment and Waiver............................................    84
   13.4  Notices.........................................................    84
   13.5  Assignment......................................................    86
   13.6  No Third Party Beneficiaries....................................    86
   13.7  Severability....................................................    86
   13.8  Complete Agreement..............................................    86
   13.9  Disclosure Schedules............................................    86
   13.10 Signatures; Counterparts........................................    87
   13.11 Governing Law...................................................    87
   13.12 Specific Performance............................................    87
   13.13 Jurisdiction....................................................    87
   13.14 Construction....................................................    87
   13.15 Time of Essence.................................................    88

SIGNATURES...............................................................    89

Annex I--Persons Constituting the Knowledge of the Company
Annex II--Exclusions from Other Indebtedness

Exhibit A--Stockholder Written Consent
Exhibit B--Closing Date Net Working Capital Template
Exhibit C--Form of Escrow Agreement
Exhibit D--Form of Environmental Escrow Agreement
Exhibit E--Company Prior Period Financial Statements

                          AGREEMENT AND PLAN OF MERGER

     This MERGER AGREEMENT (this "Agreement") is made as of June 28, 2006, by Professional Communications Security & Imaging International Holdings BV, a corporation organized under the laws of the Netherlands ("Buyer"), STHNL Acquisition Corp., a Delaware corporation ("Merger Sub"), Telex Communications Holdings, Inc., a Delaware corporation (the "Company"), and FS Private Investments III LLC, a Delaware limited liability company, as the Representative (as defined herein) for the benefit of the Equity Holders (as defined herein).

                                    RECITALS

     WHEREAS, the Company holds 100% of the issued and outstanding membership interests in Telex Communications Intermediate Holdings, LLC, a Delaware limited liability company ("Intermediate LLC").

     WHEREAS, Intermediate LLC owns 100% of the issued and outstanding capital stock of Telex Communications, Inc., a Delaware corporation ("TCI").

     WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become at the Effective Time a wholly owned subsidiary of Buyer.

     WHEREAS, the Supervisory Board of Directors and Managing Board of Directors of Robert Bosch GmbH, the ultimate parent of Buyer, have approved the Transactions on the terms and subject to the conditions of this Agreement.

     WHEREAS, simultaneously with the parties' execution of this Agreement, certain stockholders of the Company holding a majority of the Common Shares have delivered to the Company a written consent in lieu of a stockholders meeting in the form attached hereto as Exhibit A in accordance with Section 228 of the DGCL and the Company's Bylaws (i) approving the Merger and the Transactions, (ii) adopting this Agreement and (iii) appointing the Representative in connection with the Merger and the Transactions (the "Stockholder Consent").

     WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

     WHEREAS, the parties contemplate that the Indenture Indebtedness Satisfaction and Discharge (as defined herein) shall be completed immediately prior to or simultaneously with the Effective Time (as defined herein) and that any and all Indenture Indebtedness (as defined herein) shall be redeemed on the respective Specified Redemption Dates (as defined herein).

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                 I. DEFINITIONS

     "11 1/2% TCI Indenture" means the Indenture dated as of November 19, 2003 among TCI, as Issuer, the Guarantors named therein, and BNY Midwest Trust Company, as Trustee and Collateral Agent, pursuant to which TCI issued the 11 1/2% TCI Notes.

     "11 1/2% TCI Notes" means the 11 1/2% Senior Secured Notes due October 15, 2008 issued by TCI pursuant to the 11 1/2% TCI Indenture.

     "13% Company Indenture" means the Indenture dated as of November 21, 2001, as amended, between the Company, as Issuer, and BNY Midwest Trust Company, as Trustee, pursuant to which the Company issued the 13% Company Notes.

     "13% Company Notes" means 13% Senior Subordinated Discount Notes due November 15, 2006 issued by the Company pursuant to the 13% Company Indenture.

     "13% Intermediate Indenture" means the Indenture dated as of November 19, 2003 between Intermediate LLC, as Issuer, and BNY Midwest Trust Company, as Trustee, pursuant to which Intermediate LLC issued the 13% Intermediate Notes.

     "13% Intermediate Notes" means 13% Senior Subordinated Discount Notes due January 15, 2009 issued by Intermediate LLC pursuant to the 13% Intermediate Indenture.

     "13% Notes" means the 13% Company Notes and the 13% Intermediate Notes.

     "Accounting Arbitrator" has the meaning set forth in Section 3.5(d).

     "Active Employee" means any employee employed on the Closing Date by the Company or any of its Subsidiaries who is a bargaining unit employee currently covered by a collective bargaining agreement or employed exclusively by the Company or any of its Subsidiaries, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

     "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its


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Subsidiaries or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (b) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company.

     "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

     "Aggregate Fully-Diluted Common Shares" shall be (1) the aggregate number of Common Shares held by all holders thereof immediately prior to the Effective Time, plus (2) the aggregate number of Common Shares issuable upon the exercise in full of all Stock Options (whether or not then vested) held by all holders thereof immediately prior to the Effective Time, plus (3) the aggregate number of Common Shares issuable upon the exercise in full of all Warrants held by all holders thereof immediately prior to the Effective Time.

     "Aggregate Stock Option Exercise Price" shall mean the sum of the exercise prices payable upon exercise in full of all Stock Options (whether or not vested) held by all holders of Stock Options immediately prior to the Effective Time.

     "Aggregate Warrant Exercise Price" shall mean the sum of the exercise prices payable upon exercise in full of all Warrants held by all holders of Warrants immediately prior to the Effective Time.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Ancillary Agreements" means the Escrow Agreement and the Environmental Escrow Agreement in the form of Exhibits C and D, respectively.

     "Antitrust Clearance" has the meaning set forth in Section 4.3.

     "Applicable Trustee" means BNY Midwest Trust Company in its several respective capacities as Trustee under the 13% Company Indenture, as Trustee under the 13% Intermediate Indenture and as Trustee and Collateral Agent under the 11 1/2% TCI Indenture, respectively.

     "Audited Financial Statements" means, collectively, the Intermediate LLC Prior Period Financial Statements and the TCI Prior Period Financial Statements.

     "Basket Amount" has the meaning set forth in Section 11.3(a).

     "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

     "Buyer" has the meaning set forth in the first paragraph of this Agreement.

     "Buyer Indemnified Parties" has the meaning set forth in Section 11.2(a).

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     "Capital Lease" means a lease on which the Company or any of its
Subsidiaries is a lessee that is a capital lease as determined in accordance with GAAP.

     "Certificate of Merger" has the meaning set forth in Section 2.2.

     "Closing" has the meaning set forth in Section 3.7(a).

     "Closing Balance Sheet" has the meaning set forth in Section 3.5(b).

     "Closing Date" has the meaning set forth in Section 3.7(a).

     "Closing Date Capital Expenditure Amount" means the amount of capital expenditures, if any, which have been incurred by the Company and its Subsidiaries during the period from January 1, 2006 up to and through the Closing Date.

     "Closing Date Cash Amount" means all cash of the Company and its Subsidiaries as at the close of business on the Closing Date (but excluding payments required to be made by Buyer to the Company in connection with the Closing) including, (i) all cash balances in the Company's or its Subsidiaries' bank accounts as at the close of business on the Closing Date, (ii) all checks received by the Company or any Subsidiary prior to the close of business on the Closing Date but not deposited into the Company's or its Subsidiaries' bank accounts prior to the close of business on the Closing Date, (iii) all checks deposited by the Company or its Subsidiaries into any of their bank accounts prior to the close of business on the Closing Date and which have not cleared (and the funds represented thereby which may not be available to the Company or its Subsidiaries as at the close of business on the Closing Date) and (iv) an amount equal to the fees paid by the Company pursuant to clause (a) of the last sentence of Section 13.2.

     "Closing Date Net Stockholder Payment" means an amount equal to the Initial Merger Consideration, minus (A) the Stock Option Consideration, minus (B) the Warrant Consideration.

     "Closing Date Net Working Capital" means, as at the close of business on the Closing Date, the sum of all consolidated current assets of any and every nature of the Company and its Subsidiaries, including accounts receivable (less allowances for doubtful accounts, provisions for cash discounts, rebates, returns and allowances), inventories calculated at the lower of cost or market on "first in first out" basis (less provision for obsolescence) and prepaid expenses, minus the sum of all consolidated current liabilities of the Company and its Subsidiaries, including accounts payable, accrued expenses, accrued compensation related expenses, current deferred revenues and customer deposits, in each case, determined in accordance with GAAP applied on a basis consistent with that of the Audited Financial Statements (except as more specifically or otherwise provided in this definition of the Closing Date Net Working Capital). For purposes of calculating the Closing Date Net Working Capital, (i) all cash shall be excluded, (ii) the Other Indebtedness and the Indenture Indebtedness shall be excluded, (iii) all current liabilities arising from outstanding letters of credit securing obligations of the Company and its Subsidiaries shall be excluded, (iv) all Tax receivables, Tax refunds and deferred Tax assets shall be excluded, (v) all promissory notes shall be excluded, (vi) all Taxes payable, deferred Tax liabilities and accrued Taxes shall be excluded, (vii) all accruals in respect of Closing Transaction Expenses shall be excluded, (viii) prepaid insurance expense shall be included, and (ix) any other amounts specifically provided in this Agreement or in Exhibit B to be included or excluded shall be so included or excluded. Exhibit B provides a template for such calculation and the application of the definition as if calculated based on the consolidated financial statements of the Company and the Subsidiaries as of December 31, 2005.

     "Closing Date Other Indebtedness" means Other Indebtedness as of the Closing Date.

     "Closing Statements" has the meaning set forth in Section 3.5(b).

     "Closing Transaction Expenses" means the following expenses incurred by the Company with respect to the transactions contemplated by this Agreement: (A) fees and disbursements payable to Stroock & Stroock & Lavan LLP, (B) fees and disbursements payable to Fredrikson & Byron, P.A., (C) fees and disbursements payable to Hogan & Hartson LLP, (D) fees and disbursements payable by the Company to non-United States counsel in connection with the consummation of the transactions contemplated hereby, (E) fees and disbursements payable to Morgan Keegan & Company, Inc., and (F) any transfer Taxes that the Equity Holders are required to pay pursuant to the provisions of Section 7.1(h) of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Shares" means the shares of Common Stock, par value $0.01 per share, of the Company.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Latest Balance Sheet" has the meaning set forth in Section 4.6(c).

     "Company Latest Financial Statements" has the meaning set forth in Section 4.6(c).

     "Company Prior Period Financial Statements" has the meaning set forth in
Section 4.6(c).

     "Company SEC Reports" has the meaning set forth in Section 4.6(a).

     "Company Tax Sharing Agreement" has the meaning set forth in Section
4.12(l).

     "Confidentiality Agreement" has the meaning set forth in Section 6.6.

     "Consent" means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

     "Continuing Employee" has the meaning set forth in Section 8.2.

     "Contract" means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

     "Credit Agreement" means the Credit Agreement, dated as of November 19, 2003, among TCI, as Borrower, Intermediate LLC, the Company, Telex Communications International, Ltd., as Credit Parties and General Electric Capital Corporation, as Agent, L/C Issuer and a Lender and the other financial institutions party thereto, as Lenders.

     "DGCL" has the meaning set forth in the Recitals.

     "Disclosure Schedule" means the schedule delivered by the Company to Buyer on or prior to the date of this Agreement.

     "Dissenting Shares" has the meaning set forth in Section 3.6(a).

     "Effective Time" has the meaning set forth in Section 2.2.

     "Encumbrance" means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Environmental Costs" has the meaning set forth in Section 4.21(a)(i).

     "Environmental Escrow Account" has the meaning set forth in Section 3.2(b)(v).

     "Environmental Escrow Amount" has the meaning set forth in Section
3.2(b)(v).

     "Environmental Escrow Agreement" has the meaning set forth in Section 3.2(b)(v).

     "Environmental Law" has the meaning set forth in Section 4.21(a)(ii).

     "Environmental Work" has the meaning set forth in Section 6.2.

     "Equity Holders" means all holders of Common Shares, all holders of Stock Options and all holders of Warrants, in each case outstanding immediately prior to the Effective Time.

     "Equity Holders Indemnified Parties" have the meaning set forth in Section 11.2(e).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

     "Escrow Agent" means such escrow agent to be mutually agreed upon by the parties prior to the Closing.

     "Escrow Agreement" has the meaning set forth in Section 3.2(b)(iv).

     "Estimated Closing Date Capital Expenditure Amount" has the meaning set forth in Section 3.2(a)(ii).

     "Estimated Closing Date Capital Expenditure Deficit" means, to the extent that the Estimated Closing Date Capital Expenditure Amount is less than the Target Closing Date Capital Expenditure Amount, the amount of such deficit (expressed as a positive number).

     "Estimated Closing Date Capital Expenditure Surplus" means, to the extent that the Estimated Closing Date Capital Expenditure Amount is greater than the Target Closing Date Capital Expenditure Amount, the amount of such excess (expressed as a positive number).

     "Estimated Closing Date Cash Amount" has the meaning set forth in Section 3.2(a)(ii).

     "Estimated Closing Date Net Working Capital" has the meaning set forth in
Section 3.2(a)(ii).

     "Estimated Closing Date Other Indebtedness" has the meaning set forth in
Section 3.2(a)(ii).

     "Estimated Closing Date Net Working Capital Deficit" means, to the extent that the Estimated Closing Date Net Working Capital is less than the Target NWC Amount, the amount of such deficit (expressed as a positive number).

     "Estimated Closing Date Net Working Capital Surplus" means, to the extent that the Estimated Closing Date Net Working Capital is greater than the Target NWC Amount, the amount of such excess (expressed as a positive number).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Existing Policy" has the meaning set forth in Section 8.1(b).

     "Expense Account" has the meaning set forth in Section 3.2(b)(vi).

     "Financial Statements" means, collectively, the Latest Financial Statements and the Audited Financial Statements.

     "Foreign Benefit Plans" has the meaning set forth in Section 4.25.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "GECC Credit Agreement" means that certain Credit Agreement dated as of November 19, 2003 by and among TCI, as Borrower; the other persons party thereto designated as Credit Parties; General Electric Capital Corporation, as Agent, L/C Issuer and a Lender; and the other financial institutions party thereto, as Lenders, as such agreement may have been amended, restated, supplemented or otherwise modified from time to time.

     "Governmental Authorization" means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

     "Government Bid" means any quotation, bid or proposal by the Company or any of its Subsidiaries which if accepted or awarded, would lead to a Government Contract.

     "Government Contracts" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Government Bid, change order or other commitment or funding vehicle between the Company or any Subsidiary of the Company and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity in the prime contractor's capacity as such, or (c) any subcontractor with respect to any contract described in clause (a) or (b) in the subcontractor's capacity as such.

     "Governmental Entity" means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

     "Governmental Order" means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

     "Hazardous Materials" has the meaning set forth in Section 4.21(a)(iii).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Indemnification Period" has the meaning set forth in Section 8.1(a).

     "Indemnified Persons" has the meaning set forth in Section 8.1(a).

     "Indemnity Cut-Off Date" has the meaning set forth in Section 11.1.

     "Indemnity Escrow Account" has the meaning set forth in Section 3.2(b)(iv).

     "Indemnity Escrow Amount" has the meaning set forth in Section 3.2(b)(iv).

     "Indenture Satisfaction and Discharge Amount" has the meaning set forth in
Section 3.2(b)(iii).

     "Indentures" means, collectively, the 11 1/2% TCI Indenture, the 13% Intermediate Indenture and the 13% Company Indenture.

     "Indenture Indebtedness" means, collectively, the 11 1/2% TCI Notes and the 13% Notes.

     "Indenture Indebtedness Satisfaction and Discharge" means the satisfaction and discharge of all outstanding indebtedness and obligations (including principal, premium, if any, and any interest thereon (whether accrued or not) and any costs or expenses of the Trustees and legal counsel associated therewith) under the Indenture Indebtedness and each Indenture, including the preparation and mailing pursuant to the respective Indentures of irrevocable notices of redemption of all outstanding Indenture Indebtedness to the Holders thereof, together with all officers' certificates, opinions of counsel, notices and other documents required by each

Indenture or requested by each Trustee, and an instrument of Satisfaction and Discharge of each Indenture with all such certificates, opinions, notices, instruments and other documents to be reasonably satisfactory in form and substance to Buyer.

     "Initial Merger Consideration" means an amount equal to (A) four hundred twenty million dollars ($420,000,000), plus (B) the Estimated Closing Date Cash Amount, minus (C) the Indenture Satisfaction and Discharge Amount, minus (D) the Estimated Closing Date Other Indebtedness, minus (E) the Indemnity Escrow Amount, minus (F) the Purchase Price Adjustment Escrow Amount, minus (G) the Environmental Escrow Amount, minus (H) the Closing Transaction Expenses, minus
(I) the Seller Expenses, plus (J) the Estimated Closing Date Net Working Capital Surplus, if any, minus (K) the Estimated Closing Date Net Working Capital Deficit, if any, plus (L) the Estimated Closing Date Capital Expenditure Surplus, if any, minus (M) the Estimated Closing Date Capital Expenditure Deficit, if any.

     "Insider" means (i) a Material Shareholder, or an officer or director of the Company or any Subsidiary of the Company, or (ii) any Member of the Immediate Family of any Material Shareholder, officer or director of the Company or any Subsidiary.

     "Intellectual Property Rights" means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress, internet domains and other designators of origin, registered or unregistered,
(iii) rights in copyrightable subject matter or protectable designs and Software, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

     "Interim Period" has the meaning set forth in Section 7.1(b)(ii).

     "Intermediate LLC" has the meaning set forth in the Recitals.

     "Intermediate LLC Latest Balance Sheet" has the meaning set forth in
Section 4.6(d).

     "Intermediate LLC Latest Financial Statements" has the meaning set forth in
Section 4.6(d).

     "Intermediate LLC Prior Period Financial Statements" has the meaning set forth in Section 4.6(d).

     "IRS" means the United States Internal Revenue Service.

     "Knowledge of the Company" means the knowledge, following due inquiry, of the executive officers listed in Annex I.

     "Latest Financial Statements" means, collectively, the Company Latest Financial Statements, the Intermediate LLC Latest Financial Statements and the TCI Latest Financial Statements.

     "Law" means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

     "Legal Proceeding" means any judicial, administrative or arbitration, action, suit, proceeding (public or private), claim or governmental proceeding.

     "Leased Real Property" has the meaning set forth in Section 4.11(c).

     "Liability" means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

     "Licensed-In Intellectual Property Rights" means Third-Party Intellectual Property Rights used or held for use by the Company or any Subsidiary with the permission of the owner.

     "List" has the meaning set forth in Section 4.21(a)(iv).

     "Litigation" means any claim, action, arbitration, mediation, hearing, proceeding, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

     "LLC SEC Reports" has the meaning set forth in Section 4.6(a).

     "Losses" means any and all losses, damages, judgments, settlements, debts, liabilities, penalties, fines, obligations, interest (including, without limitation, prejudgment interest), costs, and expenses (including, without limitation, court costs and reasonable attorneys' fees and expenses and costs of investigation).

     "Material Adverse Effect" means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or condition relating to (a) the economy or the financial markets in general, (b) the industry in which the Company and its Subsidiaries operate in general, (c) war, outbreak of hostilities or terrorist attacks, (d) the execution and delivery of this Agreement, the announcement of this Agreement or the transactions contemplated hereby, (e) changes in applicable Laws or regulations after the date hereof or (f) changes in GAAP or regulatory accounting principles after the date hereof, except, however, in the case of each of clauses (a) and
(b), to the extent that the Company is disproportionately affected thereby.

     "Material Contracts" has the meaning set forth in Section 4.17(a).

     "Material Shareholder" means, at any time, a shareholder of the Company that owns at such time 10% or more of the then outstanding Common Shares (including, for such calculation Common Shares for which any Stock Options (whether or not vested) or Warrants are exercisable), calculated on a fully diluted basis.

     "Member of the Immediate Family" of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Persons.

     "Merger" has the meaning set forth in the Recitals and Section 2.1.

     "Merger Consideration" has the meaning set forth in Section 3.1(b).

     "Merger Sub" has the meaning set forth in the first paragraph of this Agreement.

     "Off-the-Shelf Software" means Software that is widely commercially available for a price of less than $150,000.00 per year for any number of users or less than a $1000.00 one time fee per seat, PC, CPU or user.

     "Ordinary Course of Business" means the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including, if applicable, with respect to quantity and frequency).

     "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

     "Other Indebtedness" means the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent that they are of the Company or any Subsidiary or guaranteed by the Company or any Subsidiary: (i) all outstanding indebtedness for borrowed money owed to third parties or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in Ordinary Course of Business that are unsecured and not overdue by more than six (6) months unless being contested in good faith (the "Trade Obligations"); (ii) all reimbursement and other obligations with respect to letters of credit (other than those listed in Schedule 8.3 to the extent that replacement letters of credit therefor will be obtained by Buyer), bankers' acceptances and surety bonds, whether or not matured; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) accrued interest payable with respect to indebtedness referred to in clauses (i) and (ii); (v) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (vi) all obligations under indentures; and (vii) all obligations as lessee that would be capitalized in accordance with GAAP. In addition, the Other Indebtedness shall include, without duplication of other amounts set out above, all amounts owing (whether or not then due and payable) by the Company or any of its Subsidiaries to any of the Company's Material Stockholders or their Affiliates, including without limitation, in respect of any management, advisory or other fees, or obligations of any kind, other than pursuant to the provisions of this Agreement. Other Indebtedness includes the Revolving Loan, letters of credit and other obligations under the Credit Agreement. Other Indebtedness shall not include the Indenture Indebtedness or any of the items set forth on Annex II hereto.

     "Out-of-the-Money Stock Options" means stock options meeting the definition of "Stock Options" (except for the proviso in such definition) whose exercise price per share immediately prior to the Effective Time exceeds the Per Share Initial Merger Consideration, calculated on the assumption that the Common Shares issuable on the exercise of such stock options were outstanding at that time.

     "Out-of-the-Money Warrants" means warrants meeting the definition of "Warrants" (except for the proviso in such definition) whose exercise price per share immediately prior to the Effective Time exceeds the Per Share Initial Merger Consideration, calculated on the assumption that the Common Shares issuable on the exercise of such warrants were outstanding at that time.

     "Owned Intellectual Property Rights" means Intellectual Property Rights owned by the Company or any Subsidiary.

     "Owned Real Property" has the meaning set forth in Section 4.11(b).

     "Payment Fund" means a separate account of the Representative established for the benefit of the Equity Holders.

     "Payoff Amount" has the meaning set forth in Section 6.4.

     "Per Share Initial Merger Consideration" means the quotient of (i) the sum of (A) the Initial Merger Consideration, plus (B) the Aggregate Stock Option Exercise Price, plus (C) the Aggregate Warrant Exercise Price, divided by (ii) the Aggregate Fully-Diluted Common Shares.

     "Percentage Interest" means, with respect to any holder of Common Shares, Stock Options and/or Warrants immediately prior to the Effective Time, a decimal amount, expressed as a percentage, equal to the quotient of (i) the sum of the number of Common Shares (A) owned of record by such holder and (B) into which any Stock Options owned of record by such holder are exercisable, and (C) into which any Warrants owned by such holder are exercisable, in each case, immediately prior to the Effective Time; divided by (ii) the Aggregate Fully-Diluted Common Shares immediately prior to the Effective Time.

     "Permitted Encumbrances" means (i) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against the Owned Real Property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics' and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date),
(iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or Buyer's proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company or any Subsidiary, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts, (vi) Encumbrances in favor of the Trustees and Collateral Agents under the 11 1/2% TCI Indenture and the 13% Intermediate Indenture, which shall be removed concurrently with the consummation of the Indenture Indebtedness Satisfaction and Discharge, (vii) Encumbrances in favor of the Agent, L/C Issuer and Lenders under the GECC Credit Agreement which shall be removed upon the repayment in full of all obligations under the GECC Credit Agreement prior to or concurrently with the consummation of the Merger, and (viii) other Encumbrances that will be removed prior to or in connection with the Closing.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

     "Plan" means every benefit and compensation plan, fund, contract, program and arrangement (whether written or not) (other than those plans, funds, contracts, programs and arrangements exclusively covering current or former employees of the Company or its Subsidiaries located in jurisdictions outside of the United States of America) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company or any Subsidiary, (x) that the Company or any Subsidiary has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company or any Subsidiary is or may be financially liable as a result of the direct sponsor's affiliation with the Company, its Subsidiaries or the Company's shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company or any Subsidiary for the benefit of its employees or former employees) or (z) for or with respect to which the Company or any Subsidiary is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither the Company nor any Subsidiary has any present or potential liability.

     "Pre-Closing Taxes" has the meaning set forth in Section 7.1(b)(ii).

     "Property" has the meaning set forth in Section 4.21(a)(v).

     "Purchase Price Adjustment Escrow Account" has the meaning set forth in
Section 3.2(b)(iv).

     "Real Property" has the meaning set forth in Section 4.11(c).

     "Registered Intellectual Property Rights" means Intellectual Property Rights that are the subject of an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights, or the subject of a pending application for such a registration.

     "Regulatory Action" has the meaning set forth in Section 4.21(a)(vi).

     "Release" has the meaning set forth in Section 4.21(a)(vii).

     "Release Documents" have the meaning set forth in Section 3.7(b)(i)(H).

     "Remedies Exception," when used with respect to any Person, means except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     "Representative" has the meaning set forth in Section 12.1.

     "Required Consents" has the meaning set forth in Section 6.9.

     "Return" means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

     "Revolving Loan" means the revolving loans made available to TCI under the Credit Agreement.

     "ROHS Directive" means Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Reports" has the meaning set forth in Section 4.6(a).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Seller Expenses" has the meaning set forth in Section 12.2(a).

     "Short Period" means any Tax Period that ends on the Closing Date.

     "SOA" means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated in connection therewith.

     "Software" means computer programs or data, data base and data libraries in computerized form, whether in object code, source code or other form.

     "Specified Redemption Date" means:

          For the 11 1/2% TCI Notes: a Redemption Date of the later of (i) 30 days following the Closing Date; (ii) October 15, 2006, or (iii) such date as is designated by Buyer at least three Business Days prior to the Closing Date; provided that such date designated by

     Buyer is within one (1) year of the Closing Date pursuant to Section 8.02 of the 11 1/2% TCI Indenture; and

          For the 13% Notes: a Redemption Date that is prior to the stated maturity thereof and is the later of (i) 30 days following the Closing Date; (ii) September 15, 2006, or (iii) such other date as is designated by Buyer at least three Business Days prior to the Closing Date, but on or after September 16, 2006 in the case of the 13% Intermediate Notes.

     "Statement of Closing Date Capital Expenditure Amount" has the meaning set forth in Section 3.5(b).

     "Statement of Closing Date Cash Amount" has the meaning set forth in
Section 3.23.5(b).

     "Statement of Closing Date Net Working Capital" has the meaning set forth in Section 3.5(b).

     "Statement of Closing Date Other Indebtedness" has the meaning set forth in
Section 3.5(b).

     "Statement of Estimated Closing Date Capital Expenditure Amount" has the meaning set forth in Section 3.2(a)(ii).

     "Statement of Estimated Closing Date Cash Amount" has the meaning set forth in Section 3.2(a)(ii).

     "Statement of Estimated Closing Date Net Working Capital" has the meaning set forth in Section 3.2(a)(ii).

     "Statement of Estimated Closing Date Other Indebtedness" has the meaning set forth in Section 3.2(a)(ii).

     "Stock Options" means all outstanding options to purchase Common Shares, whether vested or unvested, granted pursuant to the Company's 2004 Stock Option Plan; provided that Out-of-the-Money Stock Options shall not be deemed to be Stock Options except for the purpose of Section 4.4(b).

     "Stock Option Account" has the meaning set forth in Section 3.2(b)(vii).

     "Stock Option Consideration" has the meaning set forth in Section 3.3(a).

     "Stockholder Written Consent" has the meaning set froth in the Recitals.

     "Straddle Period" means any Tax Period which begins before the Closing Date and ends after the Closing Date.

     "Straddle Tax Returns" has the meaning set forth in Section 7.1(b)(ii).

     "Subsequent Merger Consideration" has the meaning set forth in Section 3.1(b).

     "Subsidiary" means any Person of which a majority of the outstanding voting securities or other equity interests are owned, directly or indirectly, by another Person. When used without reference to a particular entity, Subsidiary means a Subsidiary of the Company.

     "Superior Proposal" means any Acquisition Proposal by a third party on terms which the Company's Board of Directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable from a financial point of view to its shareholders than the Merger and the Transactions, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, the likelihood of consummation of any such proposal and any other relevant material factors permitted under applicable Law, after giving Buyer at least four (4) Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of the Company has notified Buyer that in the absence of any further action by Buyer it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Buyer.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Target Closing Date Capital Expenditure Amount" means three million dollars ($3,000,000).

     "Target NWC Amount" means seventy-three million two hundred thousand dollars ($73,200,000).

     "Tax Affiliate" shall mean, with respect to the Company, any corporation or other entity in which the Company has a direct or indirect equity or other ownership interest that represents more than fifty percent (50%) of the aggregate equity or other ownership interests in such entity (measured by value or by voting power).

     "Tax Benefit" means a reduction in the amount of Taxes that would otherwise be payable, whether resulting from a deduction, reduced gain or increased loss, including an increased net operating loss carryforward, or otherwise.

     "Tax Period" means any taxable year or any other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period; e.g., a quarter) (including any Short Period or Interim Period) with respect to which any Tax may be imposed under any applicable Laws.

     "Taxes" means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company or any Tax Affiliate.

     "TCI" has the meaning set forth in the Recitals.

     "TCI Latest Balance Sheet" has the meaning set forth in Section 4.6(e).

     "TCI Latest Financial Statements" has the meaning set forth in Section 4.6(e).

     "TCI Prior Period Financial Statements" has the meaning set forth in
Section 4.6(e).

     "TCI SEC Reports" has the meaning set forth in Section 4.6(a).

     "Third-Party" means a Person other than a party to this Agreement.

     "Third-Party Claim" has the meaning set forth in Section 11.5(a).

     "Third-Party Environmental Claim" has the meaning set forth in Section 4.21(a)(viii).

     "Third-Party Intellectual Property Rights" means Intellectual Property Rights in which a Person other than the Company or a Subsidiary has any ownership interest.

     "Trade Obligations" has the meaning set forth in the definition of the Other Indebtedness.

     "Transactions" means the Indenture Indebtedness Satisfaction and Discharge, the repayment of Other Indebtedness and the other transactions contemplated by this Agreement and the Ancillary Agreements.

     "Treasury Regulations" means the rules and regulations under the Code.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act, or any comparable Law.

     "Warrant" means any warrant to purchase Common Shares outstanding immediately prior to the Effective Time; provided that Out-of-the-Money Warrants shall not be deemed to be Warrants except for the purpose of Section 4.4(b).

     "Warrant Account" has the meaning set forth in Section 3.2(b)(viii).

     "Warrant Consideration" has the meaning set forth in Section 3.3(b).

                                 II. THE MERGER

     2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub will be merged (the "Merger") with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation under the corporate name "Telex Communications Holdings, Inc." The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to as the "Surviving Corporation."

     2.2 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and make all other filings or recordings required by the DGCL to be made in connection with the Merger. The

Merger shall become effective upon the filing of the Certificate of Merger or, if agreed by Buyer and the Company, at such later time as is specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     2.3 Effects of the Merger. (a) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) the Surviving Corporation shall possess all assets and properties, and every interest therein, of the Company and Merger Sub, (ii) all rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and (iii) all obligations, debts, liabilities and duties of the Company and Merger Sub shall become the obligations, debts, liabilities and duties of the Surviving Corporation.

     (b) Buyer, Merger Sub and the Company, respectively, will each take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of the Surviving Corporation are authorized in the name of each constituent corporation or otherwise to take all such lawful and necessary action.

     2.4 Directors; Officers; Certificate of Incorporation; Bylaws.

     (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     (b) Prior to the Effective Time, Buyer shall inform the Company in writing of the individuals who shall be the officers of the Surviving Corporation from and after the Effective Time and the offices which each such officer shall hold. Such officers shall hold such offices until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     (c) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in the form annexed to the Certificate of Merger, until thereafter changed or amended as provided therein or by the DGCL.

     (d) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in the same form as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided by the DGCL, the Surviving Corporation's certificate of incorporation and such bylaws.

     III. EFFECT OF THE MERGER ON THE SHARES AND OTHER SECURITIES OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; MERGER CONSIDERATION; CLOSING

     3.1 Effect on Capital Stock. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the Company or any shareholder of the Company or Merger Sub:

     (a) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Conversion of Common Shares. Each holder of Common Shares shall be entitled to receive (i) a portion of the Initial Merger Consideration promptly after the Effective Time in cash equal to (A) the Per Share Initial Merger Consideration, multiplied by (B) the number of Common Shares held by such holder immediately prior to the Effective Time (but not including any Common Shares issuable upon the exercise of any Stock Options or Warrants held by such holder immediately prior to the Effective Time); and (ii) from time to time after the Effective Time, as and when such amounts, if any, become payable to holders of Common Shares pursuant to this Agreement, such further amounts distributed out of the Payment Fund by the Representative in respect of the Common Shares, which shall be calculated pro rata based on the Percentage Interest represented by such Common Shares (the aggregate amount thereof together with further amounts so distributed in respect of the Stock Options and Warrants being the "Subsequent Merger Consideration" and collectively with the Initial Merger Consideration, the "Merger Consideration").

     3.2 Payment for Common Shares, Stock Options and Warrants.

     (a) Certain Calculations.

          (i) For the purpose of determining the amount required to be deposited pursuant to Section 3.2(b)(i) in the Payment Fund, the Representative shall calculate the Stock Option Consideration and the Warrant Consideration, if any, and the respective amounts payable to each holder of outstanding Stock Options or Warrants, as applicable, pursuant to Sections 3.3(a) and 3.3(b), respectively, and the Representative shall provide, no later than four (4) Business Days prior to the Closing Date and after providing Buyer with an opportunity for review and discussion, written notice to Buyer prior to the Closing of the Stock Option Consideration and the Warrant Consideration, if any, and the amount required to be deposited in the Payment Fund pursuant to Section 3.2(b)(i).

          (ii) No later than four (4) Business Days prior to the Closing Date, and after providing Buyer with an opportunity for review and discussion, the Company shall deliver to Buyer and Merger Sub (1) a statement of estimated Closing Date Net Working Capital (the "Statement of Estimated Closing Date Net Working Capital") determined on a basis consistent with the methodology to be employed in the calculation of the Closing Date Net Working Capital pursuant to Section 3.5 below (such estimate, the "Estimated Closing Date Net Working Capital"), (2) a statement (the "Statement of Estimated

     Closing Date Cash Amount") of a good faith estimate of the Closing Date Cash Amount (such estimate, the "Estimated Closing Date Cash Amount"), (3) a statement (the "Statement of Estimated Closing Date Other Indebtedness") of a good faith estimate of the Closing Date Other Indebtedness (such estimate, the "Estimated Closing Date Other Indebtedness"), and (4) a statement (the "Statement of Estimated Closing Date Capital Expenditure Amount") of a good faith estimate of the Closing Date Capital Expenditure Amount (such estimate, the "Estimated Closing Date Capital Expenditure Amount"). The amounts to be reflected on such statements shall be calculated as of the final Business Day of the month in which the Closing is to occur, unless the Closing is to occur during the first five (5) Business Days of a month, in which event such statements shall be as of the final Business Day of the preceding month.

     (b) Closing Payments. At the Closing, the following deposits and payments shall be made:

          (i) Buyer or Merger Sub shall deposit or shall cause to be deposited in the Payment Fund, by wire transfer of immediately available funds, an amount equal to the Closing Date Net Stockholder Payment.

          (ii) Buyer or Merger Sub shall pay, or cause to be paid, by wire transfer of immediately available funds, to each of the lenders of the Other Indebtedness the Payoff Amount.

          (iii) Buyer or Merger Sub shall pay, or cause the Company, Intermediate LLC and TCI, as the case may be, to pay, by wire transfer of immediately available funds, to each Applicable Trustee such amount, as confirmed by such Applicable Trustee, necessary to satisfy and discharge the Indenture Indebtedness under such Indenture pursuant to the provisions of the relevant Indenture (collectively for all such Indentures, the "Indenture Satisfaction and Discharge Amount").

          (iv) Buyer or Merger Sub shall deposit, or cause to be deposited with the Escrow Agent, pursuant to an escrow agreement to be executed at the Closing, substantially in the form annexed hereto as Exhibit C (the "Escrow Agreement"), the following amounts: (A) ten million dollars ($10,000,000) (such amount, as it may be adjusted in accordance with this Agreement and the Escrow Agreement, the "Indemnity Escrow Amount"), which shall be deposited in a separate interest-bearing escrow account established under the Escrow Agreement for the purpose of making funds available to satisfy claims for Losses with respect to which either or both of Buyer and the Surviving Corporation is entitled to indemnification under Article XI (the "Indemnity Escrow Account"); and (B) five million dollars ($5,000,000) (the "Purchase Price Adjustment Escrow Amount"), which shall be deposited in a separate interest-bearing escrow account established under the Escrow Agreement for the purpose of making funds available to satisfy any reduction in the Subsequent Merger Consideration as a result of any adjustment thereto pursuant to the provisions of Section 3.5(e) (the "Purchase Price Adjustment Escrow Account").

          (v) Buyer or Merger Sub shall deposit, or cause to be deposited with the Escrow Agent, pursuant to an escrow agreement to be executed at the Closing, substantially in the form annexed hereto as Exhibit D (the "Environmental Escrow Agreement"), five million dollars ($5,000,000) (such amount, as it may be adjusted in accordance with this Agreement and the Environmental Escrow Agreement, the "Environmental Escrow Amount"), which shall be deposited in a separate interest-bearing escrow account established under the Escrow Agreement for the purpose of making funds available to satisfy the costs and expenses of the Environmental Work (the "Environmental Escrow Account").

          (vi) Buyer or Merger Sub shall deposit, or cause to be deposited, an amount equal to $500,000 as the Seller Expenses into a separate account to be designated by the Representative (the "Expense Account").

          (vii) Buyer or Merger Sub shall deposit, or cause to be deposited, an amount equal to the Stock Option Consideration into a separate account of the Company to be established by the Company for the benefit of the holders of all Stock Options (the "Stock Option Account") for the purpose of distributing such funds to the holders of all Stock Options pursuant to
     Section 3.3(a).

          (viii) Buyer or Merger Sub shall deposit, or cause to be deposited, an amount equal to the Warrant Consideration, if any, into a separate account of the Company to be established by the Company for the benefit of the holders of each unexpired Warrant reflected on Schedule 4.4(b) (the "Warrant Account") for the purpose of distributing such funds to the holders of Warrants pursuant to Section 3.3(b); provided, however, that no such deposit or distribution shall occur if prior to the Effective Time all such Warrants have been converted in their entirety into Common Shares.

          (ix) If the Representative so instructs Buyer in writing prior to the Closing, Buyer or Merger Sub shall deposit, or cause to be deposited, an amount equal to the Closing Transaction Expenses into an account of the Company, and the Company shall pay all Closing Transaction Expenses at the Closing to the recipients thereof as directed by the Representative.

     (c) Surrender of Certificates. The Representative shall pay an amount equal to the Per Share Initial Merger Consideration out of the Payment Fund for each Common Share that is surrendered in accordance with this Section 3.2(c). Promptly after the Effective Time, subject to Section 3.6, upon surrender of a Certificate or Certificates (or affidavit of lost Certificate in form and substance reasonably satisfactory to the Representative and the Surviving Corporation) representing Common Shares owned by such stockholder to the Representative or to such other agent or agents as may be appointed by the Representative, together with a duly executed letter of transmittal in a form reasonably acceptable to counsel for the Representative and Buyer, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor an amount in cash, without any interest thereon, equal to the product of the Per Share Initial Merger Consideration multiplied by the number of Common Shares represented by such Certificate or Certificates. From time to time after the Effective Time, as and when any amount of Subsequent Merger Consideration is distributed out of the Payment Fund by the Representative to the Equity

Holders pursuant to this Agreement, any holder of Common Shares that has surrendered Certificates representing Common Shares to the Representative (or to any agent appointed by the Representative) shall have the right to receive its Percentage Interest of the Subsequent Merger Consideration that is distributed out of the Payment Fund by the Representative to the Equity Holders in respect of all Certificates representing Common Shares so surrendered by such holder relative to the aggregate amount of the entire Subsequent Merger Consideration so distributed. Such right to receive Subsequent Merger Consideration shall not be transferable except by will or the laws of descent and distribution.

     (d) Unregistered Transfers of Capital Stock. In the event of a transfer of ownership of Common Shares which are not registered in the transfer records of the Company as of the Effective Time, the appropriate portion of the Merger Consideration, may be paid by the Representative to a transferee if the Certificate or Certificates representing such Common Shares are presented to the Surviving Corporation, accompanied by all documents reasonably required by the Surviving Corporation, including, without limitation, (i) documents to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid and (ii) representations or warranties by the transferee to the Surviving Corporation with respect to the ownership of such capital stock, in form reasonably acceptable to the Surviving Corporation.

     (e) No Further Ownership Rights in Company. At and after the Effective Time, each holder of Common Shares of the Company immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender such stockholder's Certificates in exchange for its portion of the Initial Merger Consideration as set forth herein and the right to receive its Percentage Interest of the Subsequent Merger Consideration that is distributed out of the Payment Fund by the Representative to the Equity Holders, and after the Effective Time no transfer of Common Shares of the Company shall be made on the stock transfer books of the Company. Any Certificates presented after the Effective Time for transfer shall be cancelled and exchanged for the holder's portion of the Merger Consideration in accordance with Section 3.2(c) above.

     (f) Tax Withholding. Each of the Surviving Corporation and the Company shall be entitled to deduct and withhold from all amounts payable into the Payment Fund pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of payment of such amounts under the Code, or any other provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Company, it shall so advise the Representative in writing indicating the Person in respect of which such deduction is being made and the amount withheld, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid into the Payment Fund. The Representative shall have the right to deduct such withheld amounts from any payment contemplated to be made under
Section 3.2(c) to such Person in respect of which such amount was deducted and withheld by the Company or the Surviving Corporation pursuant to this Section 3.2(f).

     3.3 Company Stock Options; Company Warrants.

     (a) At the Effective Time, each then outstanding Stock Option that is not exercised prior to the Closing shall terminate and the holder thereof will have the right to receive in exchange therefor an amount in cash equal to the difference between (x) the Per Share Initial Merger Consideration, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Stock Options (whether or not then vested) held by such holder immediately prior to the Effective Time, minus (y) the aggregate cash exercise price payable upon exercise of all such Stock Options, net of applicable withholding Taxes. The aggregate amount payable to the holders of all outstanding Stock Options pursuant to this Section 3.3(a), before giving effect to any applicable deductions or withholdings for Taxes, is referred to herein as the "Stock Option Consideration." Promptly after the Closing, the Surviving Corporation shall pay or cause to be paid to the holders of all Stock Options all amounts due under this Section 3.3(a) without interest thereon out of the funds deposited by Buyer or Merger Sub into the Stock Option Account pursuant to Section 3.2(b)(vii). Additionally, from time to time after the Effective Time, as and when any amounts of Subsequent Merger Consideration shall become payable pursuant to this Agreement, holders of Stock Options outstanding immediately prior to the Effective Time shall be entitled to receive a pro rata portion of such Subsequent Merger Consideration based on the Percentage Interest represented by such Stock Options.

     (b) At the Effective Time, each unexpired Warrant that is not exercised prior to the Closing shall terminate and the holder thereof will have the right to receive in exchange therefor an amount in cash equal to the difference between (x) the Per Share Initial Merger Consideration, multiplied by the aggregate number of Common Shares issuable upon exercise in full of all Warrants held by such holder immediately prior to the Effective Time, minus (y) the aggregate cash exercise price payable upon exercise of all such Warrants, net of applicable withholding Taxes. The aggregate amount payable to the holders of all outstanding Warrants pursuant to this Section 3.3(b), before giving effect to any applicable deductions or withholdings for Taxes, is referred to herein as the "Warrant Consideration." Promptly after the Closing, the Surviving Corporation shall pay or cause to be paid to the holders of all Warrants all amounts due under this Section 3.3(b) without interest thereon out of the funds deposited by Buyer or Merger Sub into the Warrant Account pursuant to Section 3.2(b)(viii). Additionally, from time to time after the Effective Time, as and when any amounts of Subsequent Merger Consideration shall become payable pursuant to this Agreement, holders of Warrants outstanding immediately prior to the Effective Time shall be entitled to receive a pro rata portion of such Subsequent Merger Consideration based on the Percentage Interest represented by such Warrants.

     (c) To the extent there are any changes to Schedule 4.4(b) in order to reflect the exercise of Stock Options or Warrants prior to the Closing, the Company shall provide an updated Schedule 4.4(b) to Buyer, Merger Sub and the Representative at the Closing, and the Surviving Corporation shall be entitled to rely on such schedule in making payments under Sections 3.3(a) and 3.3(b) above.

     (d) The Surviving Corporation shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement to any holder of Stock Options or Warrants such amounts as are required to be deducted and withheld with respect to the making of payment of such amounts under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Option or Warrants, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation.

     (e) Effective as of the Effective Time, the Company shall terminate all stock option plans granting rights in the Company's capital stock.

     3.4 Indemnity Escrow Amount.

     (a) The Indemnity Escrow Amount shall be held by the Escrow Agent in order to provide funds for the payment of claims with respect to which any Buyer Indemnified Party is entitled to indemnification pursuant to Article XI. Buyer will have a right to make claims against the Indemnity Escrow Account in accordance with Article XI on behalf of any Buyer Indemnified Party for any and all amounts of Losses with respect to which such Buyer Indemnified Party is entitled to indemnification under Article XI. Any interest earned on the Indemnity Escrow Amount shall be deposited by the Escrow Agent into the Indemnity Escrow Account, but shall not constitute part of the Indemnity Escrow Amount. The amount of interest, reduced by any Taxes (as referred to in the next sentence), brokerage fees and other expenses or losses incurred in connection with the investment of the Indemnity Escrow Amount, shall be paid to the Buyer and the Representative in proportion to the respective payments to them of the Indemnity Escrow Amount. The parties acknowledge that Buyer shall be treated as the owner of the Indemnity Escrow Account and shall be responsible for any Taxes attributable to income earned in respect of the Indemnity Escrow Amount until such Indemnity Escrow Amount is disbursed in accordance with the terms of the Escrow Agreement (with the Buyer being entitled to reimbursement out of such interest for any such Taxes paid).

     (b) The Escrow Agreement shall provide for releases from the Indemnity Escrow Account as follows: (i) $2,000,000 on the first anniversary of the Closing Date, and (ii) $2,000,000 on the second anniversary of the Closing Date, in each case to the extent that unresolved claims do not exceed the Indemnity Escrow Amount.

     (c) Subject to the provisions of the Escrow Agreement, on the next Business Day after the Indemnity Cut-Off Date, Buyer and the Representative shall instruct the Escrow Agent to release from the Indemnity Escrow Account and deposit into the Payment Fund the remaining balance of funds in the Indemnity Escrow Account; provided, however, that if, at 5:00 p.m. (New York City time) on the Business Day immediately preceding the Indemnity Cut-Off Date, any portion of the Indemnity Escrow Account is subject to one or more pending indemnification claims that have been timely asserted in accordance with Article XI and have not been paid in full or otherwise finally settled or adjudicated, or are subject to appeal or further proceedings, then an amount equal to such portion of the Indemnity Escrow Amount attributable to such claims (including accrued interest earned on each such amount in the Indemnity Escrow Account from the date on which each such claim was made to the Indemnity Cut-Off Date) shall be retained in the Indemnity Escrow Account until such claims are paid in full or otherwise finally settled or adjudicated and no longer subject to appeal or further proceedings. Subject to the right of the Representative to retain funds to cover the Seller Expenses, the Representative shall distribute to the Equity Holders all funds released from the Indemnity Escrow Account pursuant to this
Section 3.4 in accordance with their respective Percentage Interests; provided, however, that the Representative shall pay to the Surviving Corporation all amounts required pursuant to this Section 3.4 to be distributed from the Payment Fund to the holders of Stock Options and Warrants, and the Surviving Corporation shall distribute such amounts, net of applicable withholding Taxes, to such holders in accordance with their respective Percentage Interests therein in accordance with the Representative's instructions.

     3.5 Adjustment to the Merger Consideration.

     (a) The Purchase Price Adjustment Escrow Amount shall be held by the Escrow Agent until the final determination of the Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount in accordance with this Section 3.5 in order to provide funds for the payment of all amounts (if any) required to be paid to Buyer pursuant to this Section 3.5 as a result of a difference between the Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount, each as finally determined pursuant to this Section 3.5, and the respective corresponding amounts estimated pursuant to Section 3.2(a)(ii). Any interest earned on the Purchase Price Adjustment Escrow Amount shall be deposited by the Escrow Agent into the Purchase Price Adjustment Escrow Account, but shall not constitute part of the Purchase Price Adjustment Escrow Amount. The amount of interest, reduced by any Taxes (as referred to in the next sentence), brokerage fees and other expenses or losses incurred in connection with the investment of the Purchase Price Adjustment, shall be paid to the Buyer and the Representative in proportion to the respective payments to them of the Purchase Price Adjustment Escrow Amount. The parties acknowledge that Buyer shall be treated as the owner of the Purchase Price Adjustment Escrow Account and shall be responsible for any Taxes attributable to income earned in respect of the Purchase Price Adjustment Escrow Amount until such Purchase Price Adjustment Escrow Amount is disbursed in accordance with the terms of the Escrow Agreement (with the Buyer being entitled to reimbursement out of such interest for any such Taxes paid). Upon final determination of each of the Closing Date Net Working Capital, the Closing Date Cash Amount, the Closing Date Other Indebtedness and the Closing Date Capital Expenditure Amount, and the payment of all amounts (if any) required to be paid to Buyer pursuant to this Section 3.5, Buyer and the Representative shall instruct the Escrow Agent to release from the Purchase Price Adjustment Escrow Account and deposit into the Payment Fund the balance of funds remaining in the Purchase Price Adjustment Escrow Account, if any, and (subject to the right of the Representative to retain funds to cover Seller Expenses) the Representative shall distribute such funds to the Equity Holders in accordance with their respective Percentage Interests.

     (b) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Representative (i) an unaudited consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date (but without giving effect to the Closing) (the "Closing Balance Sheet"), (ii) an unaudited statement of the Closing Date Net Working Capital (the "Statement of Closing Date Net Working Capital"), (iii) an unaudited statement of the Closing Date Cash Amount (the "Statement of Closing Date Cash Amount"), (iv) an unaudited statement of the Closing Date Other Indebtedness (the "Statement of Closing Date Other Indebtedness") and (v) an unaudited statement of the Closing Date Capital Expenditure Amount (the "Statement of Closing Date Capital Expenditures") (altogether, the "Closing Statements"). The Closing Statements shall be prepared based upon the books and records of the Company and its Subsidiaries. The Closing Balance Sheet and the Closing Statements shall be prepared in accordance with GAAP, applied on a basis consistent with that of the Audited Financial Statements (except to the extent that the definitions of Closing Date Net

Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount specifically provide otherwise); without limitation of the foregoing, the Closing Statements shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies as were used in the preparation of the Audited Financial Statements, to the extent they are, in each case, consistent with GAAP.

     (c) Following the delivery to the Representative of the Closing Statements, Buyer shall cause the Surviving Corporation to provide the Representative and its representatives with reasonable access during normal business hours and upon reasonable notice to books and records and relevant personnel to verify the accuracy of the Closing Statements referred to in paragraph (b) above and attempt to resolve any disputes that may arise under this Section 3.5.

     (d) The Closing Statements shall be final and binding on the parties unless the Representative shall, within forty-five (45) days following the delivery of the Closing Statements deliver to Buyer written notice of disagreement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement. After the end of the forty-five (45) day period following the delivery of the Closing Statements, neither Buyer nor the Representative may introduce additional disagreements with respect to any item in the Closing Statements, except to the extent they arise out of or are related to then pending disagreements. If the Representative shall raise any objections within the aforesaid forty-five (45) day period, then the disputed matters shall be resolved by the Representative, on behalf of the Equity Holders, and Buyer. If the Representative and Buyer are unable to resolve all disagreements within thirty (30) days, or such longer period as may be agreed by Buyer and the Representative, then, within thirty (30) days thereafter, the Representative and Buyer jointly shall select an arbiter from KPMG or such other accounting firm of national standing as may be agreed by the parties. If Buyer and the Representative are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the person so selected shall be referred to herein as the "Accounting Arbitrator"). The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Closing Statements as to which Buyer and the Representative have disagreed within the time periods and on the terms specified above (except as provided above) and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall issue a report that sets forth the resolution of all items in dispute and that contains a final Closing Balance Sheet and/or a final Statement of Closing Date Net Working Capital and/or final Statement of Closing Date Cash Amount and/or a final Statement of Closing Date Other Indebtedness and/or a final Statement of Closing Date Capital Expenditures, as applicable. Such report shall be final and binding upon Buyer and the Representative. The fees and expenses hereunder of the Accounting Arbitrator shall be paid one-half by Buyer and, as Seller Expenses, one-half by the Representative, on behalf of the Equity Holders. Buyer and the Representative shall, and Buyer shall cause the Surviving Corporation to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other parties hereto, all with the intent to fairly resolve all disputes relating to the Closing Balance Sheet and/or the Statement of Closing Date Net Working Capital and/or Statement of Closing Date Cash Amount and/or Statement of the Closing Date Other Indebtedness and/or

Statement of the Closing Date Capital Expenditures, as applicable, as promptly as reasonably practicable.

     (e) (i) If the Closing Date Net Working Capital as reflected in the Statement of Closing Date Net Working Capital as finally determined in accordance with this Section 3.5 is less than the Estimated Closing Date Net Working Capital, the payments of Subsequent Merger Consideration shall be decreased by an amount equal to the amount of such shortfall, and if the Closing Date Net Working Capital as reflected in the Statement of Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, the payments of Subsequent Merger Consideration shall be increased by an amount equal to the amount of such excess.

          (ii) If the Closing Date Cash Amount as reflected in the Statement of Closing Date Cash Amount as finally determined in accordance with this Section
3.5 is less than the Estimated Closing Date Cash Amount, the payments of Subsequent Merger Consideration shall be decreased by an amount equal to the amount of such shortfall, and if the Closing Date Cash Amount as reflected in the Statement of Closing Date Cash Amount as finally determined in accordance with this Section 3.5 is greater than the Estimated Closing Date Cash Amount, the payments of Subsequent Merger Consideration shall be increased by an amount equal to the amount of such excess.

          (iii) If the Closing Date Other Indebtedness as reflected in the Statement of Closing Date Other Indebtedness as finally determined in accordance with this Section 3.5 is less than the Estimated Closing Date Other Indebtedness, the payments of Subsequent Merger Consideration shall be increased by an amount equal to the amount of such difference, and if the Closing Date Other Indebtedness as reflected in the Statement of Closing Date Other Indebtedness as finally determined in accordance with this Section 3.5 is greater than the Estimated Closing Date Other Indebtedness, the payments of Subsequent Merger Consideration shall be decreased by an amount equal to the amount of such excess.

          (iv) If the Closing Date Capital Expenditure Amount as reflected in the Statement of the Closing Date Capital Expenditures as finally determined in accordance with this Section 3.5 is less than the Estimated Closing Date Capital Expenditure Amount, the payments of Subsequent Merger Consideration shall be decreased by an amount equal to the amount of such shortfall, and if the Closing Date Capital Expenditure Amount as reflected in the Statement of the Closing Date Capital Expenditures as finally determined in accordance with this Section
3.5 is greater than the Estimated Closing Date Capital Expenditure Amount, the payments of Subsequent Merger Consideration shall be increased by an amount equal to the amount of such excess.

     (f) If the aggregate adjustments under paragraph (e) of this Section 3.5 result in a reduction in the payments of Subsequent Merger Consideration, the Representative and Buyer shall instruct the Escrow Agent to pay to Buyer (by wire transfer to an account designated in writing by Buyer) from the funds held in the Purchase Price Adjustment Escrow Account the amount of such reduction plus accrued interest earned on such amount in the Purchase Price Adjustment Escrow Account from the Closing Date to the payment date within five (5) Business Days after the final determination of Closing Date Net Working Capital, Closing Date Cash

Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount. Conversely, if the aggregate of such adjustments result in an increase in the payments of Subsequent Merger Consideration, then within five (5) Business Days after the final determination of Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount, Buyer shall deposit or shall cause to be deposited into the Payment Fund the amount of such increase plus accrued interest that would have been earned on such amount had such amount been deposited in the Purchase Price Adjustment Escrow Account from the Closing Date to the payment date.

     (g) To the extent that any funds remain in the Purchase Price Adjustment Escrow Account after all payments, if any, required to be made to Buyer pursuant to Section 3.5(f) above are made, the parties shall instruct the Escrow Agent to pay into the Payment Fund the balance of funds remaining in the Purchase Price Adjustment Escrow Account. Notwithstanding any other provision of this Agreement to the contrary, in the event that the net aggregate amount of the adjustments in Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount exceeds the Purchase Price Adjustment Escrow Amount, the remaining balance of such net aggregate amount (plus accrued interest that would have been earned on such amount had such amount been deposited in the Purchase Price Adjustment Escrow Account from the Closing Date to the payment date) shall be paid to Buyer out of the Indemnity Escrow Account.

     (h) Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

     (i) Notwithstanding the foregoing provisions of this Section 3.5, the Representative shall pay to the Surviving Corporation all amounts required pursuant to this Section 3.5 to be distributed from the Payment Fund to the holders of Stock Options and the holders of Warrants, and the Surviving Corporation shall distribute such amounts, net of applicable withholding Taxes, to such holders in accordance with their respective Percentage Interests in accordance with the Representative's instructions.

     3.6 Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, if Section 262 of the DGCL is applicable to the Merger, Common Shares that are issued and outstanding immediately prior to the Closing Date and which are held by stockholders who have not voted such shares in favor of the Merger, who will have delivered, prior to any vote on the Merger, a written demand for the appraisal of such Common Shares in the manner provided in Section 262 of the DGCL and who, as of the Closing Date, will not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") will not be converted into or represent a right to receive any portion of the Merger Consideration. The holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such Section 262 of the DGCL; provided, however, that if any such holder of Dissenting Shares will have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the DGCL, such holder will forfeit the right to appraisal of such shares and each such Common Share will thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive the portion of the Merger Consideration to which such holder shall be entitled, without any interest thereon, in accordance with this Article III, upon surrender in the manner provided in Section 3.2(c), of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced the number of shares of Common Shares owned by such stockholder.

     (b) The Company will give Buyer (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL.

     (c) In the event that any stockholder properly demands relief in accordance with Section 262 of the DGCL and the rights to obtain such relief are not withdrawn or otherwise lost prior to the Effective Time, the Representative shall withhold payment out of the Payment Fund of, and pay over to Buyer, such amounts that would otherwise be paid pursuant to Section 3.2(c) to holders of Common Shares. The Buyer and the Representative shall instruct the Escrow Agent to pay over to Buyer the amounts allocable to the Common Shares referred to in clause (i) of this paragraph and held pursuant to the Escrow Agreement and the Environmental Escrow Agreement, based on the Percentage Interests attributable to such Dissenting Shares.

     3.7 Closing.

     (a) Unless this Agreement shall have been terminated and the Merger and the Transactions shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time at the offices of Dorsey & Whitney LLP, located at 250 Park Avenue, New York, New York 10177, on the final Business Day of the month in which the last of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless the satisfaction and waiver of such conditions shall have occurred fewer than five (5) Business Days prior to such final Business Day in which event the Closing shall take place on the fifth (5th) Business Day after such conditions shall have been waived or satisfied, and unless another time, date or place is agreed to in writing by Buyer and the Company (it being understood that the parties hereto will use their commercially reasonable efforts to hold the Closing on or prior to August 28, 2006). The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

     (b) Subject to the conditions set forth in this Agreement, on the Closing
Date:

          (i) the Company will deliver to Buyer:

               (A) a certificate of the Company dated the Closing Date stating that the conditions set forth in Sections 9.2(a) through (g) and
          Section 9.2(k) have been satisfied;

               (B) a copy of the text of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and declaring its advisability, certified by an appropriate officer of the Company;

               (C) a copy of the Stockholder Consent, certified by an appropriate officer of the Company;

               (D) resignations in writing (effective as of the Closing Date) from the officers and directors of each of the Company and the Subsidiaries whose resignations shall have been requested by Buyer at least five (5) Business Days prior to the Closing;

               (E) a copy, duly executed by the Representative, of the Escrow Agreement;

               (F) a copy, duly executed by the Representative, of the Environmental Escrow Agreement;

               (G) duly executed copies of all Required Consents;

               (H) evidence of payment or cancellation of the Other Indebtedness that is to be canceled prior to the Closing Date and termination or satisfaction and discharge of all related loan agreements and indentures, as well as duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer's counsel, to release any and all Encumbrances against the assets of the Company, other than Permitted Encumbrances of the types set forth in clauses (i) through
          (v) and clause (viii) of the definition thereof (the "Release Documents");

               (I) evidence of satisfaction and discharge of all Indenture Indebtedness and the Indentures and the Release Documents therefor;

               (J) an affidavit from the Company and each domestic Tax Affiliate dated as of the Closing Date, in the form required by Treasury Regulations Section 1.897-2(h) and signed under penalties of perjury, stating that the Company or such Tax Affiliate is not and has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

               (K) releases of all Encumbrances on the Real Property, other than Permitted Encumbrances of the types set forth in clauses (i) through
          (v) and clause (viii) of the definition thereof, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Real Property;

               (L) certificates dated as of a date not earlier than the tenth Business Day prior to the Closing as to the good standing of the Company and each of the domestic Subsidiaries, executed by the appropriate officials of the State of incorporation or organization thereof and each jurisdiction in which the Company and each of the Subsidiaries is licensed or qualified to do business as a foreign corporation as specified in
          Schedule 4.1.1;

               (M) spreadsheets showing the amounts referred to in Section
          3.2(b);

               (N) such other certificates, documents and instruments that Buyer reasonably requests for the purpose of facilitating the consummation of the Merger and the Transactions;

          (ii) Buyer and Merger Sub will deliver to the Company:

               (A) a certificate of Buyer dated the Closing Date stating that the conditions set forth in Section 9.3(a) through 9.3(c) have been satisfied;

               (B) a certificate of an appropriate officer of Robert Bosch GmbH stating that the execution, delivery and performance of this Agreement has been duly authorized by all required corporate action of such company;

               (C) a copy of the texts of the resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer;

               (D) a copy of the text of resolutions adopted by the sole shareholder of Merger Sub approving the Merger, certified by an appropriate officer of Merger Sub;

               (E) a copy, duly executed by Buyer and the Escrow Agent, of the Escrow Agreement;

               (F) a copy, duly executed by Buyer and the Escrow Agent, of the Environmental Escrow Agreement;

               (G) a list of the officers of the Surviving Corporation as provided in Section 4.4(b); and

               (H) such other certificates, documents and instruments that the Company reasonably requests for the purpose of facilitating the consummation of the Merger and the Transactions.

     (c) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

     (d) The Confidentiality Agreement shall terminate effective as of the Closing Date.

                IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the SEC Reports and except as disclosed in the Disclosure Schedule, the Company represents and warrants to Buyer as follows:

     4.1 Incorporation; Power and Authority.

     (a) Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Material Adverse Effect. Schedule
4.1.1 lists, for the Company and each of its active Subsidiaries, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified. Schedule 4.1.2 lists each dormant Subsidiary of the Company. Each such dormant Subsidiary has no material assets and the aggregate Liabilities of all such dormant Subsidiaries do not exceed $10,000. The Company has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party and to consummate the Transactions.

     (b) Each of the Company and its active Subsidiaries is in compliance in all material respects with all provisions of its Organizational Documents.

     4.2 Valid and Binding Agreement. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which the Company will become a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception. The board of directors of the Company, at a meeting duly called and held at which a quorum was present throughout, by the requisite vote of the directors, has determined this Agreement and the Transactions to be advisable and fair to and in the best interest of the Company and its stockholders, has approved this Agreement and the Transactions and has resolved to recommend the approval by the Company's stockholders of this Agreement and the Transactions, and no such declaration, approval, adoption or recommendation has been changed, withdrawn or revoked.

     4.3 No Breach; Consents.

     (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company will become a party will not (i) contravene any provision of the Organizational Documents of the Company or any Subsidiary; (ii) violate any Law, Governmental Order or Governmental Authorization; (iii) result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, under any Contract that is either binding upon or enforceable against the Company or any Subsidiary (other than the Contracts governing the Other Indebtedness and the Indenture Indebtedness to be cancelled at the Closing) or any Governmental Authorization that is held by the Company or any Subsidiary; (iv) result in the creation of any Encumbrance upon the Company or any Subsidiary or any of the assets of the Company or any Subsidiary; (v) require any Governmental Authorization (subject to the making of the filings and the expiration of waiting periods required under the HSR Act and the EU antitrust Laws and regulations (the "Antitrust Clearance")); (vi) give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization (subject to the Antitrust Clearance); or (vii) cause Buyer to become subject to, or to become liable for the payment of, any Tax, (x) except for, in the case of clauses (ii) to (vii) above, any such items, individually or in the aggregate, which would not have a Material Adverse Effect, and (y) subject to, in the case of clauses (ii), (iii) and (vi), required Consents, as described on Schedule 4.3.

     (b) The approval of holders of a majority of the outstanding Common Shares is the only vote or Consent of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the consummation of the Transactions.

     4.4 Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 10,000,000 Common Shares, of which 6,675,708 Common Shares are issued and outstanding and none of which are held in treasury, (ii) 900 shares of Series A Preferred Stock, par value $0.01 per share ("Series A Preferred"), none of which are issued and outstanding, and (iii) 5,000,000 shares of Series B Preferred Stock, par value $0.01 per share ("Series B Preferred"), none of which are issued and outstanding. By resolution of the Board of Directors of the Company dated April 16, 2002, each outstanding share of Series A Preferred and Series B Preferred was converted, effective as of such date, into one Common Share in accordance with the terms of the Company's Restated Certificate of Incorporation, as amended, and each outstanding certificate evidencing shares of Series A Preferred and Series B Preferred was thereafter deemed to represent an equal number of Common Shares. Schedule 4.4(a) lists any repurchase or redemption rights in favor of the Company for any Common Shares, the vesting schedule and forfeiture provisions for any of such Common Shares that are "restricted stock," and the extent to which vesting will or may be accelerated by the Transactions and any limitations on the ability of the holder of such Common Shares to vote or dispose of such Common Shares. All Common Shares are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights, liens or Encumbrances created by the Company or any of its Subsidiaries and are in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company's Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.

     (b) As of the date of this Agreement, Stock Options of the Company with respect to 195,000 Common Shares are outstanding. Schedule 4.4(b) lists the name and addresses of each holder of an outstanding Stock Option and whether such holder is an employee of the Company and, with respect to each Stock Option held, the date of grant of such Stock Option, the number of Common Shares subject to such Stock Option, the exercise price of such Stock Option, the vesting schedule (and any provisions for acceleration or deferral of vesting) for such Stock Option, the extent vested as of the date of this Agreement, the extent to which exercisability of such Stock Option will or may be accelerated by the Merger and Transactions and whether such Stock Option is an "incentive stock option." As of the date of this Agreement, Warrants with respect to 25,333.64 Common Shares are outstanding. Schedule 4.4(b) lists the name and addresses of each holder of record of an outstanding Warrant, the number of Common Shares subject to such Warrant, the exercise price of such Warrant, the expiration date of such Warrant and any effect of the Merger and Transactions on such Warrant. All outstanding Stock Options and Warrants have been offered, sold and delivered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company's Organizational Documents. All Common Shares issuable upon exercise of the Stock Options and Warrants have been offered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company's Organizational Documents and, upon issuance in accordance with their terms, will be duly authorized, validly issued, fully paid and nonassessable. Schedule 4.4(b) shall indicate which, if any, of such Stock Options and Warrants are Out-of-the-Money Stock Options and Out-of-the-Money Warrants.

     (c) Except for the Stock Options and Warrants listed on Schedule 4.4(b), there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

     (d) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company's capital stock may vote.

     (e) The authorized capital of Intermediate LLC consists of Membership Interests having a 100% Allocation Percentage, all of which are outstanding and no Membership Interests are held in treasury. All of the outstanding Membership Interests of Intermediate LLC are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights, liens or Encumbrances (other than Permitted Encumbrances) and are in certificated form, and have been issued by Intermediate LLC in compliance with applicable securities and limited liability company Laws, Contracts applicable to Intermediate LLC and its Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. All of the outstanding Membership Interests of Intermediate LLC are owned beneficially and of record by the Company, subject only to Permitted Encumbrances. The authorized capital stock of TCI consists of one thousand (1,000) shares of Common Stock, of which five hundred (500) shares are issued and outstanding and none of which are held in treasury. All shares of Common Stock of TCI are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights, liens or Encumbrances (other than Permitted Encumbrances) and are in certificated form, and have been issued by TCI in compliance with applicable securities and corporate Laws, Contracts applicable to TCI and its Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. All of the outstanding shares of Common Stock of TCI are owned beneficially and of record by Intermediate LLC, subject only to Permitted Encumbrances.

     (f) There are no outstanding contractual obligations of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of capital stock of or other equity or voting interest in the Company or any Subsidiary or
(ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in any of the Company's Subsidiaries.

     4.5 Subsidiaries. Except as listed on Schedules 4.1.1 and 4.1.2, neither the Company nor any Subsidiary owns any Subsidiary. For each of the Company's Subsidiaries, Schedules 4.1.1 and 4.1.2 show the equity interests owned by the Company or any Subsidiary, the names of the other Persons owning such equity interests and the percentage of the outstanding equity interests so owned. All issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party right created by the Company or any Subsidiary (other than Permitted Encumbrances), free and clear of all Encumbrances created by the Company or any Subsidiary (other than Permitted Encumbrances), and in certificated form and have been offered, sold and issued by such Subsidiary in compliance with applicable securities and corporate Laws, Contracts applicable to such Subsidiary's Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary of the Company or the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating the Company or such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

     4.6 SEC Filings; Financial Statements.

     (a) During the time it was required to do so, the Company filed all reports required to be filed by it with the SEC under applicable Law (the "Company SEC Reports"). The Company is not currently required to file any reports with the SEC. Intermediate LLC has timely filed all reports required to be filed by it with the SEC under applicable Law (the "LLC SEC Reports") since its formation. TCI has timely filed all reports required to be filed by it with the SEC under applicable Law (the "TCI SEC Reports," and together with the LLC SEC Reports and the Company SEC Reports, the "SEC Reports") since its incorporation. As of their respective dates, each of the SEC Reports complied with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, in all material respects. Except as set forth on Schedule 4.6, and to the extent corrected prior to the date hereof by a subsequently filed SEC Report, none of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of Intermediate LLC and TCI (to the extent required under the Exchange Act) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including such reporting and preparation by each such company. Each of Intermediate LLC and TCI (to the extent required under the Exchange Act) (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to each such company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of each such company by others within each such company, and (ii) has disclosed to its outside auditors and the audit committee (if any) of the board of directors or other governing bodies of each such company, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect any of such company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in each such company's internal controls. For the purpose of this Section 4.6(b), "principal executive officer" and "principal financial officer" shall have the same meanings given to such terms in the SOA, as amended.

     (c) The unaudited consolidated balance sheet as of March 31, 2006 of the Company and its consolidated Subsidiaries (the "Company Latest Balance Sheet") and the unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the three-month period then ended (such statements and the Company Latest Balance Sheet, the "Company Latest Financial Statements") and the unaudited consolidated balance sheets, as of December 31, 2005, 2004 and 2003, of the Company and its consolidated Subsidiaries and the unaudited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for each of the two (2) fiscal years ended on December 31, 2005 and 2004 and the one month period ended on December 31, 2003, and the audited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the eleven-month period ended on November 30, 2003 (collectively, the "Company Prior Period Financial Statements") have been made available by the Company to Buyer. The Company Latest Financial Statements and the Company Prior Period Financial Statements are based upon the books and records of the Company and its Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Company Latest Financial Statements and the Company Prior Period Financial Statements may not contain all footnote disclosures and are subject to normal recurring year-end audit adjustments as applicable to the periods audited, none of which are material.

     (d) The (i) unaudited consolidated balance sheet as of March 31, 2006 of Intermediate LLC and its consolidated Subsidiaries (the "Intermediate LLC Latest Balance

Sheet") and unaudited condensed consolidated statements of operations and cash flows of Intermediate LLC and its consolidated Subsidiaries for the three-month period then ended (such statements and the Intermediate LLC Latest Balance Sheet, the "Intermediate LLC Latest Financial Statements") and (ii) audited consolidated balance sheets, as of December 31, 2005, 2004 and 2003 of Intermediate LLC and its consolidated Subsidiaries and audited consolidated statements of operations, changes in member's deficit and comprehensive income and cash flows, including the notes, of Intermediate LLC and its consolidated Subsidiaries for the years ended December 31, 2005 and 2004 and the one month period ended on December 31, 2003 (collectively, the "Intermediate LLC Prior Period Financial Statements") have been made available to Buyer. The Intermediate LLC Latest Financial Statements and the Intermediate LLC Prior Period Financial Statements are based upon the books and records of Intermediate LLC and its Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly, in all material respects, the financial position, results of operations and cash flows of Intermediate LLC and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Intermediate LLC Latest Financial Statements may not contain all footnote disclosures and are subject to normal recurring year-end audit adjustments, none of which are material.

     (e) The (i) unaudited consolidated balance sheet as of March 31, 2006 of TCI and its consolidated Subsidiaries (the "TCI Latest Balance Sheet") and unaudited condensed consolidated statements of operations and cash flows of TCI and its consolidated Subsidiaries for the three-month period then ended (such statements and the TCI Latest Balance Sheet, the "TCI Latest Financial Statements") and (ii) audited consolidated balance sheets, as of December 31, 2005, 2004 and 2003, of TCI and its consolidated Subsidiaries and the audited consolidated statements of operations, changes in shareholder's equity (deficit) and comprehensive income and cash flows, including the notes, of TCI and its consolidated Subsidiaries for the years ended December 31, 2005 and 2004 and the one (1) month ended December 31, 2003 (collectively, the "TCI Prior Period Financial Statements") have been made available to Buyer. The TCI Latest Financial Statements and the TCI Latest Financial Statements are based upon the books and records of TCI and the Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly, in all material respects, the financial position, results of operations and cash flows of TCI and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the TCI Latest Financial Statements may not contain all footnote disclosures and are subject to normal recurring year-end audit adjustments, none of which are material.

     4.7 Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Financial Statements or in the notes thereto, and except for normal or recurring liabilities incurred since December 31, 2005 in the Ordinary Course of Business, neither the Company nor any Subsidiary has any Liability of a nature required to be reflected in financial statements in accordance with GAAP, and whether due or to become due, which individually or in the aggregate would have a Material Adverse Effect.

     4.8 Other Indebtedness. Except (i) as reflected in the Financial Statements or in the notes thereto, (ii) for the Other Indebtedness that has been incurred by the Company and its Subsidiaries since December 31, 2005 in the Ordinary Course of Business, none of the Company or its Subsidiaries has, or is a party to any Contracts relating to, indebtedness owed to any Person (other than to or among the Company and any of its Subsidiaries).

     4.9 Books and Records. The books of account of the Company and the Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act (to the extent that the Company or any Subsidiary is subject to that section). Each transaction is properly and accurately recorded in all material respects on the books and records of the Company or a Subsidiary, and each document upon which entries in the Company's or a Subsidiary's books and records are based, is complete and accurate in all material respects. The minute books and stock or equity records of each of the Company and its Subsidiaries, since January 1, 2003, are complete and correct in all material respects. The minute books of each of the Company and the Subsidiaries since January 1, 2003 contain materially accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of each of the Company and the Subsidiaries, and no meeting of any such holders, boards of directors or other governing body or committees since January 1, 2003 has been held for which minutes are not contained in such minute books.

     4.10 Absence of Certain Developments. Except as set forth on Schedule 4.10, since December 31, 2005, the Company and each of its Subsidiaries has conducted their respective businesses in all material respects in the Ordinary Course of Business. Since December 31, 2005, each of the Company and each of its Subsidiaries has, in all material respects, preserved their respective business relationships with employees, suppliers, creditors, customers and others transacting business with it. Without limiting the generality of the foregoing, since December 31, 2005:

     (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, change in condition, event or development that would have a Material Adverse Effect;

     (b) the Company has not declared, set aside for or paid, any dividend on, or other distribution (whether in cash, stock or property), in respect of any capital stock of the Company;

     (c) except as required by Financial Accounting Standards Board pronouncements that become, or have become, effective as to the Company after December 31, 2005, no material change in accounting methods, principles or practices employed by the Company or any of its Subsidiaries has been made; or

     (d) no action or event has occurred that would have required the Consent of Buyer pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

     4.11 Real Estate and Personal Property.

     (a) The real properties owned by the Company or any Subsidiary or demised by the leases listed on Schedule 4.11 constitute all of the real property owned, leased, used or occupied by the Company or any Subsidiary (other than any real property of any Third-Party where any consigned inventory or components of the Company or a Subsidiary thereof is maintained in the Ordinary Course of Business).

     (b) The Company or a Subsidiary owns good and marketable title to each parcel of real property identified on Schedule 4.11 as being owned by the Company or a Subsidiary (the "Owned Real Property"), free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) Encumbrances listed on
Schedule 4.11 and (iii) other Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The leases of real property listed on Schedule 4.11 as being leased by the Company or any Subsidiary (the "Leased Real Property" and together with the Owned Real Property, the "Real Property") are in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.11. To the Company's Knowledge, the Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance or interest that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

     (d) Each parcel of Real Property has access sufficient for the conduct of the business as conducted or as proposed to be conducted by the Company or any Subsidiary on such parcel of Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Owned Real Property and, to the Company's Knowledge each parcel of Leased Real Property, permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. Neither the Company nor any Subsidiary is in material violation of any applicable zoning ordinance or other Law relating to the Real Property, and neither the Company nor any Subsidiary has received any written notice of any violation of any such ordinance of other Law or the existence of any condemnation or other proceeding with respect to any of the Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Owned Real Property and do not encroach over applicable setback lines.

     (e) Each of the Company and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheets or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances, Encumbrances listed on Schedule 4.11 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheets.

     (f) Except as set forth on Schedule 4.11, (i) the buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the business of each of the Company and the Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business, and (ii) each such asset is suitable for the purposes for which it is used and is proposed to be used, and is free from material defects. Each of the Company and the Subsidiaries owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective business as currently conducted.

     4.12 Tax Matters.

     (a) Except as set forth on Schedule 4.12, each of the Company and any Tax Affiliate has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it to any Governmental Entity in respect of any Taxes, each of which was correctly completed and accurately reflected any Liability for Taxes of the Company and any Tax Affiliate covered by such Return,
(ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax Periods or portions thereof whether or not shown or required to be shown on such Returns, (iii) established in the books of account of the Company and the Tax Affiliates and the SEC Reports, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

     (b) Each of the Company and any Tax Affiliate has made (or caused to be made on its behalf) all estimated tax payments required to have been made.

     (c) There are no Encumbrances for Taxes upon any assets of the Company or any Tax Affiliate, except Permitted Encumbrances.

     (d) Except as set forth on Schedule 4.12, neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

     (e) No deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any Tax Affiliate that has not been resolved or paid in full. No waiver, extension or comparable consent given by the Company or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending.

     (f) Except as set forth on Schedule 4.12, to the Knowledge of the Company or any Tax Affiliate, no additional Taxes will be assessed against the Company or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the Liability for Taxes of the Company or any Tax Affiliate that would exceed the estimated reserves established on the books of account of the Company and the Tax Affiliates or in the SEC Reports.

     (g) Schedule 4.12 lists all federal, state, local and foreign Returns filed with respect to the Company or any Tax Affiliate for Tax Periods ended after December 31, 1999, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. Except as set forth on
Schedule 4.12, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax Period subsequent to the Tax Period ended December 31, 1999, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to the Company or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, or, to the

Knowledge of the Company or any Tax Affiliate, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns.

     (h) Except as set forth on Schedule 4.12, neither the Company nor any Tax Affiliate has any Liability for Taxes, or any obligation to file a Return, in a jurisdiction where it does not file a Return, nor has the Company or any Tax Affiliate received written notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

     (i) Neither the Company nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (j) Neither the Company nor any Tax Affiliate is a party to any Tax allocation or sharing agreement other than (i) the Tax Sharing Agreement dated as of November 19, 2003 by and among the Company, Intermediate LLC and TCI (the "Company Tax Sharing Agreement") and (ii) the Profit and Loss Absorption Agreement effective as of January 1, 2003 between EVI Holding (Deutschland) GmbH and EVI Audio GmbH.

     (k) Since November 19, 2001, neither the Company nor any Tax Affiliate (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Company or any Tax Affiliate) or
(ii) has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

     (l) Neither the Company nor any Tax Affiliate constitutes either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (m) Except as set forth on Schedule 4.12, neither the Company nor any Tax Affiliate has an "overall foreign loss" within the meaning of Section 904 of the Code or a "dual consolidated loss" within the meaning of Treasury Regulations
Section 1.1503-2.

     (n) Neither the Company nor any Tax Affiliate is or has at any time been a "passive foreign investment corporation" as defined in Section 1297 of the Code or a "foreign personal holding company" as defined in Section 552 of the Code..

     (o) Neither the Company nor any Tax Affiliate participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Code.

     (p) Since their formation, each of the Company and the Tax Affiliates other than Intermediate LLC has been a corporation or association taxable as a corporation for United States income tax purposes.

     (q) Neither the Company nor any domestic Tax Affiliate has been a U.S. real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (r) There is no indebtedness (or other obligation that might be characterized as debt for U.S. federal income Tax purposes) between the Company and any Tax Affiliate or between any Tax Affiliates that is characterized as debt for Tax purposes in one or more jurisdictions and characterized as other than debt in one or more other jurisdictions.

     (s) Neither the Company nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

     (t) The Company and each Tax Affiliate have timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code.

     (u) Other than as set forth on Schedule 4.12, no gain recognition agreement has been entered into and no private letter ruling or other ruling has been obtained that might affect the Returns, Tax positions or other filings of the Company or any Tax Affiliate.

     (v) The Company has provided the Buyer with copies of all material Tax opinions relating to the Company or any Tax Affiliate.

     4.13 Governmental Authorization. The Company and its Subsidiaries hold all of the Governmental Authorizations that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries as currently conducted in all material respects, and are in compliance with the terms thereof, except where the failure to hold any such Governmental Authorization or to be in compliance with the terms thereof would not have, individually or in the aggregate, a Material Adverse Effect. None of the Company and any of its Subsidiaries has received any written notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Governmental Authorization, except where such revocation, withdrawal or suspension would not have, individually or in the aggregate, a Material Adverse Effect.

     4.14 Government Contracts.

     (a) Except as set forth in Schedule 4.14(a) or as, individually or in the aggregate, would not have a Material Adverse Effect, with respect to any Government Contracts, there is no (i) civil fraud or criminal act or bribery, or any other violation of law, by the Company or any of its Subsidiaries or any director, officer or employee of the Company or its Subsidiaries, or, to the Company's Knowledge, criminal investigation by any Governmental Entity, (ii) any irregularity, misstatement or omission by the Company or any of its Subsidiaries arising under or relating to such Government Contracts, (iii) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by any applicable Governmental Entity or claim of defective pricing, (iv) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since January 1, 2003, has resulted in a final decision of a contracting officer of such Governmental Entity, or (v) any termination by a Governmental Entity for default of any Government Contract or claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity.

     (b) Except as set forth in Schedule 4.14(b), or where the result individually or in the aggregate would not have a Material Adverse Effect, no termination for default or convenience, cure notice, or show cause notice has been issued by the United States Government or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a subcontractor of any portion of the obligation of a Government Contract.

     (c) The Company and its Subsidiaries have complied with all material terms and conditions of any Government Contracts, except where any failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

     (d) Neither the Company nor any of its Subsidiaries is a party to any Government Contract which is expected to result in a loss in excess of $100,000 to the Company or its Subsidiaries.

     (e) Neither the Company nor any of its Subsidiaries or any of its or their respective directors, officers, or employees is or for the last five (5) years has been debarred or suspended from participation in the award of contracts with any Governmental Entity or has been declared nonresponsible (it being understood that debarment and suspension and nonresponsibility does not include ineligibility to bid for certain Government Contracts due to generally applicable bidding requirements) which, individually or in the aggregate, would have a Material Adverse Effect.

     4.15 Relations with Governments. Except as set forth in Schedule 4.15, to the Knowledge of the Company during the last 5 years, neither the Company nor any of its Subsidiaries, nor, in connection with the business of the Company or any of its Subsidiaries, any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, (d) violated in any material respect any applicable export control law or regulation, or (e) violated any applicable money laundering or anti-terrorism law or regulation, nor has any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

     4.16 Intellectual Property Rights.

     (a) Schedule 4.16(a)(i) lists all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. Schedule 4.16(a)(ii) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right. Schedule 4.16(a)(ii) lists the licensor and describes the Intellectual Property Rights so licensed. Schedule 4.16(a)(iii) lists all

Contracts relating to Licensed-In Intellectual Property Rights that are Software (other than Off-the-Shelf Software); to the extent there is no written Contract covering any Software, Schedule 4.16(a)(iii) lists the licensor and describes the Software so licensed. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the business of the Company and its Subsidiaries as currently conducted.

     (b) The Company and/or the applicable Subsidiary or Subsidiaries own all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the Owned Intellectual Property Rights to Persons, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 4.16(b)(i). The Company and/or the applicable Subsidiary or Subsidiaries are the sole owner of record of all Registered Intellectual Property Rights that are Owned Intellectual Property Rights, other than as listed in Schedule 4.16(b)(ii). To the Knowledge of the Company, no Owned Intellectual Property Right is currently being infringed by any Person, other than as listed on Schedule 4.16(b)(iii). To the knowledge, following due inquiry of any of the persons listed in Schedule 4.16(f)(i), no employee or former employee or independent contractor of the Company or any Subsidiary has any claim with respect to any Intellectual Property Right of the Company, other than as listed in Schedule 4.16(b)(iv).

     (c) To the Knowledge of the Company, no Person is currently asserting any legal claim against the Company alleging that any Owned Intellectual Property Right is invalid or not enforceable, other than as listed on Schedule 4.16(c)(i). To the Knowledge of the Company, all Owned Intellectual Property Rights that are Registered Intellectual Property Rights (with the express exception of pending applications therefore) are in full force and effect, and all payments of annuities, maintenance fees and filing of renewals that are due have been made. The Company and each of its Subsidiaries have taken all such actions required to keep such applications pending and to diligently pursue, where commercially reasonable, the granting of any Registered Intellectual Property Right applied for by such pending applications. Neither the Company nor any of its Subsidiaries have received any written notice with regard to any such Registered Intellectual Property Right that such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights, other than as listed on Schedule 4.16(c)(ii).

     (d) All reasonable precautions have been taken to protect the confidentiality of the trade secrets used by the Company or any Subsidiary. Each of the Company and its Subsidiaries has an unqualified right to use all trade secrets currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights. To the Knowledge of the Company, no such trade secret is part of the public knowledge or literature, nor has been used, divulged or appropriated either for the benefit of any Person other than the Company or a Subsidiary or to the detriment of the Company or any Subsidiary.

     (e) Schedule 4.16(e) sets forth the Licensed-in Intellectual Property Rights which require consent or approval of the licensor thereof in connection with the Merger or the Transactions and the name and address of the licensor.

     (f) To the knowledge, following due inquiry, of any of the persons listed in Schedule 4.16(f)(i), neither the Company nor any Subsidiary has received any written notice of any infringement, misappropriation or violation by the Company or any Subsidiary of any Third-Party Intellectual Property Right, other than as listed on Schedule 4.16(f)(ii).

     (g) All Software that is used by the Company or any Subsidiary or is on any equipment of the Company or any Subsidiary is owned by the Company or a Subsidiary or is subject to a current license agreement that covers the use of the Software in the business of the Company or any Subsidiary, as currently conducted, or each of the Company or the Subsidiaries has the right to use the Software used in its business as it is being used, without any infringement of the rights of others. Neither the Company nor any Subsidiary is in breach of any license to, or license of, any Software. The Company and its Subsidiaries do not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to the Company or any Subsidiary, in lieu of or in addition to their respective use of the Software, other than as listed on Schedule 4.16(g).

     (h) The change of control of the Company contemplated in this Agreement will not affect adversely the ownership interest of the Company or any Subsidiary in any Owned Intellectual Property Rights, or the right of the Company or any Subsidiary to continue to use any Licensed-in Intellectual Property Rights on the same terms as were applicable prior to the Closing, other than as listed on Schedule 4.16(h).

     4.17 Material Contracts.

     (a) Schedule 4.17 lists (or, as applicable, provides a cross-reference to another Schedule that lists) the following Contracts to which the Company or any Subsidiary is a party or subject or by which it is bound (such Contracts and the Contracts filed as exhibits to the SEC Reports prior to the date hereof, collectively, the "Material Contracts"):

          (i) each Contract with respect to the employment of, or payment to, employees, consultants or independent contractors (each an "Employment Contract"), in each case that provides for annual payments in excess of $100,000;

          (ii) each collective bargaining Contract;

          (iii) each Contract with any Insider (other than any Contracts described in or disclosed pursuant to Sections 4.4(b), 4.4(c), 4.19, 4.23, 4.24, 4.25 and 4.26);

          (iv) each distributor, reseller, dealer, manufacturer's representative or sales agency Contract, pursuant to which the Company or a Subsidiary thereof grants any exclusive distributor, reseller, dealer, manufacturer's representative or sales agency rights to any Person in any geographic area;

          (v) each OEM, broker, advertising agency, finder's, manufacturing or assembly Contract, in each case that provides for annual payments in excess of $100,000;

          (vi) each franchise agreement;

          (vii) each Contract or group of related Contracts with the same party for the purchase of products or services with a undelivered balance in excess of $500,000;

          (viii) each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $500,000;

          (ix) any Governmental Contract or Government Bid, in each case that provides for annual sales by the Company or a Subsidiary thereof in excess of $100,000;

          (x) each lease of real or personal property with aggregate annual payments in excess of $150,000;

          (xi) each Contract entered into after January 1, 2003 relating to the sale of any capital assets in excess of $500,000;

          (xii) each guaranty or other similar undertaking with respect to contractual performance extended by the Company or any Subsidiary other than in the Ordinary Course of Business, and each Contract relating to any surety bond or letter of credit required to be maintained by the Company or any Subsidiary;

          (xiii) each Contract that contains or provides for the Company's or any of its Subsidiaries' right to be indemnified against Environmental Costs or obligation to indemnify third parties against such third parties' Environmental Costs;

          (xiv) each Contract concerning a partnership or joint venture to which the Company or any Subsidiary is a party;

          (xv) each Contract providing for (A) the licensing of any Intellectual Property Rights to or from any third party, or (B) the development of any products, Software or Intellectual Property Rights by, for or with any third party, other than any licenses of Intellectual Property incidental to the sale of inventory in the Ordinary Course of Business;

          (xvi) each Contract containing provisions that would prohibit the Company or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

          (xvii) each Capital Lease; and

          (xviii) each Contract terminable by any other party upon a change of control of the Company or any Subsidiary, in each case that provides for annual payments in excess of $100,000.

     (b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract except where such breach or default would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of any claim of default by it under or termination of any Material Contract. There is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. Neither the Company nor any Subsidiary has any obligation to refund payments received for work not yet performed under a Material Contract where the percentage of work completed is less than the percentage of revenues received to date.

     4.18 Litigation. Schedule 4.18 lists all Litigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, all investigations to the Knowledge of the Company pending or threatened in writing by any Governmental Entity against the Company or any Subsidiary, and each Governmental Order to which the Company or any Subsidiary is subject. None of the items listed on Schedule 4.18 would result in any Material Adverse Effect.

     4.19 Insurance. Each of the Company and the Subsidiaries has at all times maintained material insurance policies relating to its business and covering property, fire, casualty, liability, workers' compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company or any Subsidiary is subject, and (iii) is valid and enforceable. Schedule 4.19 lists each policy of insurance in effect. Neither the Company nor any Subsidiary is in material breach or default under, and neither the Company nor any Subsidiary has failed to take any required action under, or permitted any termination or modification of, any insurance policies.

     4.20 Compliance with Laws.

     (a) Each of the Company and the Subsidiaries has complied with all Laws and Governmental Orders applicable to their operations, except for instances of noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to it after the Closing. There is and has been no failure on the part of Intermediate LLC, TCI or any of their directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the SOA, including Section 402 related to loans and Section 302 and 906 related to certifications.

     (b) All products sold by the Company and its Subsidiaries comply in all material respects with applicable Laws and regulations promulgated by Governmental Entities thereunder relating to product safety or product certification in the relevant jurisdictions where such products are sold (other than the ROHS Directive). Except as set forth in Schedule 4.20(b), there are no facts or circumstances reasonably likely to prevent or significantly delay the ability of the Company or any of its Subsidiaries to comply in all material respects, when and to the extent required in the applicable jurisdictions, with the ROHS Directive.

     4.21 Environmental Matters. The representations and warranties set forth in paragraphs (b) through (j) and paragraph (l) below are subject to any exceptions listed in Schedule 4.21.

     (a) As used in this Section 4.21(a), the following terms have the following meanings:

          (i) "Environmental Costs" means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

          (ii) "Environmental Law" means any Law, Governmental Authorization or Governmental Order in force at the date of this Agreement relating to pollution, contamination, Hazardous Materials or protection of the environment.

          (iii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

          (iv) "List" means the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any other publicly available list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

          (v) "Property" means real property owned, leased, controlled or occupied by the Company or any Subsidiary at any time.

          (vi) "Regulatory Action" means any Litigation with respect to the Company or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

          (vii) "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

          (viii) "Third-Party Environmental Claim" means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

     (b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

     (c) No Property is listed on a List.

     (d) All transfer, transportation or disposal of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance with applicable Environmental Law. To the Knowledge of the Company, the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

     (e) To the Knowledge of the Company, at no time during the ownership or operation of any Property by the Company or a Subsidiary of the Company, has a Property ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

     (f) To the Knowledge of the Company, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

     (g) The Property has at all times during the ownership and operation thereof by the Company or a Subsidiary of the Company been used and operated in compliance in all material respects with all applicable Environmental Law.

     (h) Each of the Company and the Subsidiaries has obtained all Governmental Authorizations relating to the Environmental Law necessary for operation of the Company. All such Governmental Authorizations will be valid and in full force and effect upon consummation of the Merger and the Transactions. Each of the Company and the Subsidiaries has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

     (i) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property, except in compliance with Environmental Law. To the Knowledge of the Company, the Property currently owned or operated by the Company or any of its Subsidiaries contains no asbestos, urea formaldehyde, radon at levels above natural background or PCBs. No aboveground or underground storage tanks are located on, under or about the Property currently owned or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company have been located on, under or about such Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Property, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Law.

     (j) Except as set forth on Schedule 6.2, no expenditure will be required in order for Buyer, the Company or any Subsidiary to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.


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

     (k) All environmental audits and investigations in the possession or control of the Company or any Subsidiary with respect to the Company, any Subsidiary or the Property are listed on Schedule 4.21.

     (l) No Encumbrance has been attached or filed against the Company or any Subsidiary in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or
(iii) any imposition of Environmental Costs.

     4.22 Warranties. Schedule 4.22 lists all claims pending or, to the Knowledge of the Company, threatened for product liability or breach of any warranty relating to any products sold or services performed by the Company or any Subsidiary. Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth in the Latest Balance Sheets. Schedule
4.22 describes the warranties for products sold or services performed by each of the Company and the Subsidiaries, in each case where the term of such warranty exceeds three (3) years. Except as listed on Schedule 4.22, none of the products manufactured, sold, leased or delivered by the Company or any Subsidiary has been the subject of any product recall (whether voluntary or involuntary) or general service action during the past five years.

     4.23 Employees.

     (a) To the Knowledge of the Company, no executive employee of the Company and no group of employees of the Company or any Subsidiary has any plans to terminate his, her or their employment. Since March 1, 1998, each of the Company and the Subsidiaries has complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages, equal employment opportunity, affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law, except for instances of noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has any labor relations problem pending or, to the Knowledge of the Company, threatened that in either case, individually or in the aggregate would have a Material Adverse Effect and its labor relations are satisfactory. To the Knowledge of the Company, no employee of the Company or any Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind with a third party that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

     (b) Since March 1, 1998, the employment of any terminated former employee of the Company or any Subsidiary has been terminated in accordance with any applicable Contract terms and applicable Law, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has any Liability under any Contract or applicable Law toward any such terminated employee, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. The Merger and the Transactions will not cause the Company or any Subsidiary to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person, except for instances that, individually or in the aggregate, would not have a Material Adverse Effect.

     (c) Since March 1, 1998, neither the Company nor any Subsidiary has made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company or any Subsidiary.

     (d) Except as disclosed in Schedule 4.23(d), since March 1, 1998, neither the Company nor any Subsidiary has experienced and, to the Knowledge of the Company, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. Except as disclosed in Schedule 4.23(d), no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of the Company, threatened. Except as disclosed in Schedule 4.23(d), no Litigation is pending or, to the Knowledge of the Company, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing.

     (e) Except as set forth on Schedule 4.23(e), no employee of the Company or any Subsidiary is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

     (f) Since March 1, 1998, each of the Company and the Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved on its books all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

     4.24 Employee Benefits - U.S.

     (a) Schedule 4.24 lists all Plans (other than Employment Contracts or those Plans listed on Schedule 4.17) by name and separately identifies each plan that has received a favorable determination or opinion letter from the IRS.

     (b) No corporation, trade or business other than those that are parties to this Agreement is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code. No corporation, trade or business (i) is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code, or (ii) is (or was during the preceding five years) the legal employer of Persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code. Neither the Company nor any Subsidiary has become, during the preceding six years, a successor employer for purposes of group health or other welfare plan continuation rights (including
Section 601 et seq, of ERISA) or the Family and Medical Leave Act.

     (c) The Company has made available to Buyer (i) the most recent determination letter received by the Company from the IRS regarding each Plan that is intended to be qualified and


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

tax exempt under Sections 401(a) and 501(a) of the Code, or the most recent pending application therefor, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(c) of the Code (if any) are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC) with respect to any Plan, (iv) the three most recent annual financial statements for each Plan (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes), (vi) plan documents, trust agreements, insurance contracts, any service agreement or other related contract that provides for annual payments by the Company or a Subsidiary in excess of $30,000 and any employee summaries and material employee communications with respect to each Plan and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

     (d) Prior to the Closing Date, the Company will provide Buyer with a list identifying each employee of the Company or any Subsidiary who is, as of the date of this Agreement, (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment). Within 10 Business Days of the Closing Date, the Company will provide Buyer with an updated version of such list which will be, in all material respects, accurate as of the Closing Date.

     (e) With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), the Company will, prior to the Closing Date, provide to Buyer a list identifying, as of the date of this Agreement, (i) each employee, former employee or qualifying beneficiary who has elected continuation and as to whom the continuation period has not ended and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

     (f) (i) All Plans intended to be Tax qualified under Section 401(a) or
Section 403(a) of the Code have received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under
Section 401(b) of the Code, (ii) the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans are in substantial compliance with the requirements of ERISA and the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Plans have been administered in accordance with the documents and instruments governing the Plans, (ii) all reports and filings with Governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the

SEC) required in connection with each Plan have been timely made, (iii) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (iv) each of the Company and the Subsidiaries has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code. The Company has not contributed to nor been obligated to contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

     (g) (i) All contributions, premium payments and other payments required to be made in connection with the Plans as of the date hereof have been made, (ii) as of the date hereof a proper accrual has been made on the books of account of the Company or applicable Subsidiaries for all contributions, premium payments and other payments under or pursuant to the Plans, (iii) no contribution, premium payment or other payment has been made in support of any Plan in the current fiscal year that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise), (iv) with respect to each Plan that is subject to
Section 301 et seq. of ERISA or Section 412 of the Code, as of the date hereof, none of the Company or any of its Subsidiaries is liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code and (v) except as set forth on Schedule 4.24, under each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") that is a single-employer plan subject to ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan.

     (h) Except as set forth on Schedule 4.24, the consummation of the Transactions will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any other benefit, award or payment except for merger consideration or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

     (i) As of the date hereof, (i) no material Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) except as set forth on Schedule 4.24, no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) neither the Company nor any Subsidiary has any actual or expected Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) neither the Company nor any Subsidiary has any actual or expected Liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan and (v) with respect to the Plans, the Company and any Subsidiaries has not incurred or reasonably expects to incur: (A) any material excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i),
Section 502(l), Part 6 of Title I or any other provision of ERISA in an amount that would be material or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law in an amount that would be material; (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements, (vii) except as set forth in Schedule 4.24, no condition, agreement or Plan provision limits the right of the Company or any Subsidiary to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (viii) except as set forth on Schedule 4.24, the Company and any Subsidiaries have no liability with respect to any current or former employees of the Company or its subsidiaries located in the United States of America for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code.

     4.25 Foreign Benefit Plans. Schedule 4.25 sets forth, as of the date hereof, a true and complete list of all incentive plans, long term incentive plans, stock option agreements and pension plans of the Company and its Subsidiaries (other than plans, agreements or other benefits arising under the laws of countries other than the United States of America) governed by the applicable Laws of countries other than the United States of America which have a material financial impact on the business of the Company or any Subsidiary (taken as a whole) (all such plans and agreements, "Foreign Benefit Plans"). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) to the extent legally required, all Foreign Benefit Plans have been approved by the competent Governmental Entities, (ii) neither the Company nor any Subsidiary has received any notice of any material non-compliance of any Foreign Benefit Plan with the Laws, if any, applicable thereto, and (iii) all obligations arising under Laws of countries other than the United States of America to provide or pay for social security or other insurances, benefits, contributions or funds relating to the employment of persons employed, hired or used by the Company or any Subsidiary, whether based on individual or collective agreements, oral promises or legal requirements, have been fulfilled.

     4.26 Customers. Schedule 4.26 lists the five (5) largest customers of the Company and the Subsidiaries on a consolidated basis for the fiscal year ended on December 31, 2005 in each of the United States, the United Kingdom, Japan and Germany and sets forth opposite the name of each such customer the percentage of net sales by the Company and the Subsidiaries attributable to such customer for such period. No customer listed on Schedule 4.26 has notified the Company or any of its Subsidiaries in writing that it will stop or materially decrease the rate of business done with the Company or any Subsidiary.

     4.27 Suppliers. Schedule 4.27 lists the five (5) largest suppliers of the Company and the Subsidiaries on a consolidated basis for the fiscal year ended on December 31, 2005 in each of the United States, the United Kingdom and Germany and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company and the Subsidiaries attributable to such supplier for such period. No supplier listed on Schedule 4.27 has notified the Company or any of its Subsidiaries in writing that it will stop or materially decrease its volume of business done with the Company or any Subsidiary or materially increase the prices of the items supplied to the Company or its Subsidiaries.

     4.28 Affiliate Transactions. Except as set forth on Schedule 4.28 or otherwise expressly disclosed in the notes to the Financial Statements, no Insider has any Material Contract with the Company or any Subsidiary (other than employment agreements listed in Schedule 4.17), not represented by a written Contract and terminable at will); or any interest in any assets used in or pertaining to the business of the Company or any Subsidiary (other than ownership of capital stock of the Company). No officer or director of the Company (other than a director who is a designee of an investment fund or other institutional shareholder) and no Member of the Immediate Family of an officer or such a director has any direct or indirect interest in any competitor, supplier or customer of the Company or any Subsidiary or in any Person from whom or to whom the Company or any Subsidiary leases any property, or in any other Person with whom the Company or any Subsidiary otherwise transacts business of any nature (other than less than one percent (1%) of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on the Nasdaq National Market). As of the Closing, no Insider will have any indebtedness owing to or from the Company or any Subsidiary.

     4.29 Brokerage. Except as set forth on Schedule 4.29, no Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the Merger and the Transactions based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

     4.30 Project Contracts. Except as set forth on Schedule 4.30, neither the Company nor any Subsidiary in a party to any Contract with a customer pursuant to which the Company or such Subsidiary has any performance obligation other than the obligation to deliver products to the customer in a timely manner pursuant to the terms of the Contract (including, without limitation, any obligation with regard to planning or consulting on system design, responsibility for system installation or integration, or responsibility for system functionality).

     4.31 Derivative Transactions. Except for currency hedging transactions in the Ordinary Course of Business, neither the Company nor any Subsidiary thereof is party to any financial hedging arrangements or other derivative transactions.

                   V. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company as follows:

     5.1 Incorporation; Power and Authority. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

     5.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by Buyer and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by Buyer as the sole stockholder of Merger Sub and the filing of the Certificate of

Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against them in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Buyer will become a party, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

     5.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by Buyer and Merger Sub will not (a) contravene any provision of the Organizational Documents of Buyer or Merger Sub; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer or Merger Sub (subject to the Antitrust Clearance); or (d) require any Governmental Authorization (subject to the Antitrust Clearance).

     5.4 Brokerage. No Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the Merger and the Transactions based on any Contract made by or on behalf of Buyer for which any shareholder of the Company is or could become liable or obligated.

                         VI. AGREEMENTS OF THE COMPANY

     6.1 Conduct of the Business. From the date of the Agreement to and including the Closing Date, (1) except with respect to any obligations expressly set forth in this Agreement and in accordance with applicable Law, (2) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (3) except as set forth on Schedule 6.1 hereto:

     (a) each of the Company and the Subsidiaries will conduct its business only in the Ordinary Course of Business;

     (b) neither the Company nor any Subsidiary will amend or modify any Material Contract in any manner materially adverse to the Company or such Subsidiary;

     (c) each of the Company and the Subsidiaries will (i) use commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer with representatives of Buyer relating to the general status of ongoing operations as reasonably requested by Buyer and (iii) not take any action that would render any representation or warranty made by the Company in this Agreement untrue at the Closing as though then made, including any actions referred to in Section 4.10;

     (d) neither the Company nor any Subsidiary will change in any material respect any of its methods of accounting in effect on March 31, 2006, other than changes required by GAAP (or, with reference to non-U.S. Subsidiaries, other applicable accounting standards);

     (e) neither the Company nor any Subsidiary will cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless replaced by a policy providing substantially similar coverage to the policy being replaced;

     (f) neither the Company nor any Subsidiary will (i) amend or propose to amend its certificate of incorporation or by-laws, (ii) split, combine or reclassify its outstanding capital stock, (iii) declare, set aside or pay, any dividend or distribution payable in stock or property, or (iv) repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

     (g) neither the Company nor any Subsidiary will issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries' capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any Contract with respect to any of the foregoing, except for issuances of Common Shares pursuant to the exercise of Stock Options or Warrants outstanding as of the date of this Agreement;

     (h) neither the Company nor any Subsidiary will (i) incur or become contingently liable with respect to any Other Indebtedness other than the Other Indebtedness shown in the Disclosure Schedule or otherwise disclosed in the Financial Statements, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Stock Options or Warrants, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the Ordinary Course of Business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the Ordinary Course of Business, (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary, or (vi) enter into any Contract with respect to any of the foregoing;

     (i) neither the Company nor any Subsidiary will enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the Transactions);

     (j) neither the Company nor any Subsidiary will alter the corporate structure or ownership of any of the Company's Subsidiaries;

     (k) neither the Company nor any Subsidiary will enter into any sale, lease or license or offer to extend any Encumbrance (except for Permitted Encumbrances) in respect of any of its assets, other than in the Ordinary Course of Business;

     (l) neither the Company nor any Subsidiary will (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director or officer of the Company or any of its Subsidiaries (other than pursuant to agreements currently in effect), or except in the Ordinary Course of Business, any employee of the Company or any of its Subsidiaries, (ii) except as required by Law or agreements or Plans or policies currently in effect, increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of the Company or any of its Subsidiaries or (v) increase the compensation, bonus or other benefits payable to any officer or employee of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business, or any director;

     (m) neither the Company nor any Subsidiary will repay, redeem, repurchase or make any offer (including any change of control offer provided in the Indentures) of repayment, redemption or repurchase of any Indenture Indebtedness, except as required by Section 6.3;

     (n) neither the Company nor any Subsidiary will settle or enter into any settlement agreement with respect to any outstanding Litigation, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding Litigation where the amount of such settlement is less than $500,000; and

     (o) neither the Company nor any Subsidiary will enter into or authorize an agreement with respect to any of the foregoing actions.

     6.2 Environmental Work.

     (a) The Company currently is performing, or may be obligated to perform, work in respect of each of the environmental matters identified on Schedule 6.2 attached hereto (the "Environmental Work"). Subject to the terms of the Environmental Escrow Agreement, from and after the Closing, Buyer shall control and perform the balance of the Environmental Work, provided that all Environmental Work shall be performed on a basis consistent with the Company's past practices; provided, however, that Buyer shall provide periodic updates to the Representative regarding all Environmental Work performed by Buyer from and after the Closing no less frequently than once per calendar quarter. Costs and expenses in respect of any Environmental Work shall be paid out of the Environmental Escrow Amount upon the joint written instructions of Buyer and the Representative following the certification by the Company to the Representative in reasonable detail (together with such supporting documentation as the Representative may reasonably request) specifying such costs and expenses, pursuant to the terms and conditions set forth in the Environmental Escrow Agreement, it being understood that (i) to the extent such costs and expenses exceed the amount of funds in the Environmental Escrow Account, then Buyer shall be responsible for any such excess costs and expenses and (ii) if any funds remain available in the Environmental Escrow Account after completion of the Environmental Work and payment therefor in full, such remaining funds shall be released from the Environmental Escrow Account and disbursed in accordance with the instructions of the


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Representative. Any interest earned on the Environmental Escrow Amount shall be deposited by the Escrow Agent into the Environmental Escrow Account, but shall not constitute part of the Environmental Escrow Amount. The amount of interest, reduced by any Taxes (as referred to in the next sentence), brokerage fees and other expenses or losses incurred in connection with the investment of the Environmental Escrow Amount, shall be paid to the Buyer and the Representative in proportion to the respective payments to them of the Environmental Escrow Amount. The parties acknowledge that Buyer shall be treated as the owner of the Environmental Escrow Account and shall be responsible for any Taxes attributable to income earned in respect of the Environmental Escrow Amount until such Environmental Escrow Amount is disbursed in accordance with the terms of the Environmental Escrow Agreement (with the Buyer being entitled to reimbursement out of such interest for any such Taxes paid).

     (b) The Environmental Escrow Agreement shall provide for the release of $2,000,000 from the Environmental Escrow Account on the second anniversary of the Closing Date to the extent that unresolved claims do not exceed the Environmental Escrow Amount.

     (c) Subject to the right of the Representative to retain funds to cover the Seller Expenses, the Representative shall distribute to the Equity Holders all funds released from the Environmental Escrow Account pursuant to this Section
6.2 in accordance with their respective Percentage Interests; provided, however, that the Representative shall direct the Escrow Agent to pay to the Surviving Corporation all amounts required pursuant to this Section 6.2 to be distributed from the Payment Fund to the holders of Stock Options and Warrants, and the Surviving Corporation shall distribute such amounts, net of applicable withholding Taxes, to such holders in accordance with their respective Percentage Interests therein in accordance with the Representative's instructions.

     (d) Notwithstanding anything to the contrary set forth in this Agreement, the conditions giving rise to the conducting of or otherwise being remedied by the Environmental Work shall not be deemed to be a breach of any representation or warranty contained in this Agreement.

     6.3 Redemption of the Notes; Indenture Indebtedness Satisfaction and Discharge.

     (a) The Company shall, and shall cause Intermediate LLC and TCI to, effectuate the Indenture Indebtedness Satisfaction and Discharge immediately prior to or simultaneously with the Effective Time and shall:

          (i) notify Buyer, no later than two (2) Business Days prior to the Closing Date, of the Indenture Satisfaction and Discharge Amount for each series of Indenture Indebtedness and the wire transfer instructions to the accounts designated by the Applicable Trustee;

          (ii) prepare appropriate notices or instructions to the Applicable Trustee in form and substance reasonably satisfactory to Buyer directing it to apply the appropriate portions of the Indenture Satisfaction and Discharge Amount to full payment of each series of Indenture Indebtedness on the applicable Specified Redemption Date;


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          (iii) deliver an officers' certificate for each of the 11 1/2% TCI
     Notes and the 13% Notes of each series, reasonably satisfactory in form and substance to Buyer and the Applicable Trustee, stating that all conditions precedent to the satisfaction and discharge of such Indenture Indebtedness have been satisfied;

          (iv) deliver an opinion of counsel for each of the 11 1/2% TCI Notes, the 13% Notes of each series, reasonably satisfactory in form and substance to Buyer and the Applicable Trustee, stating that all conditions precedent to the satisfaction and discharge of such Indenture Indebtedness have been satisfied;

          (v) obtain and deliver to Buyer on the Closing Date an instrument of Satisfaction and Discharge of each Indenture resulting in a complete release of each applicable Issuer and its Subsidiaries from all obligations under such Indenture and the Indenture Indebtedness and all Encumbrances relating thereto executed by the Applicable Trustee and the applicable Issuer and reasonably satisfactory in form and substance to Buyer; and

          (vi) take all other actions and prepare all other documents (which shall be reasonably satisfactory in form and substance to Buyer and the Applicable Trustee), necessary or appropriate to redeem the Indenture Indebtedness on the applicable Specified Redemption Dates.

     6.4 Repayment of Other Indebtedness. The Company will promptly notify Buyer of any change in the ordinary course of repayment of Other Indebtedness. The Company shall deliver (i) at least three Business Days prior to the Closing Date, executed payoff letters from each lender, creditor, noteholder or other counterparty (each, a "lender") to whom an Other Indebtedness obligation, except for the Other Indebtedness obligations described on Schedule 6.4, is owing (whether or not due and payable) with respect to each item of such Other Indebtedness, together with any and all prepayment premiums, penalties, breakage costs, "make whole amounts," costs, expenses and other payment obligations relating to such items of such Other Indebtedness and owing (whether or not then due and payable) to such lender (collectively, the "Payoff Amount", in each case
(A) that sets forth the amount to be paid on the Closing Date, together with wire transfer instructions, (B) evidencing that the payment of such amount shall result in a complete release of the Company and each of its Subsidiaries from all obligations and of all Encumbrances relating to such item of the Other Indebtedness and all related transaction expenses, and (C) authorizing the Company to file UCC-3 termination statements, mortgage releases and other Release Documents upon receipt by such lender of the applicable Payoff Amount and (ii) immediately prior to or concurrently with the Closing, UCC-3 termination statements, mortgage releases and other Release Documents (to be held by Buyer's counsel in escrow until the Closing or by lender's counsel and released concurrently with the Closing) that when filed or recorded, as the case may be, will be sufficient to release any and all Encumbrances relating to such Other Indebtedness and the Indenture Indebtedness and all related transaction expenses.

     6.5 Notice of Developments. The Company will promptly notify Buyer of (i) any change in the Ordinary Course of Business of the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect or (ii) to the Knowledge of the


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Company, the commencement or threat in writing of Litigation naming the Company or any Subsidiary as a party.

     6.6 Pre-Closing Access to Information; Confidentiality. Through the Closing Date, the Company and each of its Subsidiaries will afford to Buyer and its authorized representatives reasonable access at all reasonable times and upon reasonable notice, and subject to exclusion to comply with applicable Laws or preserve attorney-client privilege, to the facilities, offices, properties, technology, processes, books, business and financial records, those officers and executive-level employees named on Schedule 6.6, business plans, budgets and projections, information in the possession of the Company and its Subsidiaries with respect to their customers and other information of each of the Company and the Subsidiaries as Buyer may reasonably request, and the workpapers of Ernst & Young LLP, the Company's independent accountants. Subject to Law and preservation of the attorney-client privilege, Buyer will have reasonable access to the personnel records of the Company and the Subsidiaries. The Company will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required by Buyer. The Confidentiality Agreement, dated September 21, 2005 (the "Confidentiality Agreement"), between the Company and Buyer will apply with respect to information obtained by Buyer under this Section 6.6.

     6.7 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, the Company and its Subsidiaries hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.

     6.8 Securityholder Litigation. The Company and each Subsidiary shall keep Buyer informed of, and cooperate with Buyer in connection with, any securityholder Litigation or claim against the Company and/or its directors or officers relating to the Merger or the Transactions, provided, however, that, no settlement in connection with such securityholder Litigation shall be agreed to without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section shall be subject to the obligations of the Company or such Subsidiary under applicable Laws relating to attorney-client communication and privilege.

     6.9 Consents and Authorizations; Regulatory Filings. The Company will use its commercially reasonable efforts to obtain, as soon as reasonably practicable after the date of this Agreement, all Consents and Governmental Authorizations (the "Required Consents") listed on Schedule 6.9. The Company and each Subsidiary will keep Buyer reasonably advised of the status of obtaining the Required Consents. Without limiting the foregoing, no later than the tenth day after the date of this Agreement, the Company will make, and will cause each of the Subsidiaries to make, all filings and submissions required by them or it under the HSR Act, the EU antitrust Laws and regulations and any other Law applicable to the Company or any Subsidiary required for the consummation of the Merger and the Transactions. The Company and each Subsidiary will use its commercially reasonable efforts to obtain an early termination of the applicable waiting period under, and will make any additional filings required pursuant to, the HSR Act and other applicable Laws.


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

     6.10 No Solicitation.

     (a) The Company and each Subsidiary will not, and will cause its representatives and Affiliates not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or any Subsidiary to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 6.10(a) will not prohibit the Company from furnishing nonpublic information regarding the Company or any Subsidiary to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to the Company or any Subsidiary by such Person (and not withdrawn) if (1) neither the Company nor any Subsidiary, nor any representative of the Company or any Subsidiary, will have violated any of the restrictions set forth in this Section 6.10, (2) the board of directors of the Company concludes in good faith, after having consulted with and considered the advice of outside counsel to the Company, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable Law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Buyer written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by the Company to Buyer). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Company, whether or not such representative of the Company is purporting to act on behalf of the Company, will be deemed to constitute a breach of this Section
6.10 by the Company.

     (b) The Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Buyer orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company or Subsidiary (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. The Company will keep Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.


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     (c) The Company shall, and shall cause each of its Subsidiaries and the
Representative to, immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal subject to
Section 6.10(a).

     (d) Neither the Company nor any Subsidiary will release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company is a party, and will enforce or cause to be enforced each such agreement at the request of Buyer.

     6.11 Checks. The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to cause all checks received by the Company or any Subsidiary prior to the Closing Date to be deposited into the Company's or the Subsidiaries' bank accounts prior to the close of business on the Closing Date.

                                VII. TAX MATTERS

     7.1 Tax Matters.

     (a) If the Company or any Tax Affiliate is permitted but not required, under applicable Tax laws, to treat the Closing Date as the last day of any Tax Period, the parties shall treat the Tax Period as ending, as the case may be, at the close of business on the Closing Date.

     (b) Tax Returns.

          (i) The Company (use of the defined term "Company" in this Section 7.1 shall also include each Tax Affiliate) shall, at the Company's expense, prepare or cause to be prepared and file or cause to be filed all Returns for the Company which are due on or before the Closing Date, and the Company shall pay all Taxes with respect to such Returns. All such Returns shall be accurate and complete in accordance with applicable Laws and shall be prepared on a basis consistent with the Returns filed by or on behalf of the Company for the preceding Tax Period. The Company shall submit copies of all income Tax Returns to Buyer at least 30 days prior to their extended due date for Buyer's review and approval.

          (ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns of the Company which are due after the Closing Date, and Buyer shall cause the Company, at the Surviving Corporation's expense, to pay all Taxes with respect to such Returns. The Company shall reserve on the Closing Balance Sheet in a manner that is consistent with past practice and is in accordance with GAAP an appropriate amount to reflect the obligation to pay any such Taxes. Buyer shall permit the Representative to review and comment, prior to filing, on each Return for Tax Periods which begin before the Closing Date ("Straddle Tax Returns"). Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date (the "Interim Period"), shall be referred to herein as "Pre-Closing Taxes." The Escrow Agent shall remit to Buyer, in accordance with the Escrow Agreement, an amount from the Escrow Amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns (to the extent such


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

     Taxes are not reflected on the Closing Balance Sheet) at least ten (10) Business Days before Buyer is required to cause to be paid the related Tax liability; it being understood that the Company will accrue on the Closing Balance Sheet all Pre-Closing Taxes. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax Period through the Closing Date and the denominator of which shall be the number of days in the Tax Period. All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Company.

     (c) Audits. Each party shall promptly notify the other in writing upon receipt by such party (or any of its Tax Affiliates) of any pending or threatened Tax proceeding with respect to the Company for any (i) Tax Period ending on or before the Closing Date or (ii) Tax Period which begins before the Closing Date and ends after the Closing Date. The Representative shall have the sole right to represent the interests of the Company in any Tax proceedings relating to Tax Periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense. Buyer shall have the right to participate at its expense in any such Tax proceeding which may have the effect of increasing Buyer's or the Company's Tax Liability for any Tax Period ending after the Closing Date, and the Representative and the Company shall not settle or compromise any such proceeding without Buyer's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer shall consent to any settlement or compromise if the Equity Holders fully indemnify Buyer for any increase in Buyer's or the Company's Tax Liability. Buyer shall have the sole right to represent the interest of the Surviving Corporation in any Tax proceedings relating to Tax Periods which end after the Closing Date and to employ counsel of its choice at its expense. The Representative shall have the right to participate at the Equity Holders' expense in any such Tax proceedings which may have the effect of increasing the Company's Tax Liability for any Tax period ending before the Closing Date, and Buyer and the Surviving Corporation shall not settle or compromise any such proceeding without prior written consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding any other provision to the contrary, Buyer in its sole and absolute discretion may notify the Representative at any time that any defense and settlement of any Tax proceeding relating to Taxes for which the Equity Holders are required to indemnify Buyer pursuant to this Agreement must be immediately terminated in which case any obligation with respect to the Equity Holders to make indemnification payments to Buyer with respect to such Tax proceeding shall thereupon terminate.

     (d) Cooperation. The Representative and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to Section 7.1 and any audit, Litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Returns, amended Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information (including any prior years' Returns, workpapers or memoranda, whether prepared internally or by a third-party) which are reasonably


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

relevant to any such audit, Litigation or other proceeding and making employees (and, to the extent relevant, outside advisors) available on a mutually convenient basis to provide additional information and explanation of any material provided hereby. In addition, each party agrees to (i) furnish to the other, on a timely basis, copies of all correspondence received from any Tax authority and (ii) promptly inform the other party of any other communication from a Tax authority, in connection with any Tax audit, information request, or other proceeding with respect to any Tax Period which may result in the payment of, or affect the amount payable of, any Tax by such other party. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.

     (e) Tax Refunds. Any refund of Taxes (which for purposes of this provision shall include any entitlement to a credit against Tax) relating to the Company with respect to Tax Periods (or portions thereof) ending on or before the Closing Date and received by the Surviving Corporation within three (3) years following the Closing shall be for the account of the Equity Holders after payment of any and all applicable Taxes. Buyer shall pay over to the Representative (after payment of any and all applicable Taxes) for the account of the Equity Holders any such refunds that Buyer may receive within five (5) days of such receipt; provided, however, that Buyer shall be entitled to (i) any refunds and interest arising from the carryback of a Tax item from a Tax Period that ends after the Closing Date to a Tax Period that begins before the Closing Date and (ii) any refund of a Tax, regardless of the Tax Period to which it relates, if Buyer is responsible for and has paid such Tax and has not otherwise been indemnified for the payments of such Tax.

     (f) Pre-Closing Actions. Prior to the Closing, the Company will not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes, (iv) make any change in the composition of any affiliated group of which the Company is a member, or (v) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns, which may have the effect of increasing Buyer's or the Company's Tax Liability for any Tax Period ending after the Closing Date.

     (g) Post-Closing Actions. The Surviving Corporation will not amend (i) any Return attributable to a Tax Period ending on or before the Closing Date or (ii) any Straddle Tax Return that includes a Tax Period that begins before and ends after the Closing date if such amendment may have the effect of increasing the Company's Tax Liability for any Tax Period (or portion thereof) that ends on or before the Closing Date.

     (h) Transfer Taxes. Except as otherwise provided in this Section 7.1(h), all transfer (including real estate transfer), documentary, sales, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (and the transactions contemplated hereby) shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Representative shall, and shall on behalf of the Equity Holders, join in the execution of any such Returns and documentation. Notwithstanding the foregoing, any German real property transfer Taxes incurred in connection with this Agreement (and the transactions


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contemplated hereby) shall be borne one-half by Buyer and one-half by the Equity
Holders by (i) including fifty percent (50%) of the estimated German real property transfer Taxes in the Closing Transaction Expenses and (ii) if the amount of German real property transfer Taxes actually paid is more than or less than the amount estimated, by either (A) permitting Buyer to collect fifty percent (50%) of the excess from the Indemnity Escrow Amount or (B) requiring Buyer to remit fifty percent (50%) of the shortfall to the Equity Holders by depositing such amount into the Payment Fund, in either case, promptly following the actual payment of such Taxes. The parties agree that the total amount of estimated German real property transfer Taxes to be incurred in connection with this Agreement (and the transactions contemplated hereby) is Euro 150,000.

     (i) Tax Sharing Agreements. All tax sharing agreements, other than the Company Tax Sharing Agreement, to which the Company is a party shall be terminated effective as of the Closing Date.

                           VIII. AGREEMENTS OF BUYER

     8.1 Indemnification of Officers and Directors.

     (a) All rights to indemnification, whether pursuant to the Organizational Documents of the Company or a Subsidiary of the Company, by Contract, by Law or otherwise, existing in favor of those Persons who are, or were, directors, officers and employees of the Company and its Subsidiaries at or prior to the date of this Agreement (the "Indemnified Persons") will survive the Merger and will be observed by the Surviving Corporation and its Subsidiaries to the fullest extent permitted by Law, including the DGCL, for a period of six years from the Closing Date (the "Indemnification Period").

     (b) During the Indemnification Period, the Surviving Corporation will maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Closing Date, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Buyer prior to the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, (ii) the Surviving Corporation will not be required to pay annual premiums for the Existing Policy (or for any substitute policies for which premiums are payable on an annual basis) in excess of 125% of the per annum rate of premium paid as of the date hereof for the Existing Policy, and (iii) in the case of any substitute policy such as a "runoff policy" for which the applicable premium is payable on a one time basis to obtain coverage for the entire Indemnification Period, the Surviving Corporation will not be required to pay an aggregate amount in respect of such premium in excess of 750% of the per annum rate of premium paid as of the date hereof for the Existing Policy. In the event the future premiums for the Existing Policy (or any substitute policies) exceed the threshold amounts set forth in clauses (ii) and (iii) of the preceding sentence, the Surviving Corporation will be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for premium amounts that are within threshold amounts set forth in clauses (ii) or (iii), as the case may be.

     8.2 Employment; Employee Benefits.


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

     (a) Nothing in this Agreement will be construed to create a right in any employee of the Company or any Subsidiary to employment with Buyer, the Surviving Corporation or any other Subsidiary of Buyer (including the Company), and, subject to any agreement between an employee and Buyer, the Surviving Corporation or any other Subsidiary of Buyer (including the Company), the employment of each employee of the Company or any Subsidiary who continues employment with Buyer, the Surviving Corporation or any Subsidiary of the Surviving Corporation (including the Company) after the Closing Date (a "Continuing Employee") will be "at will" employment, except as otherwise provided under applicable Law.

     (b) The Parties agree that the Company shall be responsible for any required notices and other obligations under the WARN Act or any comparable Law for any terminations by it up to and including the date and time of Closing, and the Buyer shall be responsible for any required notices and any other obligations under the WARN Act or any comparable Law for any terminations by it after the date and time of Closing.

     8.3 Replacement of Letters of Credit. Prior to the Closing, Buyer shall (i) make arrangements to obtain as of the Closing Date one or more letters of credit to replace each of the existing letters of credit set forth on Schedule 8.3 (and any replacements thereof obtained by the Company prior to the Closing), such replacement letters of credit to be in a form and substance acceptable to the intended beneficiaries thereof and (ii) use its commercially reasonable efforts to obtain the release of the letters of credit set forth on Schedule 8.3 (or any replacements thereof obtained by the Company prior to the Closing) from the beneficiaries thereof, such release to take effect as of the Closing Date or cash collateralize such letters of credit until such letters of credit shall be so released by the beneficiaries thereof.

     8.4 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions. Without limiting the foregoing, no later than the tenth business day after the date of this Agreement, Buyer and Merger Sub will make all filings and submissions required by them under any Law applicable to Buyer or Merger Sub required for the consummation of the Merger and the Transactions, if any. Buyer and Merger Sub will use their commercially reasonable efforts to obtain an early termination of any applicable waiting period under, and will make any additional filings required pursuant to, any applicable Laws.

     8.5 Access to Information. In connection with Buyer's and its authorized representatives' obtaining access, pursuant to Section 6.6 hereunder, to the facilities, offices, properties, technology, processes, books, business and financial records, officers, business plans, budgets and projections, information in the possession of the Company and its Subsidiaries with respect to their customers and other information of each of the Company and the Subsidiaries, and the workpapers of Ernst & Young LLP, the Company's independent accountants, Buyer agrees to use commercially reasonable efforts to attempt to minimize the disruption of the ongoing business of the Company and its Subsidiaries caused by any such access.


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                           IX. CONDITIONS TO CLOSING

     9.1 Conditions to the Obligations of the Company, Buyer and Merger Sub. The obligation of the Company, Buyer and Merger Sub to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in writing, of each of the following conditions at or prior to the Closing:

     (a) The applicable waiting periods under the HSR Act, the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Sections 120-130 promulgated under the Arms Export Control Act (AECA), 22 U.S.C. 2751 et al, and the applicable EU antitrust Laws and regulations will have expired or been terminated; and

     (b) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing.

     9.2 Conditions to Buyer's Obligations. The obligation of Buyer and Merger Sub to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in writing, of each of the following conditions at or prior to the Closing:

     (a) The representations and warranties set forth in Article IV that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties and the representations and warranties set forth in Article IV that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by Company or the discovery of information by Buyer);

     (b) The Company shall have performed and complied with each of its agreements contained in this Agreement in all material respects;

     (c) The Stockholder Consent shall have been executed and delivered to the Company, and the Company shall have complied in all material respects with all requirements under Section 228 of the DGCL;

     (d) Each Required Consent shall have been obtained and be in full force and effect;

     (e) Buyer shall have obtained each Governmental Authorization required to own the Surviving Corporation or operate the business of the Company in the manner it was operated prior to the Closing Date;

     (f) no Litigation instituted by a Governmental Authority shall be pending or threatened in writing (i) challenging or seeking to prevent or delay consummation of any of the Transactions, (ii) asserting the illegality of or seeking to render unenforceable this Agreement,


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(iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company or any Subsidiary, or to compel Buyer or any of its Subsidiaries or the Company or any Subsidiary to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company or its Subsidiaries, as a result of the Merger and Transactions that would deprive Buyer of the benefits reasonably expected by it as a result of the Merger, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, the Company or (v) imposing or seeking to impose material damages or sanctions directly arising out of the Merger and the Transactions on Buyer or the Company or any of their respective officers or directors;

     (g) After the date of this Agreement, no Material Adverse Effect shall have occurred;

     (h) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement not disclosed on the Disclosure Schedule that has a Material Adverse Effect;

     (i) The Company shall have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to
Section 3.7(b)(i) and such agreements so delivered will be in full force and effect;

     (j) The Indenture Indebtedness Satisfaction and Discharge shall have occurred pursuant to the respective Indentures and Indenture Indebtedness shall have been duly called for redemption as provided in Section 6.3 and Buyer shall have received an instrument of Satisfaction and Discharge of each Indenture, in form and substance reasonably satisfactory to Buyer, executed by the Applicable Trustee and the applicable issuer;

     (k) Intermediate LLC and TCI shall have filed SEC Form 15 suspending their reporting obligations under Section 15(d) of the Exchange Act;

     (l) The repayment of the Other Indebtedness shall have occurred and the Encumbrances securing such Other Indebtedness shall have been released; and

     (m) Dissenting Shares shall represent no more than ten percent (10%) of the Common Shares outstanding on the date of this Agreement.

     9.3 Conditions to the Company's Obligations. The obligation of the Company to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Company's sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

     (a) The representations and warranties set forth in Article V that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties and the representations and warranties set forth in Article V that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except


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that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

     (b) Buyer and Merger Sub will have performed and complied with each of their agreements contained in this Agreement in all material respects;

     (c) Buyer and Merger Sub will have delivered each of the certificates, instruments and other documents that they are obligated to deliver pursuant to
Section 3.7(b)(ii); and

     (d) no Litigation instituted by a Governmental Authority shall be pending or threatened in writing (i) challenging or seeking to prevent or delay consummation of any of the Transactions, (ii) asserting the illegality of or seeking to render unenforceable this Agreement, or (iii) imposing or seeking to impose material damages or sanctions directly arising out of the Merger and the Transactions on the Company or any Subsidiary or any of their respective officers or directors.

                                 X. TERMINATION

     10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

     (a) by mutual written consent of the Company and Buyer;

     (b) at the election of the Company or Buyer on or after December 28, 2006, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder such that there would be a failure of condition under Section 9.2(a) or (b) or Section 9.3(a) or (b), as the case may be, if the Closing were to occur on the date of such termination; provided, further, that if a request for additional information is received from a Governmental Entity pursuant to the HSR Act or any applicable EU antitrust Laws, such date shall be extended to the 60th day following acknowledgment by such Government Entity that the Company and Buyer shall have complied with such request, but in any event not later than December 31, 2006;

     (c) by Buyer or the Company, if any Litigation set forth in Section 9.2(f) is pending or threatened;

     (d) by the Company or Buyer, if there shall be in effect a final non-appealable Governmental Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger and the Transactions;

     (e) by the Company, if (A) the Company will have delivered to Buyer a written notice of the Company's intent to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five business days have elapsed following delivery to Buyer of such written notice by the Company,
(C) during such five business-day period the Company has fully cooperated with Buyer, including, without limitation, informing Buyer of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Buyer to agree to a modification of the terms and conditions


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of this Agreement so that the transactions contemplated hereby may be effected,
(D) at the end of such five business-day period the Board of Directors of the Company will have reasonably concluded that such Acquisition Proposal constitutes a Superior Proposal, (E) the Company pays to Buyer an amount equal to the aggregate of all out-of-pocket expenses incurred by Buyer in connection with the Transactions (including, without limitation, travel expenses of Buyer personnel and fees and disbursements of external advisors to Buyer), and (F) the Company will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company will have resolved to do so; or

     (f) if the party seeking to terminate is not then in material breach of this Agreement, (i) by Buyer, if there has been a material breach by the Company of its representations, warranties, agreements or obligations under this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach by Buyer to the Company, (ii) by the Company, if there has been a material breach by Buyer or Merger Sub of any of their respective representations, warranties, agreements or obligations under this Agreement, which breach is not cured within fifteen (15) days following written notice of such breach by the Company to Buyer, or (iii) by any party if any of the conditions to its obligations to consummate the Merger and the Transactions set forth in Article IX shall have become impossible to satisfy and such impossibility is not due to its own action or omission.

     10.2 Procedure Upon Termination. In the event of termination by Buyer or the Company, or both, pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger and the Transactions shall be abandoned, without further action by Buyer or the Company. If this Agreement is terminated as provided herein each party shall return all documents, work papers and other material of any other party relating to the Merger and the Transactions, whether obtained before or after the execution hereof, to the party furnishing the same.

     10.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer, Merger Sub or the Company; provided, however, that all obligations of the parties under this Agreement will terminate except that the provisions of (i) Section 6.6 (pre-closing access to information); (ii) Article XIII; (iii) Sections 10.2 (procedure upon termination); and this Section 10.3 (effect of termination) will survive indefinitely unless sooner terminated or modified by the parties in writing; provided, further, however, that, to the extent this Agreement is terminated pursuant to Section 10.1(f)(i) or (ii), nothing in this Section 10.3 shall relieve any party hereto from any Liability for a material breach of this Agreement which resulted in such termination.

                              XI. INDEMNIFICATION

     11.1 Survival of Representation and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties of each of Buyer, Merger Sub and the Company contained in this Agreement shall survive the


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Closing and the Effective Time and such representations and warranties shall terminate at 5:00 p.m. (New York City time) on the second anniversary of the Closing Date; provided, however, (i) the representations and warranties set forth in Sections 4.12 and 4.21 shall survive the Closing until, and shall terminate at, 5:00 p.m. (New York City time) on the third anniversary of the Closing Date (each, an "Indemnity Cut-Off Date"). Any claim for indemnification made under Section 11.2 which is not asserted by notice in writing given as herein provided relating thereto within the above-specified period of survival may not be pursued and is hereby irrevocably waived after the applicable Indemnity Cut-Off Date. Any claim for indemnification of a Loss asserted within the period of survival as herein provided will be timely made for purposes hereof.

     11.2 General Indemnification.

     (a) As an inducement to Buyer and Merger Sub to enter into this Agreement, and acknowledging that Buyer and Merger Sub are relying on the indemnification provided in this Section 11.2 in executing and performing this Agreement, the Equity Holders, by their acceptance of Merger Consideration pursuant to this Agreement, shall be deemed to have authorized the Representative to act on behalf of the Equity Holders in connection with all matters relating to this Agreement, the Escrow Agreement and the Environmental Escrow Agreement, including, without limitation, the Indemnity Escrow Account, the Purchase Price Adjustment Escrow Account, and the Environmental Escrow Account.

     (b) Subject to Sections 11.3 and 11.4 below, after the Closing each of Buyer, the Surviving Corporation and its Subsidiaries and their respective officers, directors, employees and successors and assigns (collectively, the "Buyer Indemnified Parties") shall be indemnified and held harmless (in any event, without duplication) solely out of the Indemnity Escrow Account from and against:

          (i) subject to Section 11.1, any and all Losses resulting from, arising from, relating to or constituting the failure of any representation or warranty of the Company set forth in Article IV (other than those representations and warranties relating to Taxes), to be true and correct as of the date made; and

          (ii) any and all Losses resulting from, arising from, relating to or constituting the breach of any covenant or other agreement (other than those covenants or other agreements relating to Taxes) on the part of the Company under this Agreement.

     (c) Subject to Sections 11.3 and 11.4 below, after the Closing each of the Buyer Indemnified Parties shall be indemnified and held harmless (in any event, without duplication) solely out of the Indemnity Escrow Account from and against any and all Losses arising out of or attributable to (i) any misrepresentation, inaccuracy or breach of any representation, warranty, covenant, agreement or promise related to Taxes by the Company contained in this Agreement or (ii) any Liability of the Company or any of its Tax Affiliates with respect to Taxes for any Tax Period, or portion thereof, ending on or before the Closing Date, including, without limitation any Interim Period; provided, that the Losses shall be reduced (but not below zero) to the extent reserved in the Closing Balance Sheet; and provided, further, that a valuation allowance or reserve with respect to net operating losses, Tax basis of assets and other similar Tax attributes shall not be considered a reserve on the Closing Balance Sheet for this purpose.


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     (d) Notwithstanding any provision in this Agreement to the contrary:

          (i) the Buyer Indemnified Parties shall not be indemnified under
     Section 11.2(c) with respect to any Losses or Taxes for any Taxable Period that begins after the Closing Date, including without limitation, the portion of any Straddle Period that begins after the Closing Date; and

          (ii) the Buyer Indemnified Parties shall not be indemnified under
     Section 11.2(c) with respect to any Losses or Taxes that would not have been generated but for any election made by the Buyer under Section 338(g) of the Code with respect to the Company and one or more Tax Affiliates.

     (e) Subject to Sections 11.3 and 11.4 below, Buyer and the Surviving Corporation hereby, jointly and severally, agree to indemnify and hold the Equity Holders and the Representative and their respective officers, directors, employees and successors and assigns (collectively, the "Equity Holders Indemnified Parties") harmless from and against:

          (i) subject to Section 11.1, any and all Losses resulting from, arising from, relating to or constituting the failure of any representation or warranty of Buyer or Merger Sub set forth in Article V to be true and correct as of the date made; and

          (ii) any and all Losses resulting from, arising from, relating to or constituting the breach of any covenant or other agreement on the part of Buyer or Merger Sub under this Agreement.

     (f) Notice of all claims made by any Buyer Indemnified Party pursuant to this Article XI shall be given exclusively to the Representative, not in its personal capacity, but solely in its capacity as the representative of the Equity Holders, and the Representative shall have full and exclusive power and authority to represent the interests of the Equity Holders in respect of such claims. Notwithstanding anything contained herein to the contrary, no Buyer Indemnified Party shall be entitled to make any claim for indemnification under this Article XI against the Representative or any Equity Holder.

     (g) To the extent that Buyer, the Surviving Corporation or any Subsidiary suffers any Losses for which it is entitled to be indemnified under Section 11.2(a), then (without limiting any of the rights of the Surviving Corporation or such Subsidiary as a Buyer Indemnified Party, but in any event without duplication) Buyer shall be entitled to make an indemnification claim for such Losses on behalf of the Surviving Corporation or such Subsidiary.

     11.3 Limits on Indemnification. Notwithstanding anything herein to the contrary:

     (a) no indemnified party shall be entitled to indemnification under Sections 11.2(b)(i), 11.2(c) or 11.2(e)(i) unless the aggregate amount of all Losses to the Equity Holders Indemnified Parties or the Buyer Indemnified Parties, as applicable, finally determined to arise thereunder exceeds $2,500,000 (the "Basket Amount"), and then only to the extent of the aggregate Losses which exceed that amount; provided that (i) for the purpose of calculating the Losses to the Buyer Indemnified Parties herein any materiality or Material Adverse Effect qualifications in the representations and warranties set forth in Article IV shall be disregarded,


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and (ii) any obligation to pay the Initial Merger Consideration or any
Subsequent Merger Consideration, and indemnification for any breach of the representations set forth in Sections 4.29 and 5.4 shall not be entitled to the benefit of the Basket Amount;

     (b) no Party shall be indemnified for any Losses under Sections 11.2(b), 11.2(c) or 11.2(e) to the extent (i) that such Party receives or is entitled to receive any insurance proceeds or other amounts from third parties in respect of such Losses or (ii) of the Tax Benefits allowable with respect to such Losses;

     (c) to avoid double-counting as to any matter, the term "Losses" shall not include any Loss suffered with respect to any Liability or obligation of the Company or any Subsidiary, to the extent that such Liability or obligation (or a reserve therefor (to the extent of such reserve)) is reflected in any of the Closing Statements, or, in the event of any dispute with respect thereto, in accordance with the final determination of such dispute, even if the events, facts or circumstances giving rise to such Loss would also constitute a breach of any of the Company's representations or warranties hereunder;

     (d) claims by Buyer Indemnified Parties against the Indemnity Escrow Account for indemnification for any Losses shall be made on or prior to the applicable Indemnity Cut-Off Date. Any claim made for indemnification for Losses which is not asserted by notice in writing given as herein provided relating thereto within such time period may not be pursued and is hereby irrevocably waived after such time;

     (e) no Party shall be entitled to indemnification under any Section of this Agreement in respect of any Loss unless the amount of such Loss exceeds $30,000; provided that any and all Losses for which indemnification is excluded under this Section 11.3(e) shall be counted in determining whether the Basket Amount has been reached.

     11.4 Exclusive Remedy.

     (a) Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the sole recourse of the Buyer Indemnified Parties for any claim under this Article XI that is validly established shall be to make claims against and to collect amounts solely from the Indemnity Escrow Account (all as more particularly set forth in the Escrow Agreement and this Article
XI), to the extent of the amounts remaining therein, and the Buyer Indemnified Parties shall have no other recourse against the Representative or the Equity Holders or any of their respective assets and properties for any such claim. No claim against any of the Equity Holders or the Representative in respect of the Transactions shall be available or be asserted, and none of such Persons shall have any Liability of any nature whatsoever to any of the Buyer Indemnified Parties, other than for their respective interests in the Indemnity Escrow Account.

     (b) Prior to or in connection with the Closing, the parties will have available to them all remedies available under Law, including specific performance or other equitable remedies. The parties agree that, after the Closing, their respective remedies under this Article XI are their exclusive remedies under this Agreement, including without limitation with respect to any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based upon the failure to perform any covenant, agreement


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or undertaking herein. Notwithstanding anything herein to the contrary, nothing in this Agreement will prevent any party from bringing an action, other than under this Article XI, based upon allegations of fraud by any other party in connection with this Agreement.

     11.5 General Indemnification Procedures.

     (a) Subject to Section 11.5(e), in the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Third Party (a "Third Party Claim") in respect of which indemnification may be sought under Section 11.2, any indemnified party shall reasonably and promptly cause written notice of the assertion of any Third Party Claim of which it has or obtains knowledge which is covered by this indemnity to be forwarded to the indemnifying party. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 11.2 and enclose true and correct copies of any written document furnished to the indemnified party by the Person that instituted the Third Party Claim. The indemnifying party shall have the right to defend against, negotiate or otherwise deal with such Third Party Claim. The indemnified party may, at its own cost, participate in the investigation, trial and defense of such claim, any lawsuit or action arising therefrom and any appeal thereof; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party, but the indemnifying party shall not be liable for the reasonable fees and expenses of more than one separate counsel (and one local counsel in each applicable jurisdiction other than the jurisdiction in which the primary claim, lawsuit or action is being conducted). If the indemnifying party fails to assume the defense of such claim within thirty (30) days after receipt of the notice of a Third Party Claim (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of such indemnified party to defend such claim), or if the indemnifying party fails to diligently conduct the defense of such claims, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim (all at the cost and expense of the indemnifying party) and the indemnifying party shall have the right to participate therein at its own cost. If the indemnifying party is the Representative, acting on behalf of the Equity Holders hereunder, and has assumed the obligation to defend, negotiate, settle or otherwise deal with such Third Party Claim, all expenses incurred by the Representative in defending against, negotiating, settling or otherwise dealing with such Third Party Claim shall be paid out of the Indemnity Escrow Account established therefor under the Escrow Agreement and, to the extent that there are sufficient funds in the Indemnity Escrow Account, the Representative and Buyer shall instruct the Escrow Agent to make the required payment to the indemnifying party out of the Indemnity Escrow Account and, to the extent that there are insufficient funds in the Indemnity Escrow Account, such expenses shall be paid by Buyer. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, that such cooperation will not unduly disrupt the operations of the business of the Buyer Indemnified Party (other than the Surviving Corporation and its Subsidiaries) or cause the Buyer Indemnified Party (other than the Surviving Corporation and its Subsidiaries) to breach any confidentiality obligations owed to third parties. The party defending such Third Party Claim shall promptly supply to the other party copies of all correspondence and documents relating to or in connection


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with such Third Party Claim and keep the other party fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the other party on request updates and summaries as to the status thereof).

     (b) Neither the indemnified party nor the indemnifying party may concede, settle or compromise any Third Party Claim without the consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed) unless (A) such concession, settlement or compromise shall constitute a complete or unconditional discharge and release of all parties indemnified hereunder, (B) such judgment, discharge, settlement or compromise shall provide for no relief other than the payment of monetary damages and the Indemnity Escrow Amount shall be sufficient pay such monetary damages in full, and (C) no indemnified party shall be required to admit criminal liability. Notwithstanding the foregoing,
(i) if a Third Party Claim seeks the issuance of an injunction, the specific election of an obligation or similar remedy against a Buyer Indemnified Party or
(ii) if the subject matter of a Third Party Claim relates to the ongoing business of any Buyer Indemnified Party, which Third Party Claim, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, the Buyer Indemnified Party alone will be entitled to settle such Third Party Claim (provided that no such settlement shall be evidence of Losses incurred by such party) in the first instance and, if the Buyer Indemnified Party does not settle such Third Party Claim, the Representative will then have the right to contest and defend (but not settle) such Claim; provided that if Representative presents a settlement of such claim to the Buyer Indemnified Party and the Buyer Indemnified Party refuses to consent to such settlement, subsequent expenses in respect of such claim and amounts payable with respect thereto in excess of the amount of such settlement shall not be Losses.

     (c) With respect to claims for indemnification pursuant to this Article XI other than Third Party Claims, the indemnified party shall promptly notify in writing the indemnifying party of such claims of which it has or obtains knowledge.

     (d) Subject to Section 11.5(e), no later than ten (10) Business Days after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a claim hereunder, the indemnifying party shall pay the amounts, if any, due and owing by the indemnifying party to the indemnified party by wire transfer of immediately available funds to an account designated in writing by the indemnified party.

     (e) All indemnity payments required under this Section 11.5 to be made by the Representative, acting on behalf of the Equity Holders as indemnifying party hereunder, to the indemnified party in respect of such claim (including without limitation any reimbursement of expenses) shall be paid exclusively out of, and with recourse limited to, the Indemnity Escrow Account, and to the extent that there are sufficient funds in the Indemnity Escrow Account the Representative and Buyer shall instruct the Escrow Agent to make such payments to the indemnified party out of the Indemnity Escrow Account. All cost and expenses required under this Section 11.5 to be borne by the Representative, acting on behalf of the Equity Holders as indemnifying party hereunder (including all reasonable attorneys' fees and expenses of counsel


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to the Representative), which are incurred with respect to any Third Party Claim which is being defended, negotiated or settled, or otherwise dealt with, by the Representative at the request of the indemnified party, shall be paid out of the Indemnity Escrow Account, and (i) to the extent that there are sufficient funds in the Indemnity Escrow Account, the Representative and Buyer shall instruct the Escrow Agent to advance all funds required to cover all such costs and expenses out of the Indemnity Escrow Account to the Representative and (ii) to the extent that there are insufficient funds in the Indemnity Escrow Account, Buyer shall advance all funds required to cover the balance of such costs and expenses to the Representative. The Representative, acting on behalf of the Equity Holders as indemnifying party hereunder, shall be entitled (i) to decline any request of any Buyer Indemnified Party to defend against, negotiate, settle or otherwise deal with any Third Party Claim unless and until all cost and expenses referred to in the immediately preceding sentence are advanced to the Representative and
(ii) at any time cease to defend against, negotiate, settle or otherwise deal with any such Third Party Claim if all such cost and expenses are not advanced by the Escrow Agent or Buyer to the Representative after a request therefor is made in writing by the Representative.

     11.6 Tax Treatment of Indemnity Payments. The parties hereto agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

                            XII. THE REPRESENTATIVE

     12.1 Authorization of the Representative. FS Private Investments III LLC, a Delaware limited liability company (and each successor appointed in accordance with Section 12.6), is hereby appointed, authorized and empowered to act as the representative (the "Representative") of and for the benefit of the Equity Holders in connection with and to facilitate the consummation of the Merger and the Transactions, and in connection with the performance of the various actions required or permitted to be performed on behalf of the Equity Holders under this Agreement and the Ancillary Agreements, for the purposes and with the powers and exclusive authority hereinafter set forth in this Article XII and in the Ancillary Agreements, which shall include the sole and exclusive power and authority:

     (a) To execute and deliver each of this Agreement, the Escrow Agreement, the Environmental Escrow Agreement and other Ancillary Agreements (each with such modifications or changes therein as to which the Representative shall have consented) and to agree to such amendments or modifications thereto as the Representative determines to be desirable;

     (b) To execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreement, the Environmental Escrow Agreement and other Ancillary Agreements and the consummation of the Transactions as the Representative may deem necessary or desirable;

     (c) To collect and receive all moneys and other proceeds and property payable to the Equity Holders pursuant to the terms of this Agreement, the Escrow Agreement and the Environmental Escrow Agreement, including, without limitation, the Payment Fund and any


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portion of or interest accrued on the Indemnity Escrow Account, the Working
Capital Escrow Account and the Environmental Escrow Account that are distributable to Equity Holders and, subject to (i) the Escrow Agreement, (ii) the Environmental Escrow Agreement and (iii) the withholding and retention provisions hereinafter set forth in this Article XII, to disburse and pay the same to each of the Equity Holders (other than with respect to holders of Stock Options or Warrants who will be paid by the Surviving Corporation pursuant to the provisions of this Agreement) to the extent of and in accordance with their respective Percentage Interests;

     (d) As the Representative of the Equity Holders, to enforce and protect the rights and interests of the Equity Holders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and the Environmental Escrow Agreement and other Ancillary Agreements, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought by any indemnifying party under Article XI) and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation in the name of the Representative or, if the Representative so elects, in the names of one or more of the Equity Holders; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, the Surviving Corporation or any person, firm or corporation or by any Governmental Entity against the Representative and/or any of the Equity Holders and/or the Indemnity Escrow Account and/or the Working Capital Escrow Account and/or the Environmental Escrow Account, and receive process on behalf of any or all Equity Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (iv) settle or compromise any claims asserted under the Escrow Agreement and the Environmental Escrow Agreement and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation in the name of the Representative or, if the Representative so elects, in the names of one or more of the Equity Holders;

     (e) To enforce payment of the Payment Fund and amounts due to Equity Holders from the Indemnity Escrow Account, the Working Capital Escrow Account and the Environmental Escrow Account, as applicable, and any other amounts payable to the Equity Holders, in each case on behalf of the Equity Holders and each of them to the extent of their respective Percentage Interests therein, in the name of the Representative or, if the Representative so elects, in the names of one or more of the Equity Holders;

     (f) To cause to be paid out of the Indemnity Escrow Account the full amount of any judgment or judgments and legal interest and costs awarded in favor of any Buyer Indemnified Party arising out of the indemnification provisions set forth in Section 11.2(a) or (b), the reimbursement provisions set forth in
Section 11.6, or any amounts payable to any such Buyer Indemnified Party in respect of any compromise or settlement of any claim for indemnification under such Section 11.2(a) or (b) or reimbursement under Section 11.6 as may be agreed to by the Representative;


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

     (g) To cause to be paid, pursuant to Section 3.5, out of the Purchase Price Adjustment Escrow Account, an amount equal to any difference between the Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount and the respective corresponding amounts estimated pursuant to Section 3.2(a)(ii);

     (h) To refrain from enforcing any right of the Equity Holders or any of them and/or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement, the Environmental Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, shall be deemed a waiver of any such right or interest by the Representative unless such waiver is in a writing signed by the Representative; and

     (i) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative may consider necessary or proper or convenient in connection with or to carry out the Transactions, the Escrow Agreement, the Environmental Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith.

The grant of authority provided for in this Section 12.1: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equity Holder; (ii) subject to the provisions of Section 12.6 below, may be exercised by the Representative either by signing separately as Representative of each of the Equity Holders or, after listing all of the Equity Holders executing an instrument, by the signature of the Representative acting in such capacity for all of them; and (iii) shall survive the transfer by an Equity Holder of the whole or any fraction of its interest hereunder, including its Percentage Interest.

     12.2 Payments of Expenses; Holdbacks.

     (a) The Representative shall withhold and retain from the Payment Fund, and shall have the right to withhold and retain from the funds distributed by the Escrow Agent to the Representative from the Indemnity Escrow Account, the Purchase Price Adjustment Escrow Account and the Environmental Escrow Account, ratably in accordance with each Equity Holder's Percentage Interest, such amount or amounts as shall be sufficient to pay all known fees and expenses (the "Seller Expenses") which are required to be paid or borne by the Representative or the Equity Holders pursuant to this Agreement (including, without limitation, the fees and expenses of the Accounting Arbitrator payable by the Representative pursuant to Section 3.5(d) and pursuant to Section 13.2), the Escrow Agreement and the Environmental Escrow Agreement, and shall pay all such fees and expenses out of the amount or amounts so withheld. The Representative shall provide to the Equity Holders a breakdown of the expenses for which the Equity Holders are responsible as such expenses are withheld and retained from the Payment Fund, the Indemnity Escrow Account, the Purchase Price Adjustment Escrow Account and the Environmental Escrow Account. In the event that the amounts so withheld are insufficient to pay all expenses required to be paid or borne by the Equity Holders or incurred for


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the benefit of the Equity Holders, each Equity Holder, upon written notification from the Representative of any such deficiency, shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency in accordance with such Equity Holder's Percentage Interest or the Representative, at its election, may deduct from the Expense Account all amounts required to compensate the Representative for such deficiency.

     (b) In connection with the performance of its obligations hereunder and under the Escrow Agreement and the Environmental Escrow Agreement, the Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Equity Holders (to the extent hereinafter set forth), attorneys, accountants, investment bankers, advisors, consultants (including, without limitation, consultants specializing in environmental liability and similar matters), paying agents, and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Representative may deem necessary or desirable and incur other out-of-pocket expenses. In furtherance of the foregoing and to enable the Representative to pay all costs and expenses payable pursuant to this Agreement, the Representative shall be authorized to withdraw funds from the Expense Account (including such costs and expenses which are required to be paid or borne by the Equity Holders pursuant to this Agreement, the Escrow Agreement and the Environmental Escrow Agreement), which Expense Account shall be maintained by the Representative. To the extent that the balance in the Expense Account shall decrease to below $100,000, the Representative shall have the right to replenish the Expense Account by withholding amounts received for the account of the Equity Holders (including, without limitation, amounts otherwise distributable to the Equity Holders from the Indemnity Escrow Account, the Purchase Price Adjustment Escrow Account, the Environmental Escrow Account) and depositing such amounts into the Expense Account. Any income earned from investments of funds in the Expense Account shall be deposited in the Expense Account. In the sole and absolute discretion of the Representative, any amounts on deposit in the Expense Account, including, without limitation, any income earned from investments of funds in the Expense Account, may be distributed from time-to-time by the Representative to the Equity Holders in accordance with their respective Percentage Interests. Upon the final distribution of any remaining amounts in the Indemnity Escrow Account and the Environmental Escrow Account to the Equity Holders and the termination of each of the Escrow Agreement and the Environmental Escrow Agreement pursuant to its respective terms, all funds in the Expense Account, after payment of any remaining expenses incurred by the Representative, shall be distributed to the Equity Holders in accordance with their respective Percentage Interests.

     12.3 Percentage Interests, Disbursements.

     (a) All payments to Equity Holders out of the Payment Fund by the Representative hereunder, and all sums, proceeds and other property held by the Representative, on behalf of the Equity Holders, and all deductions or other setoffs from such payments or other proceeds, shall be allocated among them in accordance with their respective Percentage Interests.

     (b) All monies or other proceeds deposited into the Payment Fund or received by the Representative for distribution to Equity Holders shall be distributed by the Representative as promptly as practicable to each Equity Holder in accordance with its Percentage Interest, subject,


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however, to the right of the Representative to deduct and withhold amounts as contemplated by the provisions of this Article XII and to withhold amounts under
Section 3.6.

     12.4 Bank Accounts; Investments.

     (a) The Representative shall have the right to open such account or accounts in its own name as the Representative in any bank or trust company as it may select in order to deposit all sums that it may receive and hold hereunder and to issue checks or draw money upon the signature of any then-acting Representative (or the signature of one or more persons the Representative may designate) on each such account.

     (b) The Representative shall have the right to invest and reinvest any of the proceeds held by it under the terms of this Agreement (including sums held in the Expense Account) in investments only of a type which the Escrow Agent is permitted to make pursuant to the Escrow Agreement. Any securities or other property at any time held by the Representative may be held by it in bearer or registered form or in the name of any other person or persons it may designate, and the Representative may deal with such securities or other property to the same extent and with the same powers as an individual owner thereof might do. Except to the extent provided in Section 12.5(b)(i), the Representative shall have no responsibility or obligation whatsoever to any Equity Holder or to any other party for the performance of any investments made in accordance with the provisions of this Agreement or for any losses realized by any thereof.

     12.5 Compensation; Exculpation; Indemnity; Security.

     (a) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative (including, without limitation, a reasonable allocation of the amount of salary and other employment expenses paid to employees of the Representative actually engaged in the exercise of any of the powers conferred upon the Representative hereunder), and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such expenses, or may draw advances in respect of anticipated expenses, from the Expense Account. The Representative shall provide to the Equity Holders a breakdown of expenses deducted from the Expense Account.

     (b) In dealing with this Agreement, the Escrow Agreement, the Environmental Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder, (i) the Representative assumes and shall incur no responsibility whatsoever by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement, the Environmental Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which constitutes willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Equity Holder, the Company, Buyer, Merger Sub, the Surviving Corporation or any other Person.


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     (c) Each Equity Holder, severally, shall indemnify the Representative against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against the Representative, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or the Environmental Escrow Agreement or otherwise; provided, however, that the aggregate amount which any Equity Holder may be liable to indemnify the Representative under this Section 12.5(c) shall not exceed the aggregate Merger Consideration paid or payable to such Equity Holder hereunder, and the Representative shall be entitled to withhold and retain from amounts otherwise payable to such Equity Holder hereunder any amount required to satisfy such Equity Holder's indemnification obligations hereunder. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification under this Section 12.5(c), the Representative shall first proceed against any amounts then on deposit in the Expense Account. Thereafter, upon written notice from the Representative to the Equity Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equity Holder shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Equity Holder's Percentage Interest.

     (d) Subject to Section 12.5(c) above, to the extent that the Representative, in its sole and absolute discretion, shall deem the amount then on deposit in the Expense Account to be inadequate, the Representative may require security and indemnity satisfactory to it to be provided by the Equity Holders against costs, expenses and liabilities to be incurred in connection with any action or actions proposed to be taken by the Representative, and the Representative shall be entitled to withhold and retain from amounts otherwise payable to any Equity Holder hereunder any amount required to satisfy such Equity Holder's indemnification obligation hereunder. The Representative shall be under no obligation to proceed with any such proposed action (and shall incur no liability whatsoever for its failure to so proceed) in the absence of such security.

     (e) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and/or the Escrow Agreement and/or the Environmental Escrow Agreement.

     (f) Notwithstanding anything herein to the contrary, neither Buyer, Merger Sub, the Surviving Corporation nor the Company shall have any responsibility or obligation whatsoever to any Equity Holder or to any other party with respect to or arising out of any actions taken or any inaction by the Representative. Each of Buyer and the Surviving Corporation may rely entirely on its dealings with, and notices to and from, the Representative to satisfy any obligations it might have under this Agreement, the Escrow Agreement, the Environmental Escrow Agreement or any other agreement referred to in this Agreement or otherwise to the Equity Holders.


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     12.6 Successor Representative; Termination of Representative.

     (a) In the event the original Representative shall be unable or unavailable to perform its duties hereunder, the Representative shall name a successor Representative that shall have all of the authority and responsibilities conferred upon or delegated to the Representative pursuant to this Article XII. In the event the Representative becomes unwilling to continue in its capacity hereunder, the Representative may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to Buyer and the Equity Holders, specifying the date when such resignation shall take effect; provided, however, that Representative will give not less than thirty (30) days prior written notice of such resignation and that no such resignation shall become effective until the Representative appoints its successor Representative and such successor Representative accepts such appointment.

     (b) Upon the later of: (i) the date on which all of the funds in the Indemnity Escrow Account, the Purchase Price Adjustment Escrow Account and the Environmental Escrow Account are distributed to the Equity Holders or Buyer, as applicable, in accordance with the terms hereof and of the Escrow Agreement and the Environmental Escrow Agreement; and (ii) the date on which all of the Equity Holders' indemnification obligations under Section 11.1 shall have expired in accordance with such Section, the Representative shall be entitled to resign at any time upon giving written notice to Buyer and the Equity Holders not less than ten (10) Business Days prior to such resignation, and upon the effectiveness of such resignation, the provisions of this Article XII, and the corresponding rights and obligations of the Representative under this Agreement, shall expire automatically; provided, however, that such resignation shall not have the effect of releasing the Representative from (x) any obligation under this Agreement existing as of the date of such resignation or (y) any liability to which the Representative would otherwise be subject for any act or omission prior to such resignation which constitutes willful misconduct.

     12.7 No Third Party Rights. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, no Person or Persons other than the Representative (and its successors) shall (i) be entitled to exercise any of the rights or powers of the Representative hereunder or under the Escrow Agreement or the Environmental Escrow Agreement, (ii) have any access whatsoever to the Expense Account, (iii) have any right to make a call or demand upon any of the Equity Holders (including the Representative) to contribute any amounts to cover expenses or otherwise, or (iv) as a result of the provisions of this Article XII have any claims or rights against any of the Equity Holders (including the Representative) other than any claims or rights that would exist in any event absent the provisions of this Article XII.

                                 XIII. GENERAL

     13.1 Public Statements. The Company and its Subsidiaries, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Merger and the Transactions shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall allow, to the extent reasonably practicable, the other party or parties reasonable time to comment on such release or announcement in advance of such


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issuance, and (b) that each of the Company and its Subsidiaries may make such an announcement to their respective employees after consultation with the other parties.

     13.2 Expenses. Except as otherwise expressly provided for in this Agreement, the Company, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them in connection with the Transactions, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the Transactions are consummated or not). Neither the Company nor any Subsidiary has borne or will bear any of the expenses of its shareholders in connection with the Transactions. The Company will pay all amounts payable to the title insurer in respect of the title commitments, copies of exceptions and title policies, including premiums (including premiums for endorsements), search fees and closing fees, and amounts payable to surveyors. Buyer will pay one-half and the Company will pay one-half of (a) the HSR Act filing fee and other filing fees relating to the Antitrust Clearance and (b) the fees and expenses of the Escrow Agent under the Escrow Agreement and the Environmental Escrow Agreement.

     13.3 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

     13.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested),
(iii) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Merger Sub and the Company will, unless another address is specified in writing, be sent to the address indicated below:

     If to Buyer or Merger Sub:

          Professional Communications Security & Imaging International
          Holdings BV
          c/o Bosch Sicherheitssysteme GmbH


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          Robert Koch Strasse 100
          85521 Ottobrunn
          Gemany
          Attn: Christof Ziegler
          Facsimile: +49-89-6290-281100

          With a copy to:

          Robert Bosch GmbH
          Robert Bosch Platz 1
          70839 Gerlingen-Schillerhoehe
          Germany
          Attn: Legal Department (C/LS)

          and

          Dorsey & Whitney LLP
          250 Park Avenue
          New York, New York 10177
          Attn: Brian E. McGunigle, Esq.
          Facsimile: (212) 953-7201

     If to the Company:

          Telex Communications Holdings, Inc.
          12000 Portland Avenue South
          Burnsville, Minnesota 55337
          Attn: Gregory Richter, Chief Financial Officer
          Facsimile: (952) 886-3712

          With a copy to:

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane
          New York, New York 10038
          Attn: Melvin Epstein, Esq.
          Facsimile: (212) 806-7864

     If to the Representative:

          FS Private Investments III LLC
          c/o Jefferies Capital Partners
          520 Madison Avenue
          New York, New York 10022
          Attn: Stuart B. Katz
          Facsimile: (212) 284-1717

     With a copy to:


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

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane
          New York, New York 10038
          Attn: Melvin Epstein, Esq.
          Facsimile: (212) 806-7864

     13.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement; provided, that in the case of any proposed assignment by Buyer of its rights under this Agreement to any of its Affiliates, the Company shall not unreasonably withhold its written consent to such assignment; and provided, further, that Buyer may assign any of its rights under this Agreement to either Robert Bosch GmbH or Robert Bosch Corporation without the prior consent of the Company. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     13.6 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

     13.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.8 Complete Agreement. This Agreement, the Confidentiality Agreement and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. The Company acknowledges that Buyer has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement. Buyer acknowledges that the Company has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

     13.9 Disclosure Schedules. The Disclosure Schedule contains a series of schedules corresponding to the Sections contained in Article IV. Reference in
Article IV to "Schedule [ ]" shall mean the portion of the Disclosure Schedule corresponding to a Section of this Agreement. Information disclosed in a Section of the Disclosure Schedule shall be deemed to apply to each other Section of this Agreement to which its relevance is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement, and will not be


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deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Material Adverse Effect.

     13.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

     13.11 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

     13.12 Specific Performance. Each of the Company and the Representative acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company and the Subsidiaries, is unique, that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate Buyer not in default or in breach. Accordingly, each of the Company and the Representative agrees that Buyer will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which Buyer may be entitled, at law or in equity (without any requirement that Buyer provides any bond or other security). The Company and the Representative waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

     13.13 Jurisdiction. Subject to the procedures specified in Article III, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in The Borough of Manhattan of The City of New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address set forth in Section 13.4. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Nothing in this Section 13.13 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

     13.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed


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necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of Articles and Sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to Sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word "including" means "including without limitation." A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, set forth disclosed or described means that it is correctly listed, set forth disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

     13.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                            [Signature pages follow.]

     IN WITNESS WHEREOF, Buyer, Merger Sub, the Company and the Representative have executed this Merger Agreement as of the date first above written.

BUYER:                                  THE COMPANY:

PROFESSIONAL COMMUNICATIONS SECURITY    TELEX COMMUNICATIONS HOLDINGS, INC.
& IMAGING INTERNATIONAL HOLDINGS BV


By: /s/ Uwe Glock                       By: /s/ Raymond V. Malpocher
    ---------------------------------       ------------------------------------
Name: Uwe Glock                         Name: Raymond V. Malpocher
Title: Authorized Signatory             Title: President and CEO


MERGER SUB:                             THE REPRESENTATIVE OF THE EQUITY HOLDERS

STHNL ACQUISITION CORP.                 FS PRIVATE INVESTMENTS III LLC


By: /s/ Robert Mulatz                   By: /s/ Stuart B. Katz
    ---------------------------------       ------------------------------------
Name: Robert Mulatz                     Name: Stuart B. Katz
Title: Vice President                   Title: Managing Director

                                                                       EXHIBIT A

                           FORM OF STOCKHOLDER CONSENT

             ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS OF TELEX
          COMMUNICATIONS HOLDINGS, INC. PURSUANT TO SECTION 228 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                          EFFECTIVE AS OF JUNE 27, 2006

     The undersigned, constituting the beneficial holders of outstanding shares of common stock of Telex Communications Holdings, Inc., a Delaware corporation (the "Company") having not less than the minimum number of votes that would be necessary to authorize the Company to take action at a meeting at which all shares of common stock of the Company entitled to vote thereon were present and voted, pursuant to Section 228 of the General Corporation Law of the State of
Delaware:

     (i) do hereby consent to the adoption of, and do hereby adopt, the following resolutions which will be effective when the minimum number of shares required to approve the action are obtained:

     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interest of the Company and its stockholders.

     WHEREAS, as of June 27, 2006, the record date established by the Board of Directors, each of the undersigned stockholders is the holder of record of the number of shares of common stock of the Company set forth underneath his signature.

     WHEREAS, each of the undersigned stockholders of the Company has reviewed the form of the Agreement and Plan of Merger (the "Merger Agreement") to be entered into contemporaneously herewith, a copy of which is attached to this consent as Exhibit A, and other summary and background materials regarding the merger that have been previously provided to the stockholders.

     WHEREAS, each of the undersigned stockholders of the Company has reviewed the form of director and officer indemnification agreement attached hereto as Exhibit B (the "Indemnification Agreement"), which has been proposed to be entered into between the Company and each of the directors of the Company and each of the officers set forth on Schedule I hereto.

     NOW, THEREFORE, BE IT:

     RESOLVED, that the terms and provisions of the Merger Agreement, substantially in the form attached to this consent as Exhibit A and the transactions contemplated thereby, be, and hereby are, authorized, adopted and approved in all respects, and any authorized officer of the Company (the "Officer") is directed to execute and deliver the Merger Agreement, to make such changes, additions or deletions thereto and to do any and all other things necessary in connection with the Merger Agreement as the Officer executing the same or performing such acts may approve, such approval to be conclusively evidenced by his execution or performance thereof.

     RESOLVED, that the terms and provisions of the Indemnification Agreement to be entered into between the Company and each of its directors and each of the officers set forth on Schedule I, substantially in the form attached to this consent as Exhibit B, be, and hereby are, authorized, adopted and approved in all respects, and any Officer of the Company is directed to execute and deliver any such Indemnification Agreement, to make such changes, additions or deletions thereto and to do any and all other things necessary in connection with any such Indemnification Agreement as the Officer executing the same or performing such acts may approve, such approval to be conclusively evidenced by his execution or performance thereof.

     RESOLVED, that the Officers of the Company be and each of them hereby is authorized and directed to do or to cause to be done all further acts and things as they or any of them shall deem necessary or advisable or convenient and proper in connection with or incidental to the consummation and carrying into effect of the transactions contemplated by the foregoing resolutions, including the execution, acknowledgment and delivery of any and all agreements, certificates, instruments or documents which may be reasonably required or which may be considered supplemental thereto, and that all such actions so taken be and hereby are ratified, approved, confirmed and adopted; and

     (ii) in the case of each of the undersigned that is the beneficial but not the record holder of the shares of outstanding common stock of the Company set opposite its name below, does hereby agree that it will cause the record holders of such shares to execute a written consent on the same terms as set forth in clause (i) above and to deliver such consent to the Company not later than July 10, 2006.

                [Remainder of this page intentionally left blank]

                                    EXHIBIT A

                            Form of Merger Agreement

                                    EXHIBIT B

                        Form of Indemnification Agreement

EXHIBIT B - CLOSING DATE NET WORKING CAPITAL TEMPLATE

                       TELEX COMMUNICATIONS HOLDINGS, INC.
                         NET WORKING CAPITAL CALCULATION

                                          DEC-05
                                         WORKING
                                         CAPITAL
                                      ------------
Cash
Accounts Receivable, Net              $ 51,018,000
Inventories, Net                      $ 51,742,000
Recoverable Income Taxes
Prepaid Expenses                      $  3,233,000
   Less: Japan VAT                    $          0
   Less: UK VAT                          ($517,177)
Deferred Income Taxes
Other Current                         $  1,500,000
   Less: Germany VAT                     ($399,269)
   Less: France VAT                        ($8,027)
                                      ------------
      TOTAL - CURRENT ASSETS          $106,568,527
                                      ============
Revolving Lines of Credit
Current Portion of LTD
Accounts Payable                      $ 15,229,000
Accrued Compensation                  $ 12,848,000
Accrued Expenses                      $  7,741,000
   Less: UK VAT                          ($433,169)
   Less: Germany VAT                     ($289,864)
   Less: Japan VAT                        ($88,947)
   Less: China VAT                        ($64,543)
   Less: France VAT and other taxes       ($60,201)
Accrued Interest
Accrued Taxes, Other Than Income
Income Taxes Payable
                                      ------------
      TOTAL - CURRENT LIABILITIES     $ 34,881,276
                                      ============
CLOSING DATE NET WORKING CAPITAL AS
   OF DECEMBER 31, 2005               $ 71,687,251

                                                                       EXHIBIT C

                            FORM OF ESCROW AGREEMENT

     THIS AGREEMENT is entered into as of _______, 2006 (the "Closing Date") by and among Professional Communications Security & Imaging International Holdings BV, a corporation organized under the laws of the Netherlands ("Buyer"), [STHNL Acquisition Corp.], a Delaware corporation ("Merger Sub") and FS Private Investments III LLC, a Delaware limited liability company (the "Representative") as the representative on behalf of the Equity Holders, and _____________, as escrow agent (the "Escrow Agent").

     Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Agreement and Plan of Merger dated as of _______, 2006 (the "Merger Agreement") by and among Buyer, Merger Sub, Telex Communications Holdings, Inc., a Delaware corporation (the "Company"), and the Representative on behalf of the Equity Holders.

                                   WITNESSETH:

     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation; and

     WHEREAS, the Merger Agreement provides that, at the Closing, Buyer or Merger Sub shall deposit or cause to be deposited with the Escrow Agent the following amounts to be held by the Escrow Agent in separate accounts: (i) $5,000,000 (the "Purchase Price Adjustment Escrow Amount", together with any interest and other income earned thereon (it being understood that such interest or other income shall not constitute part of the Purchase Price Adjustment Escrow Amount), the "Purchase Price Adjustment Escrow Funds") as a source for satisfaction of any reduction in the Subsequent Merger Consideration as a result of any adjustment thereto pursuant to Section 3.5 of the Merger Agreement and
(ii) $10,000,000 (such amount, as it may be adjusted in accordance with this Agreement and the Merger Agreement, the "Indemnity Escrow Amount", together with any interest and other income earned thereon (it being understood that such interest or other income shall not constitute part of the Indemnity Escrow Amount), the "Indemnity Escrow Funds"), as an additional source for satisfaction of any reduction referred to in (i) above and as the sole source for satisfaction of the indemnification obligations to the Buyer Indemnified Parties under Article XI of the Merger Agreement; and

     WHEREAS, each of the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount is referred to herein as an "Escrow Amount," and collectively, the "Escrow Amounts" and the Purchase Price Adjustment Escrow Funds and the Indemnity Escrow Funds are collectively referred to herein as the "Escrow Funds"; and

     WHEREAS, the Escrow Funds are to be held and disposed of by the Escrow Agent as provided herein; and

     WHEREAS, the Equity Holders have appointed the Representative to act as their representative under this Agreement and to exercise all rights, powers and privileges thereof contemplated herein on behalf of the Equity Holders; and

     WHEREAS, Buyer and the Representative wish to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to do so upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

          APPOINTMENT OF ESCROW AGENT; DEPOSIT AND INVESTMENT OF ESCROW
                                   FUNDS; ETC.

     1.1 Appointment of the Escrow Agent. Buyer and the Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Funds upon the terms and conditions set forth below.

     1.2 Deposit of Escrow Amounts. At the Closing, Buyer or Merger Sub shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer of immediately available funds: (i) the Purchase Price Adjustment Escrow Amount to a separate account to be designated by the Escrow Agent (the "Purchase Price Adjustment Escrow Account") and (ii) the Indemnity Escrow Amount to a separate account to be designated by the Escrow Agent (the "Indemnity Escrow Account"). All amounts deposited into any of the Escrow Accounts shall be evidenced by one or more receipts therefor to be issued by the Escrow Agent. The Escrow Accounts shall be maintained by, and shall be under the exclusive dominion and control of, the Escrow Agent and the Escrow Funds shall be disbursed by the Escrow Agent only in accordance with the provisions of this Agreement.

     1.3 Investment of Escrow Funds. Each of the Escrow Accounts shall be segregated by the Escrow Agent and the Escrow Funds therein shall be invested by the Escrow Agent in ______________. All interest and other income earned on any Escrow Account shall be added to, and become part of, such Escrow Account (but not part of the Purchase Price Adjustment Escrow Amount or the Indemnity Escrow Amount, as the case may be), and the distribution thereof shall be subject to the terms of this Agreement and the Merger Agreement, as applicable. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

     1.4 Instructions. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Funds or any earnings thereon.

     1.5 Obligations. The Escrow Amounts shall be the sole sources for the satisfaction of any reduction in the Subsequent Merger Consideration as a result of any adjustment thereto pursuant to Section 3.5 of the Merger Agreement and the Indemnity Escrow Amount shall be the sole source for the satisfaction of any indemnification obligations to Buyer Indemnified Parties under Article XI of the Merger Agreement, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement.

     1.6 Distribution Instructions. Distributions from any of the Escrow Accounts to Buyer, on behalf of itself or any other Buyer Indemnified Party, in accordance with this Agreement shall be made by the Escrow Agent to an account designated in writing by Buyer. Distributions from any of the Escrow Accounts to the Representative, on behalf of itself and the Equity Holders, in accordance with the terms of this Agreement shall be made by the Escrow Agent to an account designated in writing by the Representative. Any distributions from any of the Escrow Accounts that, pursuant to the terms of this Agreement are to be deposited by the Escrow Agent into the Payment Fund, shall be deposited into the account set forth on Exhibit A hereto.

     1.7 Tax Reporting and Distributions. For federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, the parties shall submit any required reports or returns prepared on the basis that Buyer is the owner of the Escrow Funds and Buyer shall furnish any required tax forms consistent with the foregoing. The Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution and, in each case, in accordance with the first sentence of this Section 1.7.

     1.8 Accounting. The Escrow Agent shall provide a written account to Buyer and the Company at the end of each month ending on or before the last applicable Indemnity Cut-Off Date (and thereafter to the extent any amounts remain in escrow pursuant to Section 3.2 hereof) listing all transactions with respect to each of the Escrow Accounts during the immediately preceding month.

                                   ARTICLE II

            DISPOSITION OF THE PURCHASE PRICE ADJUSTMENT ESCROW FUNDS

     2.1 Purchase Price Adjustment Escrow Funds. No later than five (5) Business Days following the final determination of the Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount in accordance with Section 3.5 of the Merger Agreement, Buyer and the Representative shall deliver to the Escrow Agent a joint written notice (the "Determination Notice") in substantially the form of Exhibit B. Within three (3) Business Days of the date of the Determination Notice, the Escrow Agent shall release the Purchase Price Adjustment Escrow Amount and pay to Buyer and/or Buyer shall deposit or shall cause to be deposited into the Payment Fund, as applicable, the amounts, if any, set forth in the Determination Notice to be paid to Buyer and/or deposited into the Payment Fund (including accrued interest and other income earned on each such amount in the Purchase Price Adjustment Escrow Account from the Closing Date to the payment date).

                                   ARTICLE III

                     DISTRIBUTION OF INDEMNITY ESCROW FUNDS

     3.1 Indemnity Claims. Subject to Article XI of the Merger Agreement, at any time prior to 5:00 p.m. (New York City time) on the applicable Indemnity Cut-Off Date, Buyer may give the Escrow Agent and the Representative written notice in substantially the form of Exhibit C (an "Indemnity Claim Notice") of a claim for which a Buyer Indemnified Party is entitled to indemnification pursuant to
Article XI of the Merger Agreement. If the Representative does not give the Escrow Agent and Buyer a written notice of disagreement (an "Indemnity Claim Dispute Notice") with any matter or amount set forth in an Indemnity Claim Notice within thirty (30) Business Days of the date of such Indemnity Claim Notice, then the Escrow Agent shall, within ten (10) Business Days following the thirtieth (30th) Business Day after the date of the Indemnity Claim Notice, release the amount of the Indemnity Escrow Amount set forth in the Indemnity Claim Notice (together with accrued interest and other income earned thereon from the Closing Date to the applicable payment date), and pay such amount in the manner directed by Buyer. In the event that the Representative shall give to the Escrow Agent an Indemnity Claim Dispute Notice at any time during such thirty (30) Business Day period, then the provisions of Section 4.4 shall apply with respect to the amount set forth therein. An indemnification claim as to which an Indemnity Claim Dispute Notice has been given and which has not been resolved pursuant to Section 4.4 of this Agreement is referred to hereinafter as an "Unresolved Indemnity Claim".

     3.2 Partial Release of Indemnity Escrow Funds.

          (a) Buyer and the Representative shall deliver a joint written notice instructing the Escrow Agent to immediately release from the Indemnity Escrow Account and deposit into the Payment Fund: (i) on the first anniversary of the Closing Date, the lesser of (A) $2,000,000 or (B) the Indemnity Escrow Amount as of such date minus the aggregate dollar amount of all Unresolved Indemnity Claims; and (ii) on the second anniversary of the Closing Date, the lesser of
(A) $2,000,000 or (B) the Indemnity Escrow Amount as of such date minus the aggregate dollar amount of all Unresolved Indemnity Claims, in each case, together with accrued interest and other income earned thereon.

          (b) On the last applicable Indemnity Cut-Off Date, Buyer and the Representative shall deliver a joint written notice instructing the Escrow Agent to release from the Indemnity Escrow Account and deposit into the Payment Fund the remaining balance of funds in the Indemnity Escrow Account; provided, however, that if, at 5:00 p.m. (New York City time) on the Business Day immediately preceding the last applicable Indemnity Cut-Off Date, any portion of the Indemnity Escrow Amount is subject to one or more pending indemnification claims that have been timely asserted in accordance with Article XI of the Merger Agreement and have not been paid in full or otherwise finally settled or adjudicated, or are subject to appeal or further proceedings, then an amount equal to such portion of the Indemnity Escrow Amount attributable to such claims (including accrued interest and other income earned on each such amount in the Indemnity Escrow Account from the Closing Date to the last applicable Indemnity Cut-Off Date) shall be retained in the Indemnity Escrow Account until Buyer and the Representative deliver a joint written notice notifying the Escrow Agent that such claims are paid in full or otherwise finally settled or adjudicated and no longer subject to appeal or further proceedings.

                                   ARTICLE IV

                                  ESCROW AGENT

     4.1 Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement, as it may be amended from time to time with the Escrow Agent's written consent as provided in Section 5.8 hereof. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instruction, other than those set forth in, or given pursuant to, this Agreement.

     4.2 Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely, and shall be protected in acting or refraining from acting, upon any document or instrument reasonably believed by it to be genuine and signed by Buyer and/or the Representative, as applicable, and the Escrow Agent shall be under no duty to inquire into or investigate the validity or accuracy of any such document. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

     4.3 Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct. In the administration of the Escrow Funds, the Escrow Agent shall be entitled to consult with counsel of its choosing (including internal counsel). The Escrow Agent shall not be liable for any act suffered or omitted by it in good faith in accordance with the advice or opinion of such counsel.

     4.4 Disputes. In the event that the Escrow Agent shall receive an Indemnity Claim Dispute Notice, the Escrow Agent shall not release any Escrow Funds with respect to any matter covered by such notice until there shall have been a final determination of the rights of the parties with respect to such matter, and then only in accordance with the terms of such final determination. In the event that the Escrow Agent shall otherwise be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of the parties with respect to the Escrow Funds (or relevant portion thereof). For purposes of this
Section 4.4, there shall be deemed to have been a final determination of the rights of the parties at such time as (i) any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or (ii) a settlement shall have been consummated, or Buyer and the Representative shall have arrived at a mutually binding agreement with respect to a claim thereunder, and the Escrow Agent shall have been notified thereof in a joint written direction from each of Buyer and the Representative.

     4.5 Resignation. The Escrow Agent may resign at any time and be discharged of the duties imposed hereunder (but without prejudice for any liability in the case of its bad faith, gross negligence or willful misconduct hereunder) by giving notice to the Representative and Buyer at least thirty (30) Business Days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

          (a) all funds then held by the Escrow Agent hereunder shall be delivered by it to such Person as may be designated in writing jointly by Buyer and the Representative, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

          (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

          (c) the Escrow Agent's sole responsibility thereafter shall be to keep all funds then held by it (and to make the investments as hereinbefore provided) and to deliver the same to the successor escrow agent designated jointly by Buyer and the Representative in writing or, if no such successor escrow agent shall have been so designated, in accordance with the directions of a final order or judgment of a court of competent jurisdiction and the provisions of Section 4.7 and Section 4.8 shall remain in effect.

     Upon their receipt of notice of resignation from the Escrow Agent, Buyer and the Representative shall use their reasonable best efforts jointly to designate a successor escrow agent. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as escrow agent.

     4.6 Removal of Escrow Agent. Buyer and the Representative may, upon at least thirty (30) Business Day's prior written notice to the Escrow Agent, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the balance of the Escrow Funds. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or willful misconduct hereunder.

     4.7 Compensation. On the Closing Date and annually thereafter, Buyer and the Representative shall each pay one-half of the Escrow Agent's $___________ annual fee (the "Annual Fee") in full satisfaction of its engagement fee and compensation, without pro-ration for partial years. All amounts payable by the Representative pursuant to this Section 4.7 shall be paid out of the Expense Account to be maintained by the Representative under the Merger Agreement.

     4.8 Indemnification. The Escrow Agent and its directors, officers, agents and employees (the "Indemnified Parties") shall be indemnified and held harmless by each of the Representative and Buyer, severally and not jointly (with each such indemnifying party liable up to a maximum of 50%), against any loss, liability, claim, damage, injury, demand or expense, including reasonable legal fees and expenses of in-house or outside counsel arising out of or in connection with the performance of the Escrow Agent's obligations hereunder or pursuant to any written instructions of Buyer or the Representative given to the Escrow Agent pursuant to this Agreement, including the costs and expenses incurred in connection with the collection of its fees and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss, liability, claim, damage, injury, demand or expense resulting from any of the Indemnified Parties' bad faith, gross negligence or willful misconduct; provided, however, that promptly after the receipt by any of the Indemnified Parties of notice of any claim or the commencement of any suit, action or proceeding, such Indemnified Party shall, if a claim of indemnification in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; and provided, further, however, that the indemnifying party or parties shall be entitled, at their own expense, to participate in or assume the defense of any such action, suit or proceeding. If the indemnifying party assumes control of such defense and the indemnifying party and any of the Indemnified Parties have a conflict of interest with respect to such suit, action or proceeding, such Indemnified Party shall be entitled to have separate legal representation in respect thereof and the reasonable fees and expenses of counsel to the Escrow Agent shall be considered "damages" for the purposes of this Section 4.8. The failure of any of the Indemnified Parties to provide written notification to an indemnifying party shall not affect the rights of any of the Indemnified Parties under this Section 4.8 except (and only to the extent that) the indemnifying party incurs additional expenses or the indemnifying party is actually prejudiced by reason of such failure to give timely notice. The right of any of the Indemnified Parties (or any successor escrow agent appointed hereunder) to indemnification under this Section 4.8 shall survive the termination of this Agreement or the earlier removal or resignation of the Escrow Agent or the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any of the Indemnified Parties be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Indemnified Party has been advised of the likelihood of such loss or damage and regardless of the form of action. All amounts payable by the Representative pursuant to this Section
4.8 shall be paid out of the Indemnity Escrow Fund pursuant to a joint instruction signed by the Representative and Buyer. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder and payable by the Representative.

     4.9 Merger. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the successor escrow agent under this Agreement without further action, and the provisions of this Agreement shall continue to apply to such successor escrow agent as if such successor escrow agent was an original party hereto.

                                    ARTICLE V

                                      TAXES

     5.1 The Escrow Agent shall timely report to the Buyer and the Representative the aggregate amount of income earned, interest received and gains recognized (collectively, the "Escrow Interest") from the investment of the Escrow Funds on which taxes imposed on any such income, interest or gains (such taxes, the "Escrow Taxes") are then due and payable and the Buyer shall report the amount of such Escrow Interest to the appropriate taxing authorities and shall pay the Escrow Taxes, in which event it may direct the Escrow Agent, by a reasonably detailed written notice to it with a copy to the Representative, to reimburse the Buyer in the amount of the Escrow Taxes out of the Escrow Interest. In the event any portion of an Escrow Fund is to be paid to the Buyer or deposited into the Payment Fund pursuant to Section 2.1, Section 3.1 or
Section 3.2, such amount shall be reduced (and the amount of such reduction shall be paid over to the Buyer, but only to the extent not reimbursed to it pursuant to the preceding sentence) by an amount equal to the product of (i) the Escrow Taxes that are then due and payable and that the Buyer estimates (in a reasonably detailed written notice to the Escrow Agent with a copy to the Representative) will be due and payable with respect to the taxable period in which such payment or deposit is made multiplied by (ii) a fraction, the numerator of which is the amount otherwise to be paid to the Buyer or deposited into the Payment Fund under this sentence, as the case may be, and the denominator of which is the applicable Escrow Fund. The amount determined pursuant to the preceding sentence shall be adjusted to the extent reasonably practical to account for any duplication in payment and any timing differences in payments into and disbursements from the Escrow Account. The provisions of this Section 5.1 shall be interpreted and applied in a manner that is consistent with the provisions of Section 3.4(a) of the Merger Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent in escrow in accordance with this Agreement.

     6.2 Notices. All notices and other communications hereunder shall be given in writing and shall be deemed given if delivered personally, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier (providing proof of delivery), by facsimile (which is confirmed), to the party to receive such notices or communications at the address set forth below (or such other address as shall from time to time be designated by such party to the other parties in accordance with this Section 6.2):

          If to Buyer and/or Merger Sub, to:

          Professional Communications Security & Imaging International Holdings
          BV
          Address: ______________________
          Attn: _________________________

          Facsimile: ____________________

          With a copy to:

          Robert Bosch GmbH
          Robert Bosch Platz 1
          70839 Gerlingen-Schillerhoehe
          Germany
          Attn: _________________________

          and

          Dorsey & Whitney LLP
          250 Park Avenue
          New York, New York 10177
          Attn: Brian E. McGunigle, Esq.
          Facsimile: (212) 953-7201

          If to the Representative, to:

          FS Private Investments III LLC
          c/o Jefferies Capital Partners
          520 Madison Avenue
          New York, New York 10022
          Attn: Stuart B. Katz
          Facsimile: (212) 284-1717

          With a copy to:

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane
          New York, New York 10038
          Attn: Melvin Epstein, Esq.
          Facsimile: (212) 806-7864

          If to the Escrow Agent, to:

          Address _______________________
          Attn: _________________________
          Facsimile: ____________________

     6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries of Buyer, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     6.4 GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT, AND THE RESPECTIVE RIGHTS, DUTIES AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     6.5 Jurisdiction; Waiver of Jury Trial.

          (a) Each of the parties hereto hereby agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be heard and determined in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of each such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

          (b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(b).

     6.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     6.7 Headings. The Section headings in this Agreement are for convenience only and do not constitute part of this Agreement.

     6.8 Amendment. This Agreement may be amended only by a writing signed by Buyer, the Escrow Agent and the Representative. The Escrow Agent shall not be required to enter into any amendment to this Agreement which affects its rights, duties or liabilities hereunder.

     6.9 Facsimile Signatures. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

     6.10 Third Party Beneficiaries. Except as expressly contemplated in Section
4.8 hereof, this Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto or thereto.

     6.11 Confirmation of Instructions. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for individuals authorized to give or confirm payment instructions may be changed only in a writing executed by the relevant party and actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer, Merger Sub or the Representative, as applicable, to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

     6.12 No Liability for Instructions. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

     6.13 Force Majeure. In the event that the Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, the Escrow Agent shall not be liable for damages to the other parties for any unforeseeable damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the Escrow Agent is able to perform substantially its duties.

     6.14 Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

     6.15 Entire Agreement. This Agreement, and with respect to Buyer, Merger Sub and the Representative, the Merger Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Funds, and, in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control.

                            [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        PROFESSIONAL COMMUNICATIONS SECURITY &
                                        IMAGING INTERNATIONAL HOLDINGS BV


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        [STHNL ACQUISITION CORP.]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        REPRESENTATIVE OF THE EQUITY HOLDERS:

                                        FS PRIVATE INVESTMENTS III LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ESCROW AGENT:

                                        [________________________________]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

                       [PAYMENT FUND ACCOUNT INFORMATION]

                                    EXHIBIT B

(Insert Date and Address)

Re: Determination Notice

Dear ____________:

This notice is being delivered in accordance with Section 2.1 of the Escrow Agreement dated as of ____________, 2006 (the "Agreement") by and among by and among Professional Communications Security & Imaging International --------- Holdings BV, [STHNL Acquisition Corp.] and ___________ and _____________.

We hereby inform you of the following:

          (a) that the Closing Date Net Working Capital, Closing Date Cash Amount, Closing Date Other Indebtedness and Closing Date Capital Expenditure Amount have been finally determined in accordance with Section 3.5(e) of the Merger Agreement;

          (b) the amount of Purchase Price Adjustment Escrow Amount (together with accrued interest and other income earned thereon from the Closing Date to the date of this payment), if any, to be paid by the Escrow Agent to Buyer is $ (insert amount). Payment should be remitted using the following wire transfer instructions:

     ABA: ______________________________

     Name of Bank ______________________

     Account Name ______________________

     Account Number: ___________________

          (c) that the balance, if any, of remaining Purchase Price Adjustment Escrow Funds shall be deposited by the Escrow Agent into the Payment Fund by wire transfer of immediately available funds to the account indicated on Exhibit A to the Agreement.

                                        Sincerely,

                                        PROFESSIONAL COMMUNICATIONS SECURITY &
                                        IMAGING INTERNATIONAL HOLDINGS BV


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        [STHNL ACQUISITION CORP.]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        REPRESENTATIVE OF THE EQUITY HOLDERS:


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT C

(Insert Date and Addresses)

Re: Indemnity Claim Notice

Dear Sir/Madam:

This notice is being delivered in accordance with Section 3.1 of the Escrow Agreement dated as of ___________, 2006 (the "Agreement") by and among by and among Professional Communications Security & Imaging International Holdings BV, [STHNL Acquisition Corp.] and ___________ and _____________.

We hereby inform you of a claim for which an Indemnified Party is entitled to indemnification pursuant to Article XI of the Merger Agreement. The details are as follows:

          (a) the name of the [_____] Indemnified Party(ies) making such claim is (insert name);

          (b) the description of the claim and the basis for such claim is as follows:

          (c) the total amount of such claim (or a good faith estimate of the amount of such claim, if such claim is not at that time liquidated) is (insert dollar amount).

                                        Sincerely,


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   SCHEDULE 1

                     Telephone Number(s) for Call-Backs and
       Person(s) Designated to Give or Confirm Funds Transfer Instructions

If to Buyer, to:

Name   Telephone Number Signature Specimen
----   -----------------------------------


If to the Representative, to:

Name   Telephone Number Signature Specimen
----   -----------------------------------


Telephone call backs shall be made to both the Buyer and Representative if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

Periodically, the parties may issue payment orders to the Escrow Agent to transfer funds by federal funds wire. The Escrow Agent will review the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with the incumbency list previously supplied to the Escrow Agent. Bank policy requires that, where practicable, the Escrow Agent undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

Inasmuch as the Person(s) designated on this schedule are the only employees in such Person's office who can confirm wire transfers, the Escrow Agent will call such Person to confirm any federal funds wire transfer payment order purportedly issued by such Person. A party's continued issuance of payment orders to the Escrow Agent and confirmation in accordance with this procedure will constitute such party's agreement (1) to the callback security procedure outlined in the Agreement and (2) that the security procedure outlined therein constitutes a commercially reasonable method of verifying the authenticity of payment orders. Moreover, each party agrees to accept any risk associated with a deviation from this bank policy.

                                                                       EXHIBIT D

                     FORM OF ENVIRONMENTAL ESCROW AGREEMENT

     THIS AGREEMENT is entered into as of _______, 2006 (the "Closing Date"), by and among Professional Communications Security & Imaging International Holdings BV, a corporation organized under the laws of the Netherlands ("Buyer"), [STHNL Acquisition Corp.], a Delaware corporation ("Merger Sub") and FS Private Investments III LLC, a Delaware limited liability company (the "Representative"), as the representative on behalf of the Equity Holders, and ______________, as escrow agent (the "Escrow Agent").

     Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Agreement and Plan of Merger (the "Merger Agreement") dated as of _______, 2006 by and among Buyer, Merger Sub, Telex Communications Holdings, a Delaware corporation (the "Company") and the Representative on behalf of the Equity Holders.

                                   WITNESSETH:

     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation; and

     WHEREAS, the Merger Agreement provides that, at the Closing, Buyer or Merger Sub shall deposit or cause to be deposited with the Escrow Agent $5,000,000 (such amount, as it may be adjusted in accordance with this Agreement and the Merger Agreement, the "Environmental Escrow Amount", and together with any interest and other income earned thereon (it being understood that such interest or other income shall not constitute part of the Environmental Escrow Amount), the "Environmental Escrow Funds"), for costs and expenses relating to the Environmental Work to be performed pursuant to Section 6.2 of the Merger Agreement; and

     WHEREAS, the Environmental Escrow Funds are to be held and disposed of by the Escrow Agent as provided herein; and

     WHEREAS, the Equity Holders have appointed the Representative to act as their representative under this Agreement and to exercise all rights, powers and privileges thereof contemplated herein on behalf of the Equity Holders; and

     WHEREAS, Buyer and the Representative wish to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to do so upon the terms and conditions hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

             APPOINTMENT OF ESCROW AGENT; DEPOSIT AND INVESTMENT OF
                        ENVIRONMENTAL ESCROW FUNDS; ETC.

     1.1 Appointment of the Escrow Agent. Buyer and the Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Environmental Escrow Funds upon the terms and conditions set forth below.

     1.2 Deposit of Environmental Escrow Amounts. At the Closing, Buyer or Merger Sub shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer of immediately available funds the Environmental Escrow Amount to a separate account to be designated by the Escrow Agent (the "Environmental Escrow Account"). All amounts deposited into the Environmental Escrow Account shall be evidenced by a receipt therefor to be issued by the Escrow Agent. The Environmental Escrow Account shall be maintained by, and shall be under the exclusive dominion and control of, the Escrow Agent and the Environmental Escrow Funds shall be disbursed by the Escrow Agent only in accordance with the provisions of this Agreement.

     1.3 Investment of Environmental Escrow Funds. The Environmental Escrow Account shall be segregated by the Escrow Agent and the Environmental Escrow Funds therein shall be invested in ___________. All interest and other income earned on the Environmental Escrow Account shall be added to, and become part of, the Environmental Escrow Account (but not part of the Environmental Escrow Amount), and the distribution thereof shall be subject to the terms of this Agreement. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

     1.4 Instructions. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Environmental Escrow Funds or any earnings thereon.

     1.5 Obligations. The Environmental Escrow Amount shall be paid and disbursed in accordance with this Agreement solely to Buyer with respect to costs and expenses related to Environmental Work to be performed pursuant to
Section 6.2 of the Merger Agreement, and if any portion of the Environmental Escrow Fund remains in the Environmental Escrow Account on the third anniversary of the Closing Date, such remaining amount shall be disbursed to the Representative in accordance with the instructions of the Representative pursuant to Section 2.2 hereof.

     1.6 Distribution Instructions. Distributions from the Environmental Escrow Account to Buyer in accordance with this Agreement shall be made by the Escrow Agent to an account designated in writing by Buyer. Distributions from the Environmental Escrow Account to the Representative, if any, in accordance with this Agreement, shall be made by the Escrow Agent to the Payment Fund.

     1.7 Tax Reporting and Distributions. For federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, the parties shall submit any required reports or returns prepared on the basis that Buyer is the owner of the Environmental Escrow Funds and Buyer shall furnish any required tax forms consistent with the foregoing. The Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of distribution and, in each case, in accordance with the first sentence in this Section 1.7.

     1.8 Accounting. The Escrow Agent shall provide a written account to Buyer and the Representative at the end of each month of the relevant calendar year listing all transactions with respect to the Environmental Escrow Account during the immediately preceding month.

                                   ARTICLE II

                  DISPOSITION OF THE ENVIRONMENTAL ESCROW FUNDS

     2.1 Claims for Environmental Escrow Funds.

          (a) At any time during the term of this Agreement, Buyer and the Representative may deliver a joint written notice substantially in the form of Exhibit A to the Escrow Agent instructing the Escrow Agent to release from the Environmental Escrow Account the payments with respect to any Environmental Work completed in accordance with Section 6.2 of the Merger Agreement ("Joint Notice"). Except as may otherwise be provided in this Agreement or in the Merger Agreement, within three (3) Business Days after the delivery by Buyer and the Representative to the Escrow Agent of a Joint Notice, the Escrow Agent shall release to Buyer the amount of Environmental Escrow Amount set forth in such notice to (together with accrued interest and other income earned thereon from the Closing Date to the applicable payment date).

          (b) At any time prior to 5:00 p.m. (New York City time) on the third anniversary of the Closing Date, Buyer may give the Escrow Agent and the Representative written notice in substantially the form of Exhibit ___ (a "Funds Disbursement Notice") requesting the Escrow Agent to disburse funds for the performance of Environmental Work (including Environmental Work which is required under Schedule 6.2 but which will occur and/or be completed after the third anniversary of the Closing Date; provided, however, that no funds will be disbursed for matters which Mark IV has, as of the date of disbursement of the funds, continued to honor and perform the indemnity obligations set forth in
Schedule 6.2) pursuant to the Merger Agreement. If the Representative does not give the Escrow Agent and Buyer a written notice of disagreement (a "Disbursement Dispute Notice") with any matter or amount set forth in the Funds Disbursement Notice within thirty (30) Business Days of the date of the Funds Disbursement Notice, then the Escrow Agent shall, within ten (10) Business Days following the thirtieth (30th) Business Day after the date of the Funds Disbursement Notice, release to Buyer the amount of the Environmental Escrow Amount set forth in the Funds Disbursement Notice. If the Representative shall give a Disbursement Dispute Notice to the Escrow Agent and Buyer within such thirty (30) Business Day period, the provisions of Section 3.4 shall apply with respect to the amount set forth therein. A funds disbursement request as to which a Disbursement Dispute Notice has been given and which has not been resolved pursuant to Section 3.4 of this Agreement is referred to hereinafter as an "Unresolved Disbursement Claim".

          (c) Notwithstanding anything herein to the contrary, the amount of any disbursement hereunder (i) shall be net of Tax Benefits (as defined in the Merger Agreement) and (ii) to the extent that it relates to remediation costs to be incurred over a period in excess of one year, shall be discounted to present value using customary financial practices and a discount rate equal to 8.5%.

     2.2 Partial Release of Environmental Escrow Funds. Buyer and the Representative shall deliver a joint written notice instructing the Escrow Agent to immediately release from the Environmental Escrow Account and deposit into the Payment Fund on the second anniversary of the Closing Date the lesser of:
(i) $2,000,000 or (ii) $5,000,000 minus the aggregate dollar amount of all Unresolved Disbursement Claims. Within three (3) Business Days after the third anniversary of the Closing Date, the Escrow Agent shall release such portion of the Environmental Escrow Amount as may be remaining in the Environmental Escrow Account as of such date (other than an amount equal to the aggregate dollar amount of all Unresolved Disbursement Claims), and shall pay such amount to the Representative in the manner directed by the Representative, together with accrued interest and other income earned thereon from the Closing Date to the applicable payment date. In the event that there are Unresolved Disbursement Claims remaining at the third anniversary of the Closing Date, the parties shall proceed to resolve such claims pursuant to the dispute resolution mechanism in
Section 3.4 hereof within 30 days of the third anniversary date and payment or retention of funds related to such resolved claims shall be made in accordance with this Agreement.

                                   ARTICLE III

                                  ESCROW AGENT

     3.1 Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement, as it may be amended from time to time with the Escrow Agent's written consent as provided in Section 4.8 hereof. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement (including the Merger Agreement) or instruction, other than those set forth in, or given pursuant to, this Agreement.

     3.2 Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely, and shall be protected in acting or refraining from acting, upon any document or instrument reasonably believed by it to be genuine and signed by Buyer and/or the Representative, as applicable, and the Escrow Agent shall be under no duty to inquire into or investigate the validity or accuracy of any such document. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

     3.3 Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct. In the administration of the Environmental Escrow Funds, the Escrow Agent shall be entitled to consult with counsel of its choosing (including internal counsel). The Escrow Agent shall not be liable for any act suffered or omitted by it in good faith in accordance with the advice or opinion of such counsel.

     3.4 Disputes. In the event that the Escrow Agent shall receive a Disbursement Dispute Notice, the Escrow Agent shall not release any Environmental Escrow Funds with respect to any matter covered by such notice until there shall have been a final determination of the rights of the parties with respect to such matter, and then only in accordance with the terms of such final determination. In the event that the Escrow Agent shall be otherwise uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of the parties with respect to the Escrow Funds (or relevant portion thereof). For purposes of this Section 3.4, there shall be deemed to have been a final determination of the rights of the parties at such time as (i) an agreement shall have been reached between the Buyer and the Representative regarding the amount to be disbursed pursuant to that particular Funds Disbursement Notice; or (ii) in the event that the Buyer and the Representative are not able to reach an agreement, then the respective parties' environmental consultants shall meet to attempt to reach agreement, or (iii) failing that, the environmental consultants shall jointly select a third environmental consultant who shall review the available information and make a final determination as to the reasonable costs which shall be reflected as the disbursement and the Escrow Agent shall have been notified thereof in a joint written direction from each of Buyer and the Representative. Buyer and Representative agree to proceed diligently upon notice by one party to the other that the dispute resolution mechanism in this Section 3.4 are to be implemented.

     3.5 Resignation. The Escrow Agent may resign at any time and be discharged of the duties imposed hereunder (but without prejudice for any liability in the case of its bad faith, gross negligence or willful misconduct hereunder) by giving notice to Buyer and the Representative at least thirty (30) Business Days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

          (a) all funds then held by the Escrow Agent hereunder shall be delivered by it to such Person as may be designated in writing by Buyer and the Representative, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

          (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

          (c) the Escrow Agent's sole responsibility thereafter shall be to keep all funds then held by it (and to make the investments as hereinbefore provided) and to deliver the same to the successor escrow agent designated jointly by Buyer and the Representative in writing or, if no such successor escrow agent shall have been so designated, in accordance with the directions of a final order or judgment of a court of competent jurisdiction and the provisions of Section 3.7 and Section 3.8 shall remain in effect.

     Upon their receipt of notice of resignation from the Escrow Agent, Buyer and the Representative shall use their reasonable best efforts jointly to designate a successor escrow agent. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as escrow agent.

     3.6 Removal of Escrow Agent. Buyer and the Representative may, upon at least thirty (30) Business Day's prior written notice to the Escrow Agent, jointly dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the balance of the Environmental Escrow Funds. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or willful misconduct hereunder.

     3.7 Compensation. On the Closing Date and annually thereafter, Buyer and the Representative shall each pay one-half of the Escrow Agent's $_______ annual fee (the "Annual Fee") in full satisfaction of its engagement fee and compensation, without pro-ration for partial years. All amounts payable by the Representative pursuant to this Section 3.7 shall be paid out of the Expense Account to be maintained by the Representative under the Merger Agreement.

     3.8 Indemnification. The Escrow Agent and its directors, officers, agents and employees (the "Indemnified Parties") shall be indemnified and held harmless by each of Buyer and the Representative, severally and not jointly (with each such indemnifying party liable up to a maximum of 50%), against any loss, liability, claim, damage, injury, demand or expense, including reasonable legal fees and expenses of in-house or outside counsel arising out of or in connection with the performance of the Escrow Agent's obligations hereunder or pursuant to any written instructions of Buyer or the Representative given to the Escrow Agent pursuant to this Agreement, including the costs and expenses incurred in connection with the collection of its fees and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss, liability, claim, damage, injury, demand or expense resulting from any of the Indemnified Parties' bad faith, gross negligence or willful misconduct; provided, however, that promptly after the receipt by any of the Indemnified Parties of notice of any claim or the commencement of any suit, action or proceeding, such Indemnified Party shall, if a claim of indemnification in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; and provided, further, however, that the indemnifying party or parties shall be entitled, at their own expense, to participate in or assume the defense of any such action, suit or proceeding. If the indemnifying party assumes control of such defense and the indemnifying party and any of the Indemnified Parties have a conflict of interest with respect to such suit, action or proceeding, such Indemnified Party shall be entitled to have separate legal representation in respect thereof and the reasonable fees and expenses of counsel to the Escrow Agent shall be considered "damages" for the purposes of this Section 3.8. The failure of any of the Indemnified Parties to provide written notification to an indemnifying party shall not affect the rights of any of the Indemnified Parties under this Section
3.8 except (and only to the extent that) the indemnifying party incurs additional expenses or the indemnifying party is actually prejudiced by reason of such failure to give timely notice. The right of any of the Indemnified Parties (or any successor escrow agent appointed hereunder) to indemnification under this Section 3.8 shall survive the termination of this Agreement or the earlier removal or resignation of the Escrow Agent or the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall any of the Indemnified Parties be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Indemnified Party has been advised of the likelihood of such loss or damage and regardless of the form of action. All amounts payable by the Representative pursuant to this Section
3.8 shall be paid out of the Environmental Escrow Fund pursuant to a joint instruction signed by the Representative and the Buyer. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Environmental Escrow Fund for the payment of any claim of indemnification, compensation, expenses and amounts due hereunder and payable by the Representative.

     3.9 Merger. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the successor escrow agent under this Agreement without further action, and the provisions of this Agreement shall continue to apply to such successor escrow agent as if such successor escrow agent was an original party hereto.

                                   ARTICLE IV

                                      TAXES

     4.1 The Escrow Agent shall timely report to the Buyer and the Representative the aggregate amount of income earned, interest received and gains recognized (collectively, the "Escrow Interest") from the investment of the Escrow Funds on which taxes imposed on any such income, interest or gains (such taxes, the "Escrow Taxes") are then due and payable and the Buyer shall report the amount of such Escrow Interest to the appropriate taxing authorities and shall pay the Escrow Taxes, in which event it may direct the Escrow Agent, by a reasonably detailed written notice to it with a copy to the Representative, to reimburse the Buyer in the amount of the Escrow Taxes out of the Escrow Interest. In the event any portion of the Environmental Escrow Fund is to be paid to Buyer or deposited into the Payment Fund pursuant to Section 2.2, such amount shall be reduced (and the amount of such reduction shall be paid over to the Buyer, but only to the extent not reimbursed to it pursuant to the preceding sentence) by an amount equal to the product of (i) the Escrow Taxes that are then due and payable and that the Buyer estimates (in a reasonably detailed written notice to the Escrow Agent with a copy to the Representative) will be due and payable with respect to the taxable period in which such payment or deposit is made multiplied by (ii) a fraction, the numerator of which is the amount otherwise to be paid to the Buyer or deposited into the Payment Fund under this sentence, as the case may be, and the denominator of which is the Environmental Escrow Fund. The amount determined pursuant to the preceding sentence shall be adjusted to the extent reasonably practical to account for any duplication in payment and any timing differences in payments into and disbursements from the Environmental Escrow Account. The provisions of this
Section 4.1 shall be interpreted and applied in a manner that is consistent with the provisions of Section 3.4(a) of the Merger Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

     5.1 Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent in the Environmental Escrow Account in accordance with this Agreement.

     5.2 Notices. All notices and other communications hereunder shall be given in writing and shall be deemed given if delivered personally, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier (providing proof of delivery), by facsimile (which is confirmed), to the party to receive such notices or communications at the address set forth below (or such other address as shall from time to time be designated by such party to the other parties in accordance with this Section 5.2):

     If to Buyer and/or Merger Sub, to:

     Professional Communications Security & Imaging International Holdings BV
     Address: ____________________
     Attn: _______________________
     Facsimile:___________________

     With a copy to:

     Robert Bosch GmbH
     Robert Bosch Platz 1
     70839 Gerlingen-Schillerhoehe
     Germany
     Attn: _______________________

     and

     Dorsey & Whitney LLP
     250 Park Avenue
     New York, New York 10177
     Attn: Brian E. McGunigle, Esq.
     Facsimile: (212) 953-7201

     If to the Representative, to:

     FS Private Investments III LLC
     c/o Jefferies Capital Partners
     520 Madison Avenue
     New York, New York 10022

     Attn: Stuart B. Katz
     Facsimile: (212) 284-1717

     With a copy to:

     Stroock & Stroock & Lavan LLP
     180 Maiden Lane
     New York, New York 10038

     Attn: Melvin Epstein, Esq.
     Facsimile: (212) 806-7864

     If to the Escrow Agent, to:

     Address _____________________
     Attn: _______________________
     Facsimile: __________________

     5.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Subsidiaries of Buyer, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     5.4 GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT, AND THE RESPECTIVE RIGHTS, DUTIES AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

     5.5 Jurisdiction; Waiver of Jury Trial.

          (a) Each of the parties hereto hereby agrees that all actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be heard and determined in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of each such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

          (b) EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF AGREEMENTS DELIVERED IN

CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5(b).

     5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     5.7 Headings. The Section headings in this Agreement are for convenience only and do not constitute part of this Agreement.

     5.8 Amendment. This Agreement may be amended only by a writing signed by each of the parties hereto. The Escrow Agent shall not be required to enter into any amendment to this Agreement which affects its rights, duties or liabilities hereunder.

     5.9 Facsimile Signatures. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

     5.10 Third Party Beneficiaries. Except as expressly contemplated by Section
3.8 hereof, this Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto or thereto.

     5.11 Confirmation of Instructions. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for individuals authorized to give or confirm funds transfer instructions may be changed only in a writing executed by the relevant party and actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or the Representative, as applicable, to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

     5.12 No Liability for Instructions. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

     5.13 Force Majeure. In the event that the Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, the Escrow Agent shall not be liable for damages to the other parties for any unforeseeable damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the Escrow Agent is able to perform substantially its duties.

     5.14 Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

     5.15 Entire Agreement. This Agreement, and with respect to Buyer, Merger Sub and the Representative, the Merger Agreement, embody the entire agreement and understanding of the parties concerning the Environmental Escrow Funds, and, in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control.

                            [Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        PROFESSIONAL COMMUNICATIONS SECURITY &
                                        IMAGING INTERNATIONAL HOLDINGS BV


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        STHNL ACQUISITION CORP.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        REPRESENTATIVE OF THE EQUITY HOLDERS:

                                        FS PRIVATE INVESTMENTS III LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ESCROW AGENT:

                                        [______________________________________]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   SCHEDULE 1

                     Telephone Number(s) for Call-Backs and
       Person(s) Designated to Give or Confirm Funds Transfer Instructions

If to Buyer and/or Merger Sub, to:

Name                             Telephone Number Signature Specimen

If to Representative to:

Name                             Telephone Number Signature Specimen

                                 Telephone call backs shall be made to both the Buyer and the Representative if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

                                 Periodically, the parties may issue payment orders to the Escrow Agent to transfer funds by federal funds wire. The Escrow Agent will review the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with the incumbency list previously supplied to the Escrow Agent. Bank policy requires that, where practicable, the Escrow Agent undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

                                 Inasmuch as the Person(s) designated on this schedule are the only employee in such Person's office who can confirm wire transfers, the Escrow Agent will call such Person to confirm any federal funds wire transfer payment order purportedly issued by such Person. A party's continued


                                      E2-1
                                 issuance of payment orders to the Escrow Agent and confirmation in accordance with this procedure will constitute such party's agreement (1) to the callback security procedure outlined in the Agreement and (2) that the security procedure outlined therein constitutes a commercially reasonable method of verifying the authenticity of payment orders. Moreover, each party agrees to accept any risk associated with a deviation from this bank policy.


                                      E2-2

                                    EXHIBIT A

(insert Date and Address)

Re: Approval of Funds Requisition Notice

Dear __________,

This notice is being delivered in accordance with Section 2.1 of the Environmental Escrow Agreement dated __________, 2006 by and among Professional Communications Security & Imaging International Holdings BV, [STHNL Acquisition Corp.] and ___________ and _____________.

The Representative hereby approves of the payments described in the Funds Requisition Notice, dated (insert date) with respect to Environmental Work to be completed in accordance with Section 6.2 of the Merger Agreement.

The Escrow Agent is hereby directed to remit $ (insert amount) to Buyer using the following wire payment instructions:

     ABA: ______________________________
     Name of Bank: _____________________
     Account Number: ___________________
     Account Name: _____________________
     Ref: ______________________________

The Escrow Agent is hereby instructed to remit such amount within three Business Days after receipt of this notice.

                                        Sincerely,

                                        PROFESSIONAL COMMUNICATIONS
                                        SECURITY & IMAGING INTERNATIONAL
                                        HOLDINGS BV


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        [STHNL ACQUISITION CORP.]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        REPRESENTATIVE OF THE EQUITY HOLDERS:

                                        [______________________________________]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                       A-2